As filed with the Securities and Exchange Commission on January 3, 2007

Registration No. 333-139215

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

City National Corporation

(Exact name of registrant as specified in its charter)

Delaware	6021	95-2568550
(State or other	(Primary Standard Industrial	(I.R.S. Employer
jurisdiction of incorporation)	Classification Code Number)	Identification Number)
City National Center 400 North Roxbury Drive Beverly Hills, California 90210 (310) 888-6000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Michael B. Cahill, Executive Vice President, General Counsel and Secretary City National Corporation 400 North Roxbury Drive Beverly Hills, California 90210 (310) 888-6000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
With copies to:
John M. Welch, Esq. Christopher J. Miner, Esq. Squire, Sanders & Dempsey L.L.P. 40 N. Central Ave., Suite 2700 Phoenix, Arizona 85004 (602) 528-4000	Edward D. Herlihy, Esq. Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of the proposed sale of the securities to the public:   As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 3, 2007

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder,

On October 31, 2006, Business Bank Corporation entered into an agreement and plan of merger with City National Corporation pursuant to which Business Bank will merge with and into City National, with City National as the surviving corporation in the merger. You are cordially invited to attend a special meeting of the stockholders of Business Bank on [date] at [  ] a.m., local time, at [location], [address], Las Vegas, Nevada  [zip code] to vote on approval of the merger. We are sending you this proxy statement/prospectus to ask you to vote on the approval of the merger at the special meeting.

If the merger is completed, Business Bank stockholders may elect to receive cash, City National common stock or a combination of cash and common stock in exchange for their shares of Business Bank common stock, subject to certain limitations described in this document. Shares that are converted into cash will receive $66.50 per share in cash, without interest. Shares that are converted into City National common stock will receive a fraction of a City National share that will vary based on the average closing sale prices of City National common stock on the New York Stock Exchange for the ten trading days immediately preceding the completion of the merger as follows:

Average City National Trading Price	Exchange Ratio
More than $74.25	$71.04 divided by the average City National trading price
More than $69.50, but not more than $74.25	0.9568
More than $67.50, but not more than $69.50 per share	$66.50 divided by the average City National trading price
$60.75 or more, but not more than $67.50	0.9852
Less than $60.75	$59.85 divided by the average City National trading price

The following table shows the closing sale prices of City National common stock as reported on the New York Stock Exchange and of Business Bank common stock as reported on the Over-the-Counter Bulletin Board on October 31, 2006, the last trading day before we announced the merger, and on [  ], the last practicable trading day before the distribution of this document. This table also shows the implied value of the consideration proposed for each share of Business Bank common stock receiving City National common stock in the merger, which was calculated by multiplying the closing price of City National common stock on those dates by 0.9852, the exchange ratio that would result if the applicable average City National trading price were equal to the City National closing prices on such dates. The value of the cash component of the merger consideration is fixed at $66.50 per Business Bank share.

	City National Common Stock		Business Bank Common Stock		Implied Value of Stock Consideration
At 10/31/06		$66.56		$58.00		$65.57
At [ ]	$	[ ]	$	[ ]	$	[ ]

The market prices of both City National common stock and Business Bank common stock will fluctuate before the merger. You should obtain current stock price quotations for City National common stock and Business Bank common stock. City National common stock is quoted on the NYSE under the symbol “CYN.”  Business Bank common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “BBNV.”

We expect that the merger will generally be tax-free to you as to shares of City National common stock you receive in the merger and generally taxable to you as to the cash you receive.

We cannot complete the merger unless Business Bank’s common stockholders approve it. In order for the merger to be approved, the holders of at least a majority of Business Bank’s outstanding shares must vote in favor of the merger. The members of the board of directors of Business Bank, who in the aggregate have the power to vote approximately [  ]% of the outstanding shares of Business Bank common stock, have each executed voting agreements with City National pursuant to which they have agreed to vote their shares of Business Bank common stock in favor of the merger and against any competing business combination transaction. Regardless of whether you plan to attend the special stockholders’ meeting, please take the time to vote your shares in accordance with the instructions contained in this document. Failing to vote will have the same effect as voting against the merger. The Business Bank board of directors recommends that Business Bank stockholders vote “FOR” approval of the merger.

This document describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including the “Risk Factors” section beginning on page 18 for a discussion of the risks relating to the proposed merger. You also can obtain information about City National Corporation from documents that it has filed with the Securities and Exchange Commission.

John Guedry
President and Chief Executive Officer
Business Bank Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the City National common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this document is [  ], and it is first being mailed or otherwise delivered to Business Bank stockholders on or about [  ].

BUSINESS BANK CORPORATION
6085 W. Twain Ave.
Las Vegas, NV 89103

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Business Bank Corporation will hold a special meeting of stockholders at [location], [address], Las Vegas, Nevada [zip code] at [   ], local time on [   ], 2007 to consider and vote upon the following proposals:

•       To approve the merger of Business Bank Corporation with and into City National Corporation, on the terms set forth in the Agreement and Plan of Merger, dated as of October 31, 2006, by and between City National and Business Bank, as it may be amended from time to time; and

•       To approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger.

The Business Bank board of directors has fixed the close of business on [   ], 2006 as the record date for the special meeting. Only Business Bank stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.

In order for the merger to be approved, the holders of at least a majority of the outstanding Business Bank common stock outstanding and entitled to vote thereon must vote in favor of approval of the merger.

Regardless of whether you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Business Bank common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

Business Bank stockholders who do not vote in favor of approving the merger agreement and who otherwise comply with the requirements of Nevada law will be entitled to appraisal rights. A summary of the applicable Nevada law provision, including the requirements a Business Bank stockholder must follow in order to exercise his or her appraisal rights, is contained in the accompanying proxy statement/prospectus. A copy of the Nevada law provision relating to appraisal rights is attached as Annex C to the proxy statement/prospectus.

The Business Bank board of directors has approved the merger and the merger agreement and recommends that Business Bank stockholders vote “FOR” approval of the merger.

BY ORDER OF THE BOARD OF DIRECTORS,
Larry L. Charlton, Secretary
[ ], 2006

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

REFERENCES TO ADDITIONAL INFORMATION

This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of Business Bank to Business Bank stockholders with respect to the solicitation of proxies for the special meeting described within and a prospectus of City National for the shares of City National common stock that City National will issue to Business Bank stockholders in the merger. This document incorporates important business and financial information about City National from documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this document. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 72.  You can also obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from City National Corporation at the following address:

City National Corporation
400 North Roxbury Drive
Beverly Hills, California 90210
Attention: Investor Relations
(213) 673-7615

You will not be charged for any of these documents that you request. Business Bank stockholders requesting documents should do so by [   ] in order to receive them before the special meeting.

See “Where You Can Find More Information” on page 72.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this document. They do not contain all of the information that may be important to you. You should read carefully the entire document and the additional documents incorporated by reference into this document to fully understand the voting procedures for the special meeting.

Q:             What is the proposed transaction for which I am being asked to vote?

A:             You are being asked to vote to adopt an Agreement and Plan of Merger, dated as of October 31, 2006, by and between City National Corporation and Business Bank Corporation. Subject to the terms and conditions of the merger agreement, Business Bank would merge with and into City National, with City National as the surviving corporation in the merger.

Q:             When and where is the special meeting?

A:             The special meeting is scheduled to take place at [location], [address], Las Vegas, Nevada [zip code] at [  ], local time on [  ], 2007.

Q:             What do I need to do now?

A:             After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares promptly. If you hold stock in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:             What vote is required to approve the merger agreement?

A:             The merger agreement must be approved by the holders of a majority of the outstanding shares of Business Bank common stock entitled to vote at the special meeting. The Business Bank board of directors recommends that you vote “FOR” approval of the merger. The members of the board of directors of Business Bank, who in the aggregate have the power to vote approximately [  ]% of the outstanding shares of Business Bank common stock, have each executed voting agreements with City National pursuant to which they have agreed to vote their shares of Business Bank common stock in favor of the merger and against any competing business combination transaction.

Q:             If my shares of common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:             No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:             What if I fail to instruct my broker?

A:             If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal being presented at the special meeting. Because the approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Business Bank common stock, a failure to provide your broker instructions will have the same effect as a vote against the merger.

Q:             Can I attend the special meeting and vote my shares in person?

A:             Yes. All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Business Bank common stock can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:             Can I change my vote?

A:             Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Business Bank, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The Business Bank Secretary’s mailing address is 6085 W. Twain Avenue, Las Vegas, Nevada 89103.

Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy but the mere presence (without notifying the Secretary of Business Bank) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:             Should I send in my stock certificates with my proxy card?

A:             No. Please DO NOT send your stock certificates with your proxy card. Rather, prior to the election deadline described in this proxy statement/prospectus, you should send your Business Bank common stock certificates to the exchange agent, together with a completed, signed election form that will be provided to you, or, if your shares are held in “street name,” according to your broker’s instructions. If you do not wish to make an election, you will receive separate instructions for submitting your Business Bank common stock certificates in exchange for the merger consideration following completion of the merger.

Q:             What will Business Bank stockholders receive for their stock in the merger?

A:             For each share of Business Bank common stock that you own, you may request to receive:

(1)         $66.50 in cash; or

(2)         A fraction of a City National share equal to the “exchange ratio”. The exchange ratio will vary based on the average closing sale prices of City National common stock on the New York Stock Exchange for the ten trading days immediately preceding the completion of the merger as follows:

Average City National Trading Price	Exchange Ratio
More than $74.25	$71.04 divided by the average City National trading price
More than $69.50, but not more than $74.25	0.9568
More than $67.50, but not more than $69.50 per share	$66.50 divided by the average City National trading price
$60.75 or more, but not more than $67.50	0.9852
Less than $60.75	$59.85 divided by the average City National trading price

Thus, by way of example only, if the average closing sale prices of City National common stock on the New York Stock Exchange for the ten trading days immediately preceding the completion of the merger were $70.00 per share, the exchange ratio would be 0.9568. Under that example, if you owned 10,000 shares of Business Bank common stock that were converted into the stock consideration, you would receive 9,568 shares of City National common stock in the merger.

If you are a stockholder of record of Business Bank common stock you may make different elections with respect to different shares. For example, if you are the record holder of 10,000 shares of Business Bank common stock, you may elect to have 3,000 of those shares converted into the cash consideration and 7,000 of those shares converted into the City National common stock consideration, subject to potential adjustment as described below. If you hold your stock in “street name” through a bank or broker, your election procedures may be subject to further limitations imposed by your bank or broker.

You will not receive the merger consideration if you properly perfect your appraisal rights under Nevada law.

Q:             Am I certain to receive the form of merger consideration that I elect?

A:             No. The merger agreement provides that one-half of the total Business Bank shares outstanding immediately prior to completion of the merger will be converted into cash and one-half of the total Business Bank shares outstanding immediately prior to completion of the merger will be converted into City National common stock. As a result, if more stockholders elect to receive either form of consideration than is available under the merger agreement, stockholders electing the over-subscribed form of consideration will have their elections proportionately reduced and will receive a portion of their consideration in the other form of consideration, despite their election. This mechanism is more fully described in this proxy statement/prospectus under the caption “The Merger Agreement—Merger Consideration” beginning on page 40.

Q:             What do I need to do to receive the merger consideration?

A:             You will need to sign, date and complete the election form and transmittal materials that will be separately provided to you and submit them to the exchange agent, Continental Stock Transfer & Trust Company, at the address given in the materials, together with the certificates representing your shares of Business Bank common stock prior to the election deadline. The election deadline will be thirty days prior to the date that the parties anticipate completing the merger, and will be separately announced at least five business days, and not more than fifteen business days, prior to the deadline. If you do not submit an election prior to the election deadline, you will be allocated City National common stock and/or cash pursuant to the procedures described under “The Merger Agreement—Merger Consideration” beginning on page 40. If your shares are held in “street name” you will have to follow your broker’s instructions to make an election. If you do not make an election, you will receive separate instructions for submitting your Business Bank common stock certificates in exchange for the merger consideration following completion of the merger.

Q:             What must I do if I want to seek appraisal rights because I do not want to receive the merger consideration?

A:             Under Nevada law, you will have appraisal rights as a result of the proposed merger. If you wish to dissent from the merger and seek an appraisal of the value of your Business Bank shares you must follow the procedures established under Nevada law, including:

•       Delivery of notice of demand for appraisal prior to the special stockholder meeting,

•       Not voting in favor of the merger, and

•       Continuing to hold your shares of Business Bank stock through completion of the merger.

These procedures are described in Appendix C of this document and are summarized on pages 57-58. Failure to follow the applicable procedures will result in the loss of appraisal rights.

Q:             Can I change my election after I submit my certificates?

A:             Yes, you can revoke your election and submit new election materials prior to the election deadline. You may do so by submitting a written notice to the exchange agent that is received prior to the election deadline. The revocation must specify the account name and such other information as the exchange agent may request; revocations may not be made in part. New elections must be submitted in accordance with the election procedures described in this proxy statement/prospectus. If you instructed a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions.

Q:             When do you expect to complete the merger?

A:             We expect to complete the merger in the first quarter of 2007. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Business Bank stockholders at the special meeting and the necessary regulatory approvals.

Q:             Will I be able to sell the shares of City National common stock that I receive in the merger?

A:             Yes, in most cases. The shares of City National common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and listed on the New York Stock Exchange. However, certain stockholders who are deemed to be “affiliates” of City National or Business Bank under the Securities Act (generally, directors, executive officers and stockholders of City National or Business Bank holding more than 10% of the outstanding shares of common stock) must abide by certain transfer restrictions under the Securities Act.

Q:             What if I do not vote or I abstain from voting?

A:             If you do not vote or you abstain from voting, your failure to vote or abstention will have the effect of a vote against the items being considered.

Q:             What happens if I sell my shares of Business Bank common stock before the special meeting?

A:             The record date for the special meeting is [  ], which is earlier than the date of the special meeting. If you hold your shares of Business Bank common stock on the record date you will retain your right to vote at the special meeting. If you transfer your shares of Business Bank common stock after the record date but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for shares of Business Bank common stock and any dividends that have a record date after the date on which you transfer your shares. The right to receive the merger consideration will pass to the person who owns your shares of Business Bank common stock when the merger is completed.

Q:             What will happen to my Business Bank shares after completion of the merger?

A:             Upon completion of the merger, your shares of Business Bank common stock will be canceled and will represent only the right to receive your portion of the merger consideration (or the fair value of your Business Bank common stock if you seek appraisal rights) and any declared but unpaid dividends that you may be owed.

Q:             Whom should I call with questions?

A:             Business Bank stockholders should call Paul Stowell at (702) 952-4415 with any questions about the merger.

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 72. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Merger and the Merger Consideration (page 40)

We are proposing the merger of Business Bank with and into City National. City National will survive the merger. If the merger is completed, you will have the right to elect to receive $66.50 per share in cash (without interest) or a fraction of a share of City National common stock based on the formula described below for each share of Business Bank common stock that you own, unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Nevada law. Shares that are converted into City National common stock will receive a fraction of a City National share (which we refer to in this document as the “exchange ratio”) that will vary based on the average closing sale prices of City National common stock on the New York Stock Exchange for the ten trading days immediately preceding the completion of the merger as follows:

Average City National Trading Price	Exchange Ratio
More than $74.25	$71.04 divided by the average City National trading price
More than $69.50, but not more than $74.25	0.9568
More than $67.50, but not more than $69.50 per share	$66.50 divided by the average City National trading price
$60.75 or more, but not more than $67.50	0.9852
Less than $60.75	$59.85 divided by the average City National trading price

Thus, by way of example only, if the average closing sale prices of City National common stock on the New York Stock Exchange for the ten trading days immediately preceding the completion of the merger were $70.00 per share, the exchange ratio would be 0.9568. Under that example, if you owned 10,000 shares of Business Bank common stock that were converted into the stock consideration, you would receive 9,568 shares of City National common stock in the merger.

If you are a stockholder of record of Business Bank common stock you may make different elections with respect to different shares. For example, if you are the record holder of 10,000 shares of Business Bank common stock, you may elect to have 3,000 of those shares converted into the cash consideration and 7,000 of those shares converted into the City National common stock consideration, subject to potential adjustment as described below. If you hold your stock in “street name” through a bank or broker, your election procedures may be subject to further limitations imposed by your bank or broker.

City National will not issue any fractional shares of City National common stock in the merger: Business Bank stockholders who would otherwise be entitled to a fractional share of City National common stock will instead receive an additional amount in cash based on the same average City National common stock price described above.

Regardless of whether you make a cash election or a stock election, you may nevertheless receive a mix of cash and stock (page 42)

The merger agreement provides that one-half of the total Business Bank shares outstanding immediately prior to completion of the merger will be converted into cash and one-half of the total outstanding Business Bank shares will be converted into City National common stock. As a result, if more stockholders elect to receive either form of consideration than is available under the merger agreement, stockholders electing the over-subscribed form of consideration will have their elections proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

Consideration for Business Bank Stock Options and Restricted Stock (page 41)

Upon completion of the merger:

•       Each outstanding option to purchase shares of Business Bank common stock, whether vested or not, that is held by an employee of Business Bank will be cancelled and converted into an option to purchase City National common stock, with (1) the shares subject to such new option equal to the number of shares of Business Bank common stock subject to the old option immediately prior to completion of the merger multiplied by the exchange ratio described above under “—The Merger and the Merger Consideration” (rounded down to the nearest whole share) and (2) with an exercise price per share equal to the exercise price per share under the old option divided by the exchange ratio (rounded down to the nearest whole cent);

•       Each outstanding option to purchase shares of Business Bank common stock, whether vested or not, that is held by anyone other than an employee of Business Bank (including any non-employee director of Business Bank) will be cancelled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (1) the number of shares subject to such Business Bank option and (2) the excess, if any, of $66.50 over the exercise price per share of such Business Bank option, subject to applicable tax withholding; and

•       Each outstanding restricted share of Business Bank common stock, whether vested or not, will be cancelled and converted into the right to receive, without restrictions, the merger consideration applicable to non-restricted shares of Business Bank common stock, subject to applicable tax withholding.

The Merger Will Generally Be Tax-Free to Business Bank Stockholders Except to the Extent of the Cash They Receive (page 54)

City National and Business Bank have structured the merger to qualify as a reorganization for United States federal income tax purposes, and it is a condition to their respective obligations to complete the merger that each of City National and Business Bank receive a legal opinion to that effect. Accordingly, the merger will generally be tax-free to you, except to the extent of the cash you receive in the merger. The amount of gain that you recognize in the merger will generally be limited to the lesser of the amount of gain that you realize and the amount of cash that you receive in the merger (except for any cash you receive instead of fractional shares). The amount of gain that you realize is generally equal to the excess, if any, of the sum of the cash and the fair market value of the City National common stock that you receive over your tax basis in the Business Bank common stock you surrender in the merger.

The United States federal income tax consequences described above may not apply to all holders of Business Bank common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Market Prices and Share Information (page 71)

City National common stock is quoted on the NYSE under the symbol “CYN.” Business Bank common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “BBNV.” The following table shows the closing sale prices of City National common stock and Business Bank common stock as reported on the NYSE and the Over-the-Counter Bulletin Board on October 31, 2006, the last trading day before we announced the merger, and on [  ], the last practicable trading day before the distribution of this document. This table also shows the implied value of the consideration proposed for each share of Business Bank common stock receiving City National common stock in the merger, which was calculated by multiplying the closing price of City National common stock on those dates by 0.9852, the exchange ratio that would result if the applicable average City National trading price were equal to the City National closing prices on such dates. The value of the cash component of the merger consideration is fixed at $66.50 per Business Bank share.

	City National Common Stock		Business Bank Common Stock		Implied Value of Stock Consideration
At 10/31/06		$66.56		$58.00		$65.57
At [ ]	$	[ ]	$	[ ]	$	[ ]

The market price of City National common stock and Business Bank common stock will fluctuate prior to the merger. You should obtain current market quotations for the shares.

Ryan Beck & Co. Has Provided an Opinion to the Business Bank Board of Directors Regarding the Merger Consideration (page 27)

Ryan Beck & Co. delivered its opinion to Business Bank’s board of directors that as of October 31, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by holders of the outstanding shares of the common stock of Business Bank under the agreement and plan of merger was fair from a financial point of view.

The full text of the written opinion of Ryan Beck, dated October 31, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement/prospectus. Business Bank’s stockholders are encouraged to read the opinion in its entirety. Ryan Beck provided its opinion for the information and assistance of the Business Bank board of directors in connection with its consideration of the transaction. The Ryan Beck opinion is not a recommendation as to how any holder of Business Bank common stock should vote with respect to the transaction.

The Business Bank Board of Directors Recommends that Business Bank Stockholders Vote “FOR” Approval of the Merger (page 25)

The Business Bank board of directors believes that the merger is in the best interests of Business Bank and its stockholders and has approved the merger and the merger agreement. The Business Bank board of directors recommends that Business Bank stockholders vote “FOR” approval of the merger.

Business Bank’s Directors and Officers Have Financial Interests in the Merger That May Differ From Your Interests (page 38)

In considering the information contained in this document, you should be aware that Business Bank’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Business Bank stockholders. These additional interests of Business Bank’s executive officers and directors may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a stockholder.

Business Bank’s board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “Business Bank’s Directors and Officers Have Financial Interests in the Merger.”

Holders of Business Bank Common Stock Have Appraisal Rights in the Merger (page 57)

Under Nevada law, in the event the merger is completed, if you file with us before the special meeting a written objection to the proposed merger, you do not vote to approve and adopt the merger agreement, and you comply with the other requirements of the relevant provisions of Nevada law described in this proxy statement/prospectus, you may elect to receive, in cash, the statutorily determined fair value of your shares of our common stock, with interest, in lieu of receiving the merger consideration. A copy of the full text of the relevant provisions of Nevada law is attached as Appendix C, and any description in this proxy statement of those provisions is qualified in its entirety by reference to Appendix C.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 51)

Currently, we expect to complete the merger in the first quarter of 2007. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval by Business Bank stockholders, the receipt of all required regulatory approvals (such as approval by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency) without a condition or a restriction that would have a material adverse effect measured relative to Business Bank, and the receipt of legal opinions by each company regarding the tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 52)

We may mutually agree to terminate the merger agreement before completing the merger, even after stockholder approval, as long as the termination is approved by each of our boards of directors. In addition, either of us may decide to terminate the merger agreement, even after stockholder approval, if:

•       A governmental entity that must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and non-appealable;

•       A governmental entity issues a non-appealable final order prohibiting the merger;

•       The merger has not been completed by October 31, 2008, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement;

•       The other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•       The stockholders of Business Bank fail to approve the merger agreement at the special stockholders meeting or any adjournment thereof, except that Business Bank may not terminate the merger agreement pursuant to this provision if it has breached its obligation to call and hold a stockholder meeting to consider the merger or its obligation to not solicit competing acquisition proposals.

In addition, City National may terminate the merger agreement if:

•       The Business Bank board of directors fails to recommend approval of the merger agreement to its stockholders;

•       The Business Bank board of directors withdraws or modifies its recommendation (or proposes to do so) in a manner adverse to City National;

•       The Business Bank board of directors recommends or endorses an alternative business combination proposal;

•       The Business Bank board of directors resolves to do any of the foregoing; or

•       Business Bank intentionally breaches its obligation to call and hold a stockholder meeting to consider the merger or its obligation to not solicit competing acquisition proposals.

Termination Fee (page 53)

In the event that City National terminates the merger agreement because of any of the matters set forth in the last five bullet points in the preceding “—Termination of the Merger Agreement,” Business Bank will pay City National a $5 million termination fee. In addition, we have agreed that if certain events occur relating to a competing business combination proposal and thereafter the merger agreement is terminated by either Business Bank or City National under specified circumstances and within 12 months thereafter Business Bank enters into any acquisition or similar agreement or completes an alternative business combination proposal, Business Bank will pay City National a $5 million termination fee. Only one $5 million fee can become due under the termination fee provisions of the merger agreement.

Regulatory Approvals Required for the Merger (page 36)

Business Bank and City National have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board and the Office of the Comptroller of the Currency. City National and Business Bank have filed their applications to obtain the required regulatory approvals of the Federal Reserve Board and the Office of the Comptroller. In obtaining the required regulatory approvals, City National is not required to agree to any restriction or condition that would have a material adverse effect on Business Bank or City National, measured on a scale relative to Business Bank.

Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

The Rights of Business Bank Stockholders will be Governed by Delaware Law and the City National Certificate of Incorporation and Bylaws after the Merger (page 62)

The rights of Business Bank stockholders who become City National stockholders will change as a result of the merger due to differences in City National’s and Business Bank’s governing documents and due to the fact that the companies are incorporated in different states (Business Bank in Nevada and City National in Delaware). A description of stockholder rights under each of the City National and Business Bank governing documents and applicable state law begins on page 62 of this document.

Business Bank will Hold its Special Meeting on [  ] (page 20)

The special meeting will be held on [date] at [  ] a.m., local time, at [location], [address], Las Vegas, Nevada  [zip code]. At the special meeting, Business Bank stockholders will be asked to:

•       Approve the merger; and

•       Approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger.

Record Date.   Only holders of record of Business Bank common stock at the close of business on [  ] will be entitled to vote at the special meeting. Each share of Business Bank common stock is entitled to one vote. As of the record date of [  ], there were [  ] shares of Business Bank common stock entitled to vote at the special meeting.

Required Vote.   To approve the merger, the holders of at a majority of the outstanding shares of Business Bank common stock entitled to vote must vote in favor of approving the merger. Because approval is based on the affirmative vote of at least a majority of shares outstanding, a Business Bank stockholder’s failure to vote or an abstention will have the same effect as a vote against the merger.

Approval of any necessary adjournment of the special meeting may be obtained by the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum. Because approval of such adjournment is based on the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against this proposal.

As of the record date, directors and executive officers of Business Bank and their affiliates had the right to vote [  ] shares of Business Bank common stock, or [  ]% of the outstanding Business Bank common stock entitled to be voted at the special meeting. At that date, City National had the right to vote [  ] shares of Business Bank common stock entitled to be voted at the special meeting, or [  ]% of the outstanding Business Bank common stock (City National directors and executive officers do not beneficially own any shares of Business Bank common stock). As described below, the directors of Business Bank have agreed to vote their shares of Business Bank common stock in favor of the merger. In addition, City National will vote its shares of Business Bank common stock in favor of the proposals to be presented at the special meeting.

Business Bank’s Directors Have Agreed to Vote in Favor of the Merger (page 22)

In consideration of City National agreeing to enter into the merger agreement, each of the members of our board of directors entered into support agreements with City National under which they agreed to vote, and gave City National an irrevocable proxy to vote, their shares of Business Bank common stock in favor of the merger agreement and against any competing acquisition transaction. The shares subject to these support agreements represent approximately [  ]% of the outstanding shares of Business Bank common stock as of the record date. A form of the support agreement is attached to this proxy statement as Appendix D.

Information about the Companies (page 58)

City National Corporation

City National is a Delaware corporation, a bank holding company and a financial holding company under U.S. federal law. City National’s bank subsidiary, City National Bank, is a national bank. As an organization, City National focuses on providing entrepreneurs, their businesses and their families with complete financial solutions. City National provides banking, investment and trust services to its clients through City National Bank and its non-banking subsidiaries. City National Bank operates through 54 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City. City National stock (NYSE: CYN) is listed on the New York Stock Exchange. At September 30, 2006, City National had total consolidated assets of approximately $14.6 billion, total consolidated deposits of approximately $11.9 billion and total consolidated stockholders’ equity of approximately $1.5 billion. City National’s principal executive offices are located at 400 North Roxbury Drive, Beverly Hills, California 90210, and its telephone number is (310) 888-6000.

Business Bank Corporation

Business Bank Corporation is a Nevada corporation and bank holding company. Business Bank’s bank subsidiary, Business Bank of Nevada, is a Nevada chartered banking corporation. Business Bank of Nevada operates seven branch offices in Nevada, including three in Las Vegas, and one each in North Las Vegas, Reno, Carson City and Minden. Business Bank of Nevada also has loan production offices in South Lake Tahoe and Scottsdale, Arizona. Business Bank stock (OTCBB: BBNV) is quoted on the Over-the-Counter Bulletin Board. At September 30, 2006, Business Bank of Nevada had total consolidated assets of approximately $490 million, total consolidated deposits of approximately $428 million and total consolidated stockholders’ equity of approximately $44 million. Business Bank’s principal executive offices are located at 6085 W. Twain Avenue, Las Vegas, Nevada 89103.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CITY NATIONAL

Set forth below are highlights derived from City National’s audited consolidated financial data as of and for the years ended December 31, 2001 through 2005 and City National’s unaudited consolidated financial data as of and for the nine months ended September 30, 2005 and 2006. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results of operations for the full year or any other interim period. City National management prepared the unaudited information on the same basis as it prepared City National’s audited consolidated financial statements. In the opinion of City National management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with City National’s consolidated financial statements and related notes included in City National’s Annual Report on Form 10-K for the year ended December 31, 2005, and City National’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 72.

	As of or for the year ended December 31,
Dollars in thousands, except per share data	2005	2004	2003	2002	2001
Statement of Income Data:
Interest income	$718,552	$604,325	$575,725	$609,700	$625,248
Interest expense	106,125	58,437	61,110	94,444	191,094
Net interest income	612,427	545,888	514,615	515,256	434,154
Provision for credit losses	—	—	29,000	67,000	35,000
Noninterest income	208,189	184,265	177,225	146,293	132,384
Noninterest expense	438,385	395,410	364,178	331,646	313,395
Minority interest	5,675	4,992	4,039	945	—
Income before taxes	376,556	329,751	294,623	261,958	218,143
Income taxes	141,821	123,429	107,946	78,858	71,973
Net income	$234,735	$206,322	$186,677	$183,100	$146,170
Adjusted net income(1)	$234,735	$206,322	$186,677	$183,100	$159,038
Per Share Data:
Net income per share, basic	4.77	4.21	3.84	3.69	3.05
Net income per share, diluted	4.60	4.04	3.72	3.56	2.96
Adjusted net income per share, diluted(1)	4.60	4.04	3.72	3.56	3.22
Dividends per share	1.44	1.28	0.97	0.78	0.74
Book value per share	29.55	27.39	24.85	22.66	18.50
Shares used to compute income per share, basic	49,159	48,950	48,643	49,563	47,896
Shares used to compute income per share, diluted	51,062	51,074	50,198	51,389	49,376
Balance Sheet Data—At Period End:
Assets	$14,581,860	$14,231,513	$13,028,213	$11,878,296	$10,184,601
Securities(1)	4,058,605	4,190,176	3,457,189	2,398,867	1,893,105
Loans(1)	9,265,602	8,481,277	7,882,742	7,999,470	7,159,206
Interest-earning assets(1)	13,522,010	13,334,815	11,985,678	10,858,337	9,447,311
Deposits	12,138,472	11,986,915	10,937,063	9,839,698	8,131,202
Shareholders’ equity	1,458,008	1,348,535	1,219,256	1,109,959	890,577
Balance Sheet Data—Average Balances:
Assets	$14,161,272	$13,395,995	$12,156,145	$10,899,670	$9,336,448
Securities(1)	4,075,948	3,689,024	2,976,741	1,977,948	1,680,973
Loans(1)	8,875,358	8,106,657	7,729,150	7,822,653	6,713,315
Interest-earning assets(1)	13,048,298	12,322,702	11,159,034	9,996,998	8,520,242
Deposits	11,778,839	11,275,017	10,045,267	8,639,546	7,067,984
Shareholders’ equity	1,389,731	1,262,562	1,147,477	1,049,393	825,344

	As of or for the year ended December 31,
Dollars in thousands, except per share data	2005	2004	2003	2002	2001
Asset Quality:
Nonaccrual loans	$14,400	$34,638	$42,273	$71,357	$38,563
OREO	—	—	—	670	10
Total nonaccrual loans and OREO	$14,400	$34,638	$42,273	$72,027	$38,573
Performance Ratios:
Return on average assets	1.66%	1.54%	1.54%	1.68%	1.57%
Return on average shareholders’ equity	16.89	16.34	16.27	17.45	17.71
Return on average assets adjusted(1)	1.66	1.54	1.54	1.68	1.70
Return on average shareholders’ equity adjusted(1)	16.89	16.34	16.27	17.45	19.27
Net interest spread	3.99	4.11	4.29	4.65	3.95
Net interest margin	4.79	4.54	4.74	5.30	5.26
Period-end shareholders’ equity to period-end assets	10.00	9.48	9.36	9.34	8.74
Dividend payout ratio, per share	30.35	30.50	25.33	21.10	24.26
Adjusted dividend payout ratio per share(1)	30.35	30.50	25.33	21.10	22.30
Efficiency ratio	53.30	53.89	52.13	49.20	54.08
Efficiency ratio adjusted(1)	53.30	53.89	52.13	49.20	51.86
Asset Quality Ratios:
Nonaccrual loans to total loans	0.16%	0.41%	0.54%	0.89%	0.54%
Nonaccrual loans and OREO to total loans and OREO	0.16	0.41	0.54	0.90	0.54
Allowance for loan losses to total loans	1.66	1.75	1.98	1.96	1.88
Allowance for loan losses to nonaccrual loans	1,069.3	428.9	369.1	219.5	349.0
Net recoveries / (charge-offs) to average loans	0.10	(0.07)	(0.36)	(0.69)	(0.41)

(1)           Certain prior period data has been adjusted to conform to the current year presentation. Adjusted balances also reflect the elimination of goodwill amortization of $12,868 for the year ended December 31, 2001 to reflect all periods on a comparable basis.

	As of or for the nine months ended September 30,
Dollars in thousands, except per share date	2006	2005
	(unaudited)	(unaudited)
Statement of Income Data:
Interest income	$612,743	$526,625
Interest expense	157,617	74,239
Net interest income	455,126	452,386
Provision for credit losses	(610)	—
Noninterest income	178,306	155,266
Noninterest expense	350,915	324,804
Minority interest	4,249	5,104
Income taxes	103,911	104,766
Net income	$174,967	$172,978
Per Share Data:
Net income per share, basic	3.59	3.52
Net income per share, diluted	3.47	3.39
Dividends per share	1.23	1.08
Book value per share	30.61	28.85
Shares used to compute income per share, basic	48,786	49,133
Shares used to compute income per share, diluted	50,424	51,066
Balance Sheet Data—At Period End:
Assets	$14,616,758	$14, 429,444
Securities(1)	3,292,100	4,072,930
Loans(1)	10,020,358	9,004,881
Interest-earning assets(1)	13,381,081	13,302,296
Deposits	11,892,017	12,115,714
Shareholders’ equity	1,458,220	1,417,177
Balance Sheet Data—Average Balances:
Assets	$14,716,831	$14,057,968
Securities(1)	3,596,189	4,084,335
Loans(1)	9,848,427	8,762,518
Interest-earning assets(1)	13,517,443	12,953,572
Deposits	11,809,046	11,704,210
Shareholders’ equity	1,456,736	1,376,564
Asset Quality:
Nonaccrual loans	$18,779	$18,554
OREO	—	—
Total nonaccrual loans and OREO	$18,799	$18,554
Performance Ratios:
Return on average assets	1.59%	1.65%
Return on average shareholders’ equity	16.06	16.80
Net interest spread	3.27	4.02
Net interest margin	4.60	4.76
Period-end shareholders’ equity to period-end assets	9.98	9.82
Dividend payout ratio, per share	34.57	30.87
Efficiency ratio	55.22	53.46
Asset Quality Ratios:
Nonaccrual loans to total loans	0.19%	0.21%
Nonaccrual loans and OREO to total loans and OREO	0.19	0.21
Allowance for loan losses to total loans	1.59	1.70
Allowance for loan losses to nonaccrual loans	847.0	824.2
Net recoveries / (charge-offs) to average loans	0.08	0.25

(1)           Certain prior period data has been adjusted to conform to the current year presentation.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BUSINESS BANK

Set forth below are highlights derived from Business Bank’s audited consolidated financial data as of and for the years ended December 31, 2001 through 2005 and Business Bank’s unaudited consolidated financial data as of and for the nine months ended September 30, 2006. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results of operations for the full year or any other interim period. The unaudited information was prepared on the same basis as Business Bank’s audited consolidated financial statements. In the opinion of Business Bank management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

Business Bank—Summary of Consolidated Financial Data

Selected Financial Data

	As of or for the periods ended
In thousands, except per share data	September 30, 2006 (unaudited)	December 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001
Statement of Operations Data:
Interest income	$25,358	$24,049	$16,493	$13,757	$13,014	$13,562
Interest expense	6,560	4,084	2,637	2,692	3,279	5,396
Net interest income	18,798	19,965	13,856	11,065	9,735	8,166
Provision for credit losses	845	232	748	422	362	417
Noninterest income	690	818	1,235	1,527	1,641	1,230
Noninterest expense	11,041	11,976	9,954	8,693	8,150	7,872
Income before taxes	7,602	8,575	4,389	3,477	2,864	1,107
Income taxes	2,485	2,912	1,496	1,185	983	382
Net income	$5,117	$5,663	$2,893	$2,292	$1,881	$725
Per Share Data:
Net income per share, basic	$2.37	$2.75	$1.53	$1.28	$1.12	$0.44
Net income per share, diluted	2.17	2.49	1.34	1.14	1.01	0.44
Book value per share	19.81	16.75	12.92	11.77	10.73	9.48
Shares used to compute income per share, basic	2,161,156	2,057,929	1,887,708	1,797,219	1,681,946	1,637,106
Shares used to compute income per share, diluted	2,353,960	2,271,300	2,159,875	2,006,131	1,865,330	1,652,232
Balance Sheet Data—At Period End:
Assets	$489,740	$449,674	$354,544	$278,085	$234,128	$200,953
Deposits	427,576	406,995	322,088	253,309	214,367	184,043
Gross loans	380,337	290,563	240,409	190,724	146,908	124,328
Allowance for loan losses	4,113	3,232	3,015	2,391	2,049	1,780
Securities	71,792	83,486	74,945	56,738	51,411	42,800
Interest-earning assets	464,130	424,743	336,943	260,421	215,713	185,449
Shareholders’ equity	44,417	34,982	25,049	21,992	18,427	15,706
Balance Sheet Data—Average Balances:
Assets	$450,604	$393,956	$317,870	$250,924	$214,157	$188,946
Deposits	391,775	354,503	291,085	228,822	195,686	172,088
Loans	334,546	264,053	208,514	160,826	135,489	114,529
Securities	79,551	77,631	61,065	59,506	45,625	36,017
Interest-earning assets	426,446	370,965	294,004	232,389	197,039	170,858
Shareholders’ equity	39,511	31,541	23,523	20,319	17,013	14,590
Asset Quality:
Nonaccrual loans	$38	$988	$—	$28	$856	$2,238
OREO	—	—	—	—	388	467
Total	$38	$988	$—	$28	$1,244	$2,705

	As of or for the periods ended
In thousands, except per share data	September 30, 2006 (unaudited)	December 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001
Performance Ratios:
Return on average assets	1.51%	1.44%	0.91%	0.92%	0.86%	0.38%
Return on average shareholders’ equity	17.27	17.95	12.30	11.38	11.18	4.98
Net interest margin	5.94	5.40	4.72	4.76	4.99	4.77
Average shareholders’ equity to average assets	8.77	8.01	7.40	8.10	7.94	7.72
Efficiency ratio	56.04	56.93	66.14	69.05	71.64	83.78
Asset Quality Ratios:
Nonaccrual loans to total loans	0.01%	0.34%	0.00%	0.01%	0.58%	1.80%
Nonacrual loans and OREO to total loans and OREO	0.01	0.34	—	0.01	0.84	2.17
Allowance for credit losses to total loans	1.08	1.11	1.25	1.25	1.39	1.43
Allowance for credit losses to nonaccrual loans	10,823.7	327.1	—	8,539.3	239.4	79.54
Net (charge-offs) recoveries to average loans	0.00	(0.01)	(0.06)	(0.01)	(0.07)	(0.28)

COMPARATIVE UNAUDITED PER SHARE DATA

The following table sets forth for City National common stock and Business Bank common stock certain unaudited historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective as of January 1 of each period presented, in the case of the net income and dividends declared data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Business Bank at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Accounting Treatment” on page 54. The information in the following table is based on, and should be read together with, the historical financial information that City National has presented in its prior filings with the Securities and Exchange Commission, which we refer to as the SEC, see “Where You Can Find More Information” on page 72, and with Business Bank’s selected consolidated historical financial data included on pages 14-15.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The pro forma combined data give effect to the merger, and includes adjustments, among others, for the amortization of the core deposit intangibles and the costs of financing of the cash portion of the transaction. Not included in the pro forma data are $825,000 of expenses related to the stock options and restricted stock granted to the employees of Business Bank that become vested at the time of the merger. The pro forma computations assume that 1.2 million shares of City National common stock will be issued in the merger; however, the actual number of shares issued in the merger may differ from this assumption. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods. The Comparative Unaudited Per Share Data Table below for the nine months ended September 30, 2006 and the year ended December 31, 2005 combines the historical income per share data of City National and its subsidiaries and Business Bank and its subsidiaries giving effect to the merger as if the merger had become effective as of January 1 of each period presented, using the purchase method of accounting. Upon completion of the merger, the operating results of Business Bank will be reflected in the consolidated financial statements of City National on a prospective basis.

	Historical		Pro Forma	Per Business Bank Equivalent
	City National	Business Bank	Combined	Share(1)
Net income per share for the year ended December 31, 2005
Basic	$4.77	$2.75	$4.70	$4.63
Diluted	4.60	2.49	4.53	4.46
Net income per share for the nine months ended September 30, 2006
Basic	3.59	2.37	3.54	3.49
Diluted	3.47	2.17	3.43	3.38
Cash dividends
For the year ended December 31, 2005	1.44	—	1.44	1.42
For the nine months ended September 30, 2006	1.23	—	1.23	1.21
Book value per share
As of December 31, 2005	29.55	16.75	30.27	29.82
As of September 30, 2006	30.61	19.81	31.52	31.05

(1)             Per Business Bank equivalent pro forma is calculated by multiplying pro forma combined by the hypothetical exchange ratio of 0.9852.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of City National, Business Bank and the potential combined company and may include statements for the period following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either City National or Business Bank to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth below under “Risk Factors,” as well as, among others, the following:

•       Those discussed and identified in public filings with the SEC made by City National;

•       Completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•       The merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•       The integration of Business Bank’s business and operations with those of City National may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Business Bank’s or City National’s existing businesses; and

•       The anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to City National or Business Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, City National and Business Bank undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this document, including the matters under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed under the caption “Risk Factors” included in the Annual Report on Form 10-K filed by City National for the year ended December 31, 2005 as updated by subsequently filed Forms 10-Q and 10-K, you should carefully consider the following factors in deciding whether to vote for adoption of the merger agreement.

Because the Market Price of City National Common Stock Will Fluctuate, Business Bank Stockholders Cannot Be Sure of the Trading Price of the Merger Consideration They Will Receive.

Upon completion of the merger, one-half of all of the outstanding shares of Business Bank common stock will be converted into City National common stock based on the formula described in this document. The exchange ratio, and the market value of the stock portion of the merger consideration implied by that exchange ratio, may vary from the closing price of City National common stock on the date we announced the merger, on the date we mailed this document to Business Bank stockholders, on the date of the special meeting of the Business Bank stockholders and thereafter. Changes in the market value of City National common stock prior to completion of the merger will affect the implied value of the merger consideration that Business Bank stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Business Bank stockholders will not know or be able to calculate the actual market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of City National common stock or shares of Business Bank common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of City National common stock and for shares of Business Bank common stock.

We May Fail To Realize All of the Anticipated Benefits of the Merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of City National and Business Bank. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of City National and Business Bank. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

City National and Business Bank have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Business Bank and City National during the transition period.

The Market Price of City National Common Stock after the Merger May Be Affected by Factors Different from Those Affecting the Shares of Business Bank or City National Currently.

The businesses of City National and Business Bank differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Business Bank. For a discussion of the businesses of City National and Business Bank and of certain factors to consider in connection with those businesses, see the descriptions of City National and Business Bank included in this document and information regarding City National included in other documents that are incorporated by reference in this document and referred to under “Where You Can Find More Information.”

The Merger Agreement Limits Business Bank’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Business Bank’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Business Bank, as well as a termination fee that is payable by Business Bank under certain circumstances. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Business Bank from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Business Bank than it might otherwise have proposed to pay.

The Voting Agreements Limit Business Bank’s Ability to Pursue Alternatives to the Merger.

The merger agreement must be approved by the holders of a majority of the outstanding shares of Business Bank common stock entitled to vote at the special meeting. The members of the board of directors of Business Bank, who in the aggregate have the power to vote approximately [   ]% of the outstanding shares of Business Bank common stock, have each executed voting agreements with City National pursuant to which they have agreed to vote their shares of Business Bank common stock in favor of the merger and against any competing business combination transaction.

The Merger is Subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on City National.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and the Office of the Comptroller of the Currency. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although City National and Business Bank do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of City National following the merger, any of which might have an adverse effect on City National following the merger. City National is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Business Bank or City National, measured relative to Business Bank, but City National could choose to waive this condition.

Business Bank Stockholders May Receive Merger Consideration that is Inconsistent with their Elections.

Although Business Bank stockholders will be able to elect to receive cash or City National common stock for each of their shares of Business Bank common stock, the merger agreement provides that one-half of the total Business Bank shares outstanding immediately prior to completion of the merger will be converted into cash and one-half of the total Business Bank shares outstanding immediately prior to completion of the merger will be converted into City National common stock. Your election, therefore, may be proportionately reduced if the total stock or cash elections exceed that 50% limitation. In that circumstance, you will receive a combination of cash and City National common stock following a pro rata adjustment of all elections for City National common stock in order to keep within this 50% stock and 50% cash limitation.

For a more detailed description of the merger consideration, see “Merger Consideration” beginning on page 40.

The Shares of City National Common Stock to be Received by Business Bank Stockholders as a Result of the Merger Will Have Different Rights from the Shares of Business Bank Common Stock.

Business Bank stockholders that receive stock as merger consideration will become City National stockholders and their rights as stockholders will be governed by the certificate of incorporation and by-laws of City National and Delaware corporate law. The rights associated with Business Bank common stock are different from the rights associated with City National common stock. See the section of this proxy statement/prospectus beginning on page 62 for a discussion of the different rights associated with City National common stock.

Business Bank Stockholders Will Have Less Influence as Stockholders of City National than as Stockholders of Business Bank.

Business Bank’s stockholders currently have the right to vote in the election of the board of directors of Business Bank and on other matters affecting Business Bank. When the merger occurs, each Business Bank stockholder that receives shares of City National common stock will become a stockholder of City National with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Business Bank. In fact, it is expected that the former stockholders of Business Bank as a group will own less than [   ]% of the outstanding shares of City National immediately after the merger. Because of this, Business Bank’s stockholders will have less influence on the management and policies of City National than they now have on the management and policies of Business Bank.

Business Bank Executive Officers and Directors Have Interests in the Merger that May be Different from, or in Addition to, the Interests of Business Bank Stockholders.

Business Bank’s officers and directors have interests in the merger that may be different from, or in addition to, the interests of Business Bank stockholders. For example, certain executive officers and employees of Business Bank may receive severance, bonus or retention payments and payments with respect to outstanding equity awards. Additionally, certain members of Business Bank’s executive management team have agreed to new employment agreements with City National. Business Bank’s board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “Business Bank’s Directors and Officers Have Financial Interests in the Merger.”

THE BUSINESS BANK SPECIAL MEETING

This section contains information about the special meeting of Business Bank stockholders that has been called to consider and approve the merger of Business Bank with and into City National, with City National as the surviving corporation in the merger.

Together with this document, we are also sending you a notice of the special meeting and a form of proxy that is solicited by the Business Bank board of directors. The special meeting will be held on [   ], 2007, at [   ] local time, at [location], [address], Las Vegas, Nevada [zip code], subject to any adjournments or postponements.

Matters to Be Considered

The purpose of the special meeting is to vote on a proposal for approval of the merger.

You also will be asked to vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger.

Proxies

Each copy of this document mailed to holders of Business Bank common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a stockholder of record, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Business Bank’s Secretary or (3) attending the special meeting in person, notifying the Secretary, and voting by ballot at the special meeting. If you hold your stock in “street name” through a bank or broker, you must follow your bank’s or broker’s instructions to revoke your proxy.

Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy but the mere presence (without notifying Business Bank’s Secretary) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Business Bank Corporation
6085 W. Twain Avenue
Las Vegas, Nevada 89103
Attention: Secretary

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger. According to the Business Bank bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting by means of Business Bank’s notice of the meeting. Accordingly, no matters other than the matters described in this document will be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Business Bank stockholders should not send Business Bank stock certificates with their proxy cards. Rather, prior to the election deadline described in this proxy statement/prospectus, you should send your Business Bank common stock certificates to the exchange agent, together with a completed, signed election form that will be separately provided to you, or, if your shares are held in “street name,” according to your broker’s instructions. If you do not wish to make an election, you will receive separate instructions for submitting your Business Bank common stock certificates in exchange for the merger consideration following completion of the merger.

Solicitation of Proxies

Business Bank will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Business Bank will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Business Bank common stock and secure their voting instructions. Business Bank will reimburse the record holders for their reasonable expenses in taking those actions. Business Bank may use its regular employees, who will not be specially compensated, to solicit proxies from Business Bank stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on [   ] has been fixed as the record date for determining the Business Bank stockholders entitled to receive notice of and to vote at the special meeting. At that time, [   ] shares of Business Bank common stock were outstanding, held by approximately [   ] holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Business Bank common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

Approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Business Bank common stock entitled to vote at the special meeting. You are entitled to one vote for each share of Business Bank common stock you held as of the record date. The failure to vote by proxy or in person will have the same effect as a vote against the merger.

Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum. Because approval of such adjournments is based on the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The Business Bank board of directors urges you to promptly vote by completing, dating and signing the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker.

As of the record date:

•       Directors and executive officers of Business Bank and their affiliates, had the right to vote [   ] shares of Business Bank common stock, or [   ]% of the outstanding Business Bank common stock at that date. The directors have agreed to vote their shares of Business Bank common stock, and we currently expect that each of the non-director officers will vote their shares of Business Bank common stock, in favor of the proposals to be presented at the special meeting.

•       City National had the right to vote [   ] shares of Business Bank common stock, or [   ]% of the outstanding Business Bank common stock on that date (City National directors and executive officers do not beneficially own any shares of Business Bank common stock). City National will vote its shares in favor of the proposals to be presented at the special meeting.

Recommendation of the Business Bank Board of Directors

The Business Bank board of directors has approved the merger agreement and the transactions it contemplates, including the merger. The Business Bank board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Business Bank and its stockholders and recommends that you vote “FOR” approval of the merger. See “The Merger—Business Bank’s Reasons for the Merger; Recommendation of the Business Bank Board of Directors” for a more detailed discussion of the Business Bank board of directors’ recommendation.

Attending the Meeting

All holders of Business Bank common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

THE MERGER

Background of the Merger

The Business Bank board of directors has periodically discussed and reviewed Business Bank’s business, strategic direction, performance and prospects in the context of developments in the financial services industry and the competitive landscape in the markets in which Business Bank operates and elsewhere. The Business Bank board of directors has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance the company’s competitive strengths and strategic position. Also, senior management of Business Bank has, from time to time, had informal discussions with representatives of other financial institutions regarding industry trends and issues and exploratory discussions of the potential benefits and issues arising from possible business combinations.

City National’s board of directors and senior management also regularly review the financial services industry environment, including the trend towards consolidation in the industry, and periodically discuss ways in which to enhance the company’s competitive position. Senior management of City National has, over time, considered the possibility of acquisitions and strategic combinations with a variety of financial institutions and the potential strategic fit with such institutions based on their lines of businesses, their management and employee cultures and their geographic locations.

In May 2006, Peter Thomas, a member of the City National board of directors who had previously worked with John Guedry, chief executive officer and president of Business Bank, contacted Mr. Guedry for the purpose of inquiring as to whether Mr. Guedry would be interested in meeting with Russell Goldsmith, chief executive officer of City National, as an introductory meeting to enable them to get acquainted, and to discuss City National’s present and future interests in Nevada banking activities.

Beginning in May 2006 and continuing through August 2006, Mr. Guedry met with and had a few preliminary telephonic and other discussions with Mr. Goldsmith and other members of the senior management team of City National. These discussions included the potential strategic fit, benefits, advantages and merits of a merger of Business Bank and City National. In July and August 2006, at the

request of Messrs. Goldsmith and Guedry, respectively, David Kellerman, chief financial officer of Business Bank, spoke with and had a few discussions with Chris Carey, chief financial officer of City National, concerning Business Bank’s financial position and financial performance through the end of the second quarter of 2006.

In late August, Mr. Goldsmith informed Mr. Guedry that City National was working to prepare a proposal for discussion and requested a meeting with Mr. Guedry. Mr. Guedry agreed to meet with Mr. Goldsmith to discuss the potential proposal. After additional telephone communications between Messrs. Goldsmith and Guedry, Mr. Goldsmith contacted Mr. Guedry to inform Mr. Guedry that City National was interested in presenting a preliminary proposal to Business Bank’s board of directors. Mr. Guedry scheduled a board meeting to which he invited City National to make a presentation.

On September 8, 2006, Mr. Goldsmith and Chris Carey, chief financial officer of City National, met with the Business Bank board of directors and gave a presentation about City National and the potential benefits of a combination between City National and Business Bank. At this meeting, Mr. Goldsmith indicated that a potential per share purchase price in the $62 - $66 range appeared feasible based on City National’s preliminary analysis and the discussions that had occurred to date between the two companies and their representatives. A representative of Squire, Sanders & Dempsey L.L.P. (which we refer to in this document as “Squire Sanders”), an international law firm with expertise in advising financial institutions in mergers and acquisitions transactions, attended this meeting and discussed various legal issues with respect to a potential transaction including regulatory approvals, due diligence and fiduciary duties of members of the board. Subsequent to this meeting, Business Bank’s board of directors engaged Squire Sanders and Ryan Beck & Co., a national investment banking firm with extensive experience advising banks and thrifts in mergers and acquisitions transactions, to represent Business Bank and authorized senior management, together with certain members of Business Bank’s board of directors, to continue discussions with City National regarding a potential transaction.

On September 29, 2006, City National and Business Bank executed a confidentiality agreement and in early October City National commenced its due diligence investigation of Business Bank. Also during this period, Ryan Beck requested on behalf of Business Bank that City National provide a revised written proposal of potential terms for an acquisition of Business Bank, indicating that while Business Bank remained interested in a potential transaction, the board believed that the previously proposed purchase price was not sufficient to move forward.

On October 13, City National submitted a revised indication of interest for a potential merger reflecting a transaction involving a mix of merger consideration consisting of cash and City National common stock and reflecting an implied value per Business Bank share of approximately $65 subject to certain contingencies. On October 14, the Business Bank board met with Russell Goldsmith and other senior executives of City National to review and discuss the revised indication of interest. At the meeting, the board also reviewed and discussed the proposed transaction with management, Ryan Beck and Squire Sanders and reviewed prior discussions regarding Business Bank and its financial and strategic position and options. Negotiations between the two companies ensued during the day on the pricing and structure of the proposed transaction.

As a result of these discussions, City National proposed that, subject to the finalization of due diligence and definitive deal documentation, and further subject to the board members’ willingness to enter into voting agreements to support the transaction, City National would be willing to pay a purchase price of $66.50 per Business Bank share in cash and a number of shares of City National common stock reflected in the exchange ratio described below under “The Merger Agreement—Merger Consideration.” Following discussions among the Business Bank board and its senior management, financial advisors and legal counsel, the Business Bank board determined that such a transaction appeared to be in the best interests of its stockholders and instructed management, certain directors and Business Bank’s advisors to continue to negotiate definitive transaction documentation, including the proposed voting support agreements.

Thereafter the parties continued to negotiate the final terms of the transaction and the definitive transaction documentation. In addition, Business Bank conducted its due diligence investigation of City National and City National completed its due diligence investigation of Business Bank. The parties also worked during this period to enter into employment arrangements with certain key members of Business Bank’s senior management, as required by City National as a condition to a transaction.

On October 31, 2006, the Business Bank board of directors met. Messrs. Awad and Guedry updated the board on the progress of negotiations with City National. Senior management then described to the board the due diligence regarding City National conducted by Business Bank and its advisors. Representatives of Squire Sanders then made a presentation to the board describing the board’s duties and responsibilities under Nevada law and the key terms of the merger and the merger agreement, and a discussion followed. Representatives of Ryan Beck & Co. then presented a summary of its financial analysis of the proposed merger and delivered its opinion that, as of that date, the consideration to be received by Business Bank’s stockholders in the merger was fair from a financial point of view to Business Bank’s stockholders. A discussion followed. Following further discussion and deliberations, including consideration of the matters described below under “Business Bank’s Reasons for the Merger; Recommendation of the Business Bank Board of Directors,” the members of the board present at the meeting unanimously approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that Business Bank’s stockholders vote to adopt the merger agreement.

Following approval of the Business Bank board of directors, the parties and their counsel continued to finalize and document the legal terms of the definitive documentation for the transaction. Thereafter, on October 31, 2006, the parties executed the merger agreement, the voting agreements and the employment agreements and the next day, November 1, 2006, the transaction was announced in a joint press release.

Business Bank’s Reasons for the Merger; Recommendation of the Business Bank Board of Directors

In reaching its conclusion that the merger agreement and the merger are advisable and in the best interests of Business Bank and its stockholders, and in approving the merger agreement and the transactions contemplated thereby, Business Bank’s board of directors considered and reviewed the transaction and its terms with Business Bank’s senior management, as well as its financial and legal advisors, and considered a number of factors. The following include the material factors considered by Business Bank’s board of directors:

•       The value to be received by Business Bank stockholders under the merger agreement relative to the historical trading price of Business Bank common stock, including the fact that as of the date of the merger agreement, the average implied value of the cash and stock merger consideration represented a premium of approximately 14% over the closing price of Business Bank common stock on October 31, 2006, the last trading day before the merger agreement was signed;

•       The greater liquidity of the City National common stock relative to the Business Bank common stock;

•       The ability of Business Bank stockholders, through the City National common stock component of the merger consideration, to participate in the potential growth of the combined City National and Business Bank institutions following consummation of the transaction;

•       The financial analyses conducted by Ryan Beck and its opinion to the board of directors that, as of the date of the merger agreement, the consideration to be received by Business Bank’s stockholders was fair from a financial point of view to Business Bank’s stockholders;

•       The expectation that the receipt of City National common stock by Business Bank stockholders would generally be tax-free for U.S. federal income tax purposes;

•       The board’s understanding of, and the presentations of its management and financial advisor regarding, Business Bank’s business, operations, management, financial condition, earnings and prospects;

•       The potential alternatives available to Business Bank, including other potential extraordinary transactions and the alternative of remaining independent, and the risks and challenges inherent in successfully implementing Business Bank’s business plans. The board also considered the value to the stockholders of these alternatives, the timing and likelihood of achieving value from these alternatives, and the possibility that Business Bank’s future stock price might not have a value greater than the consideration to be paid in the merger;

•       The interest rate and economic environment and management’s view of their impact on regional banks like Business Bank over the near and medium term;

•       The competitive environment facing regional banks like Business Bank, and management’s belief that Business Bank’s customers and employees would benefit from a combination with City National due to the combined entity’s enhanced ability to serve its customers more broadly and effectively because of the combined entity’s greater scale, broader product portfolio and more comprehensive technology;

•       The ability to complete the merger, including, in particular, the likelihood of obtaining regulatory approval and the provisions of the merger agreement regarding Business Bank’s and City National’s obligations to pursue the regulatory approvals;

•       The terms and conditions of the merger agreement, including the restrictions imposed on Business Bank from soliciting alternative transactions and the termination fee that Business Bank would be required to pay if the merger agreement were terminated under certain circumstances;

•       The existence and nature of the voting agreement;

•       The judgment and advice of Business Bank’s senior management;

•       The taxable nature for U.S. federal income tax purposes of the cash portion of the merger consideration received by Business Bank stockholders; and

•       The fact that the interests of certain of Business Bank’s officers and directors may be said to be different from, or in addition to, the interests of stockholders generally.

The above discussion of the information and factors considered by Business Bank’s board of directors is not intended to be exhaustive, but indicates the material matters considered by the board of directors. In reaching its determination to approve the merger agreement and the transactions which it contemplates, the board did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently and may have given differing weights to different factors. Business Bank’s board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Business Bank’s board of directors based its determination on the totality of the information presented.

Business Bank’s board of directors determined, by unanimous vote that the merger on the terms and conditions set forth in the merger agreement is advisable and in the best interests of Business Bank and its stockholders. Accordingly, Business Bank’s board of directors, by unanimous vote, approved and adopted the merger agreement and the transactions contemplated thereby, and recommends that Business Bank stockholders vote “FOR” the proposal to approve the merger agreement.

Opinion of Business Bank’s Financial Advisor

Ryan Beck acted as financial advisor to Business Bank in connection with its potential acquisition by City National, pursuant to the merger agreement. On September 26, 2006, Business Bank formally retained Ryan Beck to act as its financial advisor with respect to the potential sale of the company. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of financial institutions in connection with mergers, acquisitions and other securities-related transactions. Business Bank selected Ryan Beck as its financial advisor based on Ryan Beck’s qualifications, expertise and reputation as a nationally recognized specialist in the financial services industry with extensive experience in advising banks and thrifts.

On October 31, 2006, the Business Bank board held a meeting to evaluate the proposed merger with City National. In its capacity as Business Bank’s financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to accept the City National proposal and the pricing of the merger was made by the board of directors of Business Bank. At the October 31 meeting, Ryan Beck rendered an oral opinion to Business Bank’s board (the written opinion was delivered separately and dated as of October 31, 2006) and reconfirmed the opinion in writing as of the date of this proxy statement/prospects, (a copy of which is attached as Appendix B), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration offered to Business Bank shareholders was fair as of the respective dates from a financial point of view. No limitations were imposed by the Business Bank board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Appendix B to this proxy statement/prospects. Shareholders of Business Bank are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the consideration offered to Business Bank shareholders and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting. Ryan Beck has not considered, nor is it expressing any opinion herein with respect to, the price at which City National’s common stock will trade following consummation of the merger. The summary of the Ryan Beck opinion set forth in this proxy statement/prospects is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

Material and Information Considered with Respect to the Proposed Merger.   In connection with its opinion, Ryan Beck reviewed the following information:

•       The merger agreement and related documents;

•       City National’s annual reports on Form 10-K, including audited financial statements, for the years ended December 31, 2005, 2004 and 2003;

•       City National’s quarterly earnings release reported on Form 8-K for the quarter ended September 30, 2006 and City National’s quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and March 31, 2006;

•       Business Bank’s annual reports, including audited financial statements, for the years ended December 31, 2005, 2004 and 2003;

•       Business Bank’s quarterly earnings releases for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006;

•       Certain other public and non-public information, primarily financial in nature, related to the respective businesses, earnings, assets and prospects of Business Bank and City National provided to Ryan Beck by management of the respective companies or obtained by Ryan Beck from other sources;

•       The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Business Bank and City National;

•       The historical stock prices and trading volumes of City National’s common stock; and

•       The terms of acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to Business Bank.

Additionally, Ryan Beck:

•       Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

•       Analyzed the impact of the merger on City National;

•       Considered the future prospects of Business Bank in the event it remained independent; and

•       Participated in meetings and telephone conferences with certain members of Business Bank’s and City National’s senior management to discuss Business Bank’s and City National’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies that may arise from the merger.

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Business Bank and City National that was publicly available or provided to Ryan Beck by Business Bank and City National. Ryan Beck is not an expert in the evaluation of loan portfolios or the allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Business Bank and City National as of September 30, 2006, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Business Bank or City National nor did Ryan Beck review any loan files of Business Bank or City National. Ryan Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Business Bank and City National.

The preparation of a fairness opinion for a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily conducive to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and that the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.

The forecasts and projections utilized by Ryan Beck were prepared by management, in the case of Business Bank, and by FirstCall in the case of City National, without input or guidance by Ryan Beck. These forecasts and projections were reviewed with the senior managements of Business Bank and City National. City National confirmed that, as of the time that Ryan Beck was under taking its analysis, the First Call estimates for City National earnings for the fourth quarter of 2006 were consistent with City

National managements’ expectations at that time; City National did not express a view with respect to First Call estimates for periods beyond the fourth quarter of 2006. Ryan Beck expressed no opinion as to the Business Bank or City National forecasts and projections or the assumptions on which they were based. Business Bank and City National do not publicly disclose internal management projections or publicly discuss First Call or other analyst earnings estimates of the type provided to or discussed with Ryan Beck in connection with the review of the merger. Business Bank projections were not prepared with a view towards public disclosure. Forecasts and projections could be misleading since the forecasts and projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Business Bank or City National. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring after such date could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its reconfirmed opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which City National’s common stock might trade subsequent to the transaction.

The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

Analysis of Selected Publicly Traded Companies.   Ryan Beck compared Business Bank’s financial data as of September 30, 2006, to a peer group of 18 commercial banking organizations with assets between $250 million and $750 million, with a five year cumulative average growth rate (CAGR) of greater than 15.0% and with latest 12 months core return on average assets greater than 1.25% located in the West, Southwest and Southeast regions for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Business Bank.

The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the 12 months ended September 30, 2006 for Business Bank and as of the most recent 12 month period available for the peer group companies. The market valuation multiples are based on market prices as of October 30, 2006.

	Business Bank Corporation(1)		Peer Average(1)		Peer Median(1)
Capitalization
Total Assets (000s)	$489,740		$482,243		$512,209
Total Deposits (000s)	427,576		396,400		421,509
Total Shareholders’ Equity (000s)	44,417		42,568		44,596
Total Equity / Assets	9.07%		8.87%		9.05%
Tangible Equity / Tangible Assets	9.07		8.07		7.73
Leverage Ratio	10.70		9.70		9.55
Tier I Capital / Risk-Adj Assets	11.40		11.00		10.96
Total Capital / Risk-Adj Assets	12.40		12.77		12.48
Asset Quality
Non-Performing Loans / Loans	0.01		0.24		0.14
Non-Performing Loans + 90 Days Past Due / Loans	0.01		0.17		0.13
Loan Loss Reserves / NPLs	NM		402.45		447.49
Loan Loss Reserves / NPLs + 90 Days Past Due	10,823.68		783.77		482.57
Loan Loss Reserves / Loans	1.08		1.30		1.28
Non-Performing Assets / Assets	0.01		0.10		0.09
Non-Performing Assets + 90 Days Past Due / Assets	0.01		0.09		0.03
Non-Performing Assets / Equity	0.09		1.16		0.95
Loan & Deposit Composition
Total Loans / Total Assets	77.66		79.86		81.68
Total Loans / Deposits	88.95		97.42		98.14
1-4 Family Loans / Total Loans	1.67		13.79		11.30
5+ Family Loans / Total Loans	2.53		1.46		1.27
Construction & Developmental Loans / Total Loans	32.45		22.27		23.42
Other Real Estate Loans / Total Loans	36.82		34.22		29.48
Real Estate Loans/Total Loans	73.48		71.75		73.40
Consumer Loans / Total Loans	0.26		2.15		2.10
Commercial Loans / Total Loans	26.18		24.44		17.73
Non-Interest Bearing Deposits/Total Deposits	36.11		23.16		24.42
Transaction Accounts/Total Deposits	82.03		62.92		68.56
Total CD’s/Total Deposits	17.97		37.08		31.44
Time Deposits > $100,000 / Total Deposits	8.86		19.01		16.78
Performance
Return on Average Assets	1.57		1.49		1.45
Return on Average Equity	18.29		17.44		16.66
Net Interest Margin	5.83		5.41		5.41
Non Interest Income / Average Assets	0.22		0.79		0.79
Non Interest Expense/Avg Assets	3.16		3.23		3.34
Efficiency Ratio	55.01		54.42		55.10
Growth Rates
Asset Growth Rate	19.28		15.86		14.27
Loan Growth Rate	34.45		21.43		17.07
Deposit Growth Rate	16.02		13.88		11.12
Revenue Growth Rate	33.35		24.93		22.78
EPS Growth Rate	46.57		39.27		37.28
Market Statistics
Stock Price at October 30, 2006	$53.00		NA		NA
Price / LTM EPS	17.73	x	16.58	x	15.92	x
Price / 2006E EPS	NA		15.93		15.82
Price / 2007E EPS	NA		14.26		14.45
Price / Book Value	267.54%		252.62%		237.63%
Price / Tangible Book Value	267.54		275.39		290.77
Market Capitalization ($M)	$118.86		$106.88		$101.41
Dividend Yield	0.00%		0.79%		0.00%

(1)             As of or for the most recent 12-month period available for the peer group. Business Bank data as of or for the twelve-month period ended September 30, 2006. Deposit and loan composition information consists of regulatory data as of June 30, 2006.

Ryan Beck noted that 73.48% of Business Bank’s loan portfolio is real estate-oriented, similar to the peer group median of approximately 73.40%. Approximately 36.82% of Business Bank’s loans are commercial real estate loans, higher than the peer group median of 29.48%. Business Bank’s portfolio of construction and development loans at 32.45% was significantly higher than the peer median of 23.42%. Business Bank’s 1-4 family mortgages at 1.67% of total loans were significantly lower than the peer group median of 11.30%. Business Bank’s transaction account deposits equaled 82.03% of total deposits and non-interest bearing demand deposits were 36.11% of total deposits, higher than the peer group medians of 68.56% and 24.42%, respectively. Business Bank’s jumbo deposits, or time deposits with balances greater than $100,000, represented 8.86% of total deposits, lower than the peer median of 16.78%.

Business Bank’s return on average assets of 1.57% was above the peer group median of 1.45% and Business Bank’s return on average equity of 18.29% was also higher than the peer group median of 16.66%. Contributing to Business Bank’s performance was its net interest margin of 5.83%, which was higher than the peer group median of 5.41%. Business Bank’s efficiency ratio of 55.01% was slightly lower than the peer group median of 55.10%. Ryan Beck also noted that Business Bank’s non-interest income as a percentage of average assets at 0.22% was lower than the peer group median of 0.79%.

Additionally, Ryan Beck noted that Business Bank had non-performing loans as a percentage total loans of 0.01%, which was lower than the peer median of 0.14%. At 1.08%, Business Bank maintained a level of loan loss reserves as a percentage of total loans below the peer median of 1.28%. Business Bank’s capital ratios were significantly higher than the peer group medians as evidenced by its tangible equity to tangible assets ratio and leverage ratios of 9.07% and 10.70%, respectively, compared to 7.73% and 9.55%, respectively, for the peer group. Business Bank’s asset, loan and deposit growth rates over the past 12 months of 19.28%, 34.45% and 16.02%, respectively, were higher than the peer median asset, loan and deposit growth rates of 14.27%, 17.07% and 11.12%, respectively. Over the same period, Business Bank’s revenue growth of 33.35% was higher than the peer median of 22.78% and Business Bank’s earnings per share growth of 46.57% was higher than the peer median of 37.28%.

Ryan Beck also compared City National’s financial data as of September 30, 2006, to a peer group of 19 commercial banking organizations with assets between $10 billion and $30 billion, and with latest 12 months core return on average assets greater than 1.00% located nationwide for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to City National.

The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the 12 months ended September 30, 2006 for City National and as of the most recent 12 month period available for the peer group companies. The market valuation multiples are based on market prices as of October 30, 2006.

	City National	Peer	Peer
	Corporation(1)	Average(1)	Median(1)
Capitalization
Total Assets (000s)	$14,616,758	$13,610,770	$12,438,555
Total Deposits (000s)	11,892,017	9,703,013	9,492,374
Total Shareholders’ Equity (000s)	1,458,220	1,267,811	1,113,111
Total Equity / Assets	9.98%	9.22%	9.63%
Tangible Equity / Tangible Assets	8.10	7.25	7.19
Leverage Ratio	8.66	8.39	8.30
Tier I Capital / Risk-Adj Assets	11.18	10.61	10.69
Total Capital / Risk-Adj Assets	14.21	12.80	12.56
Total Borrowings / Total Assets	7.30	17.77	17.40

	City National		Peer		Peer
	Corporation(1)		Average(1)		Median(1)
Asset Quality
Non-Performing Loans / Loans	0.19		0.41		0.32
Non-Performing Loans + 90 Days Past Due / Loans	0.19		0.56		0.42
Loan Loss Reserves / NPLs	847.03		314.34		234.65
Loan Loss Reserves / NPLs + 90 Days Past Due	845.81		362.68		225.73
Loan Loss Reserves / Loans	1.59		1.13		1.24
Non-Performing Assets / Assets	0.13		0.34		0.28
Non-Performing Assets + 90 Days Past Due / Assets	0.13		0.41		0.34
Non-Performing Assets / Equity	1.29		3.51		3.12
Loan & Deposit Composition
Total Loans / Total Assets	68.55		62.14		67.70
Total Loans / Deposits	84.26		86.37		85.42
1-4 Family Loans / Total Loans	31.91		26.06		25.45
5+ Family Loans / Total Loans	0.56		3.30		2.05
Construction & Developmental Loans / Total Loans	7.37		13.79		13.72
Other Real Estate Loans / Total Loans	21.05		21.21		20.65
Real Estate Loans/Total Loans	60.88		64.65		65.88
Consumer Loans / Total Loans	3.23		7.91		5.15
Commercial Loans / Total Loans	33.46		19.66		18.85
Non-Interest Bearing Deposits/Total Deposits	13.47		16.51		15.31
Transaction Accounts/Total Deposits	83.28		63.62		61.84
Total CD’s/Total Deposits	16.72		36.38		38.16
Time Deposits > $100,000 / Total Deposits	15.26		18.09		15.26
Performance
Return on Average Assets	1.62		1.45		1.39
Return on Average Equity	16.33		16.39		16.13
Net Interest Margin	4.66		3.86		3.83
Non Interest Income / Average Assets	1.58		1.88		1.72
Non Interest Expense/Avg Assets	3.17		3.12		3.17
Efficiency Ratio	53.38		55.54		55.33
Growth Rates
Asset Growth Rate	1.30		7.25		4.89
Loan Growth Rate	11.28		10.46		8.35
Deposit Growth Rate	(1.85)		6.90		4.99
Revenue Growth Rate	5.70		8.67		6.46
EPS Growth Rate	7.57		6.10		3.96
Market Statistics
Stock Price at October 30, 2006	$66.11		NA		NA
Price / LTM EPS	14.10	x	14.89	x	15.35	x
Price / 2006E EPS	14.16		14.60		14.90
Price / 2007E EPS	13.20		13.67		14.10
Price / Book Value	215.98%		229.07%		215.98%
Price / Tangible Book Value	271.56		298.08		305.93
Market Capitalization ($M)	$3,169.97		$2,747.08		$2,772.42
Dividend Yield	2.48%		2.76%		3.01%

(1)    As of or for the most recent twelve-month period available for the peer group. City National data as of or for the twelve-month period ended September 30, 2006. Deposit and loan composition information consists of regulatory data as of June 30, 2006 (City National’s deposit detail reflects the results of the deposit sweep for reserve calculation purposes).

Ryan Beck noted that 60.88% of City National’s loan portfolio is real estate-oriented, lower than the peer group median of approximately 65.88%. Approximately 21.05% of City National’s loans are commercial real estate loans, similar to the peer group median of 20.65%. City National’s portfolio of construction and development loans at 7.37% was significantly lower than the peer median of 13.72%. At 33.46% of total loans, City National’s commercial loans were significantly higher than the peer median of 18.85%. City National’s transaction account deposits equaled 83.28% of total deposits, significantly higher than the peer group median of 61.84% while City National’s non-interest bearing demand deposits were

13.47% of total deposits, versus the peer group median of 15.31% (City National’s deposit detail reflects the results of the deposit sweep for reserve calculation purposes). City National’s jumbo deposits, or time deposits with balances greater than $100,000, represented 15.26% of total deposits, to the same as the peer median.

City National’s return on average assets of 1.62% was significantly above the peer group median of 1.39% but City National’s return on average equity of 16.33% was only slightly higher than the peer group median of 16.13%. Contributing to City National’s performance was its net interest margin of 4.66%, which was significantly higher than the peer group median of 3.83%. City National’s efficiency ratio of 53.38% was similar to the peer group median of 55.33%. Ryan Beck also noted that City National’s non-interest income as a percentage of average assets at 1.58% was lower than the peer group median of 1.72%.

Additionally, Ryan Beck noted that City National had non-performing loans as a percentage of total loans of 0.19%, which was lower than the peer median of 0.32%. At 1.59%, City National maintained a level of loan loss reserves as a percentage of total loans significantly higher than the peer median of 1.24%. City National’s capital ratios were higher than the peer group medians as evidenced by its tangible equity to tangible assets ratio and leverage ratio of 8.10% and 8.66%, respectively, compared to 7.19% and 8.30%, respectively, for the peer group. City National’s asset and deposit growth rates over the past 12 months of 1.30% and -1.85%, respectively, were lower than the peer median asset and deposit growth rates of 4.89% and 4.99%, respectively. However, City National’s loan growth over the past 12 months of 11.28% was higher than the peer median loan growth rate of 8.35%. Over the same period, City National’s revenue growth of 5.70% was lower than the peer median of 6.46% but City National’s earnings per share growth of 7.57% was higher than the peer median of 3.96%.

Analysis of Selected Transactions.   Ryan Beck compared the financial terms of the merger with those of a group of 21 bank acquisitions announced since January 1, 2005, for which pricing data pertaining to the transactions was publicly available. The criteria for this group were: seller is a commercial bank; seller has assets between $250 million and $750 million; seller has ROAA greater than 1.25%; and seller was located in the West, Southwest, and Southeast regions.

The following table compares selected ratios of Business Bank with the average and median ratios of the sellers in the above peer group of announced bank transactions.

	Business Bank	Peer Group Average	Peer Group Median
Total Assets (000s)	$489,740	$459,432	$418,322
Tangible Equity / Tangible Assets	9.07%	8.24%	7.90%
YTD Return on Average Assets	1.51%	1.56%	1.43%
YTD Return on Average Equity	17.27%	18.61%	17.91%
Non-Performing Assets / Assets	0.01%	0.35%	0.15%
Efficiency Ratio	56.59%	53.56%	53.03%

Ryan Beck noted that Business Bank’s tangible equity as a percentage of tangible assets of 9.07% was significantly higher than the peer group median of 7.90%. Ryan Beck also noted that Business Bank’s return on average assets of 1.51% was slightly higher than the peer group median 1.43%, but Business Bank’s return on average equity of 17.27% was lower than the peer median of 17.91%. In addition, Business Bank’s non-performing assets as a percentage of assets of 0.01% compared favorably to the peer median ratio of 0.15%.

The median pricing ratios for the comparable transactions are illustrated in the following table:

	Price / Book Value	Price / Tangible Book Value	Price / LTM Earnings	Core Deposit Premium
Peer Group Median	324.20%	334.32%	19.60x	27.28%

The imputed value of Business Bank based upon the median ratios of the comparable transactions can be seen in the table below:

	Price / Book Value	Price / Tangible Book Value	Price / LTM Earnings	Core Deposit Premium	Average	Median
Imputed Value	$64.22	$66.23	$58.59	$61.76	$62.70	$62.99

The median pricing ratios for the comparable transactions adjusted for the change in the Nasdaq Bank Index between the date of announcement of the transaction and the date of the analysis are illustrated in the following table:

	Price / Book Value	Price / Tangible Book Value	Price / LTM Earnings	Core Deposit Premium
Peer Group Median	339.67%	349.58%	20.43x	28.91%

The imputed value of Business Bank based upon the adjusted median ratios of the comparable transactions can be seen in the table below:

	Price / Book Value	Price / Tangible Book Value	Price / LTM Earnings	Core Deposit Premium	Average	Median
Imputed Value	$67.29	$69.25	$61.08	$64.36	$65.50	$65.82

Assuming a transaction value of $65.81 per share based on the transaction structure and City National’s closing price at October 30, 2006, Ryan Beck calculated the transaction value as a multiple of Business Bank’s September 30, 2006 stated book value per share ($19.81), tangible book value per share ($19.81), last-twelve-months earnings per share ($2.99), and tangible book premium over core deposits as follows:

Price to stated book value	332.49%
Price to tangible book value	332.49%
Multiple of last-twelve-month earnings per share	22.01	x
Tangible book premium over core deposits	29.79%

Ryan Beck noted that the value of the consideration being offered to Business Bank’s shareholders of $65.81 per share was higher than the average imputed value of the comparable transactions prior to the market adjustment of $62.99 and slightly lower than the average imputed value of the comparable transactions after the market adjustment of $65.82.

No company used as a comparison in the above analyses is identical to Business Bank, City National or the combined resulting company, and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Discounted Dividend Analysis.   Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that Business Bank could produce in perpetuity. As a basis for performing this analysis, Ryan Beck utilized 2006 to 2011 earnings per share estimates for Business Bank, which were based on certain growth rates provided by Business Bank management. These projections are based upon various factors and assumptions, many of which are beyond the control of Business Bank. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Business Bank values, Ryan Beck utilized the following assumptions: discount rates ranging from 10% to 12%, terminal price/earnings multiples ranging from 14x to 16x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Business Bank’s non-interest expense equal to Business Bank management’s estimates of 19.0% in the first year following the merger with 19.0% thereafter. The discounted dividend analysis produced the range of net present values per share of Business Bank common stock illustrated in the chart below:

		Discount Rates
		10%	11%	12%
Terminal Year	14x	$63.41	$60.84	$58.40
Multiple of	15x	$67.06	$64.31	$61.72
Earnings	16x	$70.71	$67.79	$65.03

Ryan Beck noted that the transaction value as of October 30, 2006 of $65.81 per share generally exceeds the majority of the estimated values derived from the discounted dividend analysis.

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Business Bank common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

Financial Impact Analysis:   In order to measure the impact of the merger on the combined company’s operating results and financial position after the merger, Ryan Beck analyzed the pro forma effects of the merger for 2007. In performing this analysis, Ryan Beck utilized a pro forma summary balance sheet and income statement for City National. For its analysis, Ryan Beck used First Call estimates of earnings for 2006 and 2007, and used a 7.50% projected growth rate to estimate 2008 through 2011 earnings for City National. Ryan Beck used Business Bank management’s estimates of Business Bank’s earnings for 2006, 2007 and 2008, and used management’s projected growth rates of 12% to estimate 2009 to 2011 earnings for Business Bank. In its analysis, Ryan Beck utilized after-tax cost savings assumptions of approximately 19.0% of Business Bank’s non-interest expense base for 2007 and 19.0% for 2008 through 2011. No assumptions were made regarding revenue enhancements following the completion of the transaction and no assumptions were made regarding mark-to-market purchase accounting adjustments.

This analysis indicated that the merger would be slightly dilutive to City National’s earnings in 2007 by approximately -0.04% and would be accretive to City National’s 2008 estimated earnings per share by approximately 0.70%, before the effect of any stock repurchases. Ryan Beck also estimated that the transaction would be 2.50% accretive to City National’s stated book value per share and would be 5.61% dilutive to City National’s tangible book value per share. The transaction analysis indicated that the merger would not have a significant effect on City National’s capital ratios.

In connection with Ryan Beck’s updated opinion dated as of the date of this proxy statement/prospects and contained in Appendix B, Ryan Beck reviewed this proxy statement/prospects and confirmed the appropriateness of its reliance on the analyses used to render its October 31, 2006 written opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions upon which the October 31, 2006 opinion was based.

As of the date of this document, for its financial advisory services provided to Business Bank, Ryan Beck has been paid a fee of $240,000. Ryan Beck will be paid an additional fee at the time of closing of the merger such that the total fees paid to Ryan Beck will equal approximately $1,280,000. In addition, Business Bank has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck’s legal counsel, which shall not exceed $20,000 without the prior consent of Business Bank. Business Bank has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services.

Prior to this transaction, Ryan Beck did not have an investment banking relationship with Business Bank. Ryan Beck has had no prior investment banking relationship with City National. Ryan Beck has in the past solicited investment banking business from City National and may solicit investment banking business from City National in the future.

Ryan Beck is not a market maker in the stock or other securities of Business Bank or City National. In the ordinary course of its business as a broker dealer, Ryan Beck may actively trade securities of Business Bank or City National for its own account and the account of its customers and, accordingly, may at any time hold long or short positions in such securities. Ryan Beck publishes research reports regarding City National. All research reports prepared by Ryan Beck are done solely on the merits or judgment of analysts of Ryan Beck, and members of the Ryan Beck investment banking department do not participate in the preparation of any such research reports.

Public Trading Markets

City National common stock trades on the NYSE under the symbol “CYN”. Business Bank common stock trades on the Over-the-Counter Bulletin Board under the symbol “BBNV.” Upon completion of the merger, Business Bank common stock will cease to trade. The City National common stock issuable in the merger will be listed on the NYSE.

The shares of City National common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, which we refer to as the Securities Act, except for shares issued to any stockholder who is an affiliate of Business Bank, as discussed in “The Merger Agreement—Resales of City National Stock by Affiliates” on page 53.

Regulatory Approvals Required for the Merger

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board, or a waiver from the application requirement, and from the Office of the Comptroller of the Currency, as well as the Nevada Division of Financial Institutions. City National and Business Bank have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals and/or waivers therefrom.

Federal Reserve Board.   The merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956. The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the community to be served as well as the companies’ effectiveness in combating money-laundering activities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Under the Community Reinvestment Act of 1977, which we refer to as the CRA, the Federal Reserve Board must take into account the record of performance of each of City National and Business Bank in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the company and its subsidiaries. City National’s and Business Bank’s depository institutions each have a “satisfactory” CRA rating.

Under Section 225.12(d)(2) of the Federal Reserve Board’s regulations (12 C.F.R. 225.12(d)(2)), the prior approval of the Federal Reserve Board is not required in connection with the acquisition by a bank holding company of another bank holding company if the subsidiary banks of both bank holding companies are merged with each other simultaneously with the holding company acquisition. In addition, the bank to be acquired may not be operated by the acquiring bank holding company as a separate entity. The transaction must also satisfy certain other requirements, including that the bank merger require the prior approval of a federal supervisory agency under the Bank Merger Act. We have requested confirmation from the Federal Reserve that the transaction satisfies the requirements of Section 225.12(d)(2) and that a waiver from the application requirement is therefore available. If we do not receive confirmation, we will promptly file an application with the Federal Reserve.

Office of the Comptroller of the Currency and Other Approvals.   City National has filed an application with the Office of the Comptroller of the Currency under the Bank Merger Act to approve the merger of Business Bank of Nevada into City National Bank. In evaluating an application filed under the Bank Merger Act, the OCC will use substantially the same criteria as the Federal Reserve as described above. Prior notices to, or approvals from, various state regulatory authorities, including the Nevada Division of Financial Institutions, will also be required in connection with the acquisition.

Antitrust Considerations.   At any time before or after the acquisition is completed, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, which we refer to as the Antitrust Division and the FTC, respectively, could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of City National or Business Bank or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, City National and Business Bank believe that the completion of the merger will not violate U.S. antitrust laws. However, City National and Business Bank can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that City National and Business Bank will prevail.

In addition, the merger may be reviewed by the state attorneys general in the various states in which City National and Business Bank operate. Although City National and Business Bank believe there are substantial arguments to the contrary, these agencies may claim the authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

Timing.   We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be completed until 30 days after approval is received, during which time the Antitrust Division may challenge the merger on antitrust grounds. The commencement of an antitrust action would “stay”—that is, suspend—the effectiveness of an approval unless a court specifically were to order otherwise. With the approval of the Federal Reserve Board and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.

City National and Business Bank believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on City National or Business Bank. In connection with obtaining any required regulatory approvals, City National is not required to agree to conditions or restrictions that would have a material adverse effect on either Business Bank or City National, measured on a scale relative to Business Bank.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Business Bank’s Directors and Officers Have Interests in the Merger

In considering the recommendation of the Business Bank board of directors with respect to the merger agreement, Business Bank’s shareholders should be aware that some of Business Bank’s executive officers and directors have interests in the merger that may be different from, or in addition to, those of Business Bank’s shareholders generally. The Business Bank board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Business Bank’s shareholders vote in favor of approving the merger agreement.

Executive Officer Equity Compensation Awards.   The merger agreement provides that upon completion of the merger, each Business Bank stock option held by current employees, including each of the executive officers of Business Bank, will vest and be converted into an option to purchase a number of shares of City National common stock equal to the product of (1) the number of shares subject to the option immediately prior to completion of the merger and (2) the exchange ratio with an exercise price per share equal to the exercise price per share immediately prior to completion of the merger divided by the exchange ratio. The merger agreement further provides that upon completion of the merger, each Business Bank stock option held by former employees and current and former directors will be cancelled and converted into the right to receive upon completion of the merger an amount in cash per share subject to the option equal to the excess, if any, of the per share cash amount received in the merger over the per share exercise price of the option. Each restricted share held by an employee will vest and be treated as all other shareholders.

Employment Agreements.   In connection with entering into the merger agreement, each of Messrs. Larry Charlton, John Guedry and Mark Phillips entered into a two-year employment agreement with City National that will become effective upon completion of the merger. The agreements provide that Messrs. Charlton, Guedry and Phillips will be entitled to an annual base salary of $180,000, $250,000 and $195,000, respectively, and eligibility for an annual incentive bonus of up to 40 percent of annual base salary, employee benefits and an automobile allowance. In addition, subject to the approval of City National’s compensation committee, Messrs. Charlton, Guedry and Phillips will be granted 2,000, 5,000 and 2,000 options to purchase shares of City National common stock, respectively, and 500, 1,500 and 1,000 restricted shares of City National common stock, respectively. The stock options will have an exercise price per share equal to the fair market value of City National common stock on the date of grant or the date of committee action (which we expect to be not later than July 1, 2007), whichever last occurs, and will vest 25 percent on each anniversary of the date of grant. The restricted shares will vest 25 percent on each anniversary of the date of grant commencing with the second anniversary. Each of the executives has agreed that for the duration of the two year term of the agreement (or for one year following termination, if shorter) not to solicit employees or customers of City National and its affiliates or to compete with City National and its affiliates. If any of the executive’s employment is terminated by City National without cause, City National may elect to either (1) continue paying the executive’s base salary for the remainder of the term or (2) cease paying such base salary and the executive will be released from such executive’s non-competition and non-solicitation covenants. In addition, if such termination occurs less than two years following the date of grant, 25 percent of the restricted shares will vest in full. If any of the executive’s employment is terminated by the executive for any reason, City National may elect either to (1) continue paying 50 percent of the executive’s base salary for the remainder of the term or (2) cease paying such base salary and the executive will be released from such executive’s non-competition and non-solicitation covenants. Upon a change of control of City National following the expiration of the term of the agreement, certain of the executives will be eligible to receive, under certain circumstances, a change in control severance package that would provide the executive with up to one year’s base salary and bonus, except that Mr. Guedry will be eligible to receive two year’s base salary and bonus.

Change in Control Payment.   Business Bank is a party to a Change of Control agreement with David Kellerman, its chief financial officer, pursuant to which Mr. Kellerman is entitled to receive certain payments and benefits following a change of control of Business Bank if he is terminated or quits for good reason (as defined in the agreement) within one year of the change of control.  The merger with City National will constitute a "change of control" under this agreement and City National has indicated that it does not currently plan to employ Mr. Kellerman following the merger. Consequently, in connection with the merger, if Mr. Kellerman is terminated or quits for good reason, Mr. Kellerman will be entitled to receive (i) a change-in-control payment equal to the product of twenty-four (24) times the sum of Mr. Kellerman’s monthly salary at the time of the change in control, plus an amount equivalent to the monthly average of the last two years of annual incentive bonus received by Mr. Kellerman from Business Bank, if any, (ii) payment of COBRA benefits, and (iii) a gross-up payment equal to any excise tax imposed on Mr. Kellerman. If Mr. Kellerman had been terminated as of January 1, 2007, the amount of this payment would have been approximately $447,977.83 plus COBRA benefits and any excise tax gross-up payment. Additionally, upon the occurrence of a change in control, Mr. Kellerman’s options shall fully vest and be exercisable.

Indemnification and Insurance.   City National has agreed to indemnify and hold harmless each present and former director and officer of Business Bank and its subsidiaries from liability and expenses for matters arising at or prior to the consummation of the merger to the fullest extent permitted by applicable law. City National has also agreed, subject to certain limitations, to maintain Business Bank’s current policy of directors’ and officers’ liability insurance coverage for the benefit of Business Bank’s directors and officers for six years following consummation of the merger.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Business Bank board of directors and the City National board of directors has approved the merger agreement which provides for the merger of Business Bank with and into City National. City National will be the surviving corporation in the merger. The City National articles of incorporation will be the articles of incorporation, and the City National bylaws will be the bylaws, of the combined company after completion of the merger. The merger agreement provides that City National may change the structure of the merger to change the method of effecting the combination provided that such change does not alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to Business Bank stockholders in the merger or materially impede or delay completion of the merger.

Merger Consideration

Each share of City National common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of City National, and each share of Business Bank common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Business Bank common stock held by Business Bank or City National, will have the right to elect to receive, subject to potential proration, cash or City National common stock for each share of Business Bank common stock outstanding immediately prior to the merger. If you are a stockholder of record of Business Bank common stock you may make different elections with respect to different shares. For example, if you are the record holder of 10,000 shares of Business Bank common stock, you may elect to have 3,000 of those shares converted into the cash consideration and 7,000 of those shares converted into the City National common stock consideration, subject to potential adjustment as described below. If you hold your stock in “street name” through a bank or broker, your election procedures may be subject to further limitations imposed by your bank or broker.

The applicable election materials were separately mailed to Business Bank stockholders at approximately the same time that this document was mailed to stockholders. Business Bank stockholders must return their properly completed and signed form of election to the exchange agent prior to the election deadline. If you are a Business Bank stockholder and you do not return your form of election by the election deadline or improperly complete or do not sign your form of election, you will receive cash, shares of City National common stock or a mixture of cash and shares of City National common stock, based on what is available after giving effect to the valid elections made by other stockholders, as well as the adjustment described below.

Cash Elections.   Each share of Business Bank common stock converted into the cash consideration will be exchanged for $66.50, without interest.

Stock Elections.   Each share of Business Bank common stock converted into the stock consideration will be exchanged based on the exchange ratio, which will vary based on the average closing sale prices of City National common stock on the New York Stock Exchange for the ten trading days immediately preceding the completion of the merger as follows:

Average City National Trading Price	Exchange Ratio
More than $74.25	$71.04 divided by the average City National trading price
More than $69.50, but not more than $74.25	0.9568
More than $67.50, but not more than $69.50 per share	$66.50 divided by the average City National trading price
$60.75 or more, but not more than $67.50	0.9852
Less than $60.75	$59.85 divided by the average City National trading price

Thus, by way of example only, if the average closing sale prices of City National common stock on the New York Stock Exchange for the ten trading days immediately preceding the completion of the merger were $70.00 per share, the exchange ratio would be 0.9568. Under that example, if you owned 10,000 shares of Business Bank common stock that were converted into the stock consideration, you would receive 9,568 shares of City National common stock in the merger.

City National will not issue any fractional shares of City National common stock in the merger. Instead, a Business Bank stockholder who otherwise would have received a fraction of a share of City National common stock will receive an amount in cash, rounded to the nearest cent, equal to the product of the fraction of a share of City National common stock to which the holder would otherwise be entitled and the average closing sale price of City National common stock on the NYSE for the ten trading days immediately preceding completion of the merger.

The merger agreement provides that one-half of the total Business Bank shares outstanding immediately prior to completion of the merger will be converted into cash and one-half of the total outstanding Business Bank shares will be converted into City National common stock. As a result, if more stockholders elect to receive either form of consideration than is available under the merger agreement, stockholders electing the over-subscribed form of consideration will have their elections proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

Non-Elections.   Business Bank stockholders who do not make an election to receive cash or City National common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed, will be deemed not to have made an “election.” Stockholders not making an election may be paid in only cash, only City National common stock or a mix of cash and shares of City National common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Business Bank stockholders using the proration adjustment described below.

Treatment of Business Bank Stock Options and Other Equity-Based Awards.   Each outstanding option to purchase shares of Business Bank common stock granted under any stock compensation plan maintained by Business Bank or its subsidiaries, which we refer to as the Business Bank stock plans, to individuals who are employees of Business Bank or its subsidiaries as of the completion of the merger, whether vested or not, will be cancelled and converted into an option to purchase City National common stock. The new City National stock options will generally be on the same terms as the Business Bank stock options that they are replacing, except that the number of shares subject to the new option will equal to the number of shares of Business Bank common stock subject to the old option immediately prior to completion of the merger multiplied by the exchange ratio applicable to the conversion of shares of Business Bank common stock into shares of City National common stock as described above (rounded down to the nearest whole share), and the per share exercise price for the new option will equal the exercise price per share under the old option divided by that exchange ratio (rounded down to the nearest whole cent). Each other Business Bank stock option outstanding immediately prior to the completion of the merger, including those held by Business Bank’s non-employee directors, will be cancelled and converted into the right to receive a lump sum cash payment equal to (1) the number of shares of Business Bank common stock subject to the option immediately prior to the Closing and (2) the excess, of $66.50 over the exercise price per share of the option. The lump sum cash payment shall be subject to applicable tax withholding.

Each outstanding restricted share of Business Bank common stock granted under the Business Bank stock plans, regardless of whether or not vested, shall be cancelled and converted into the right to receive, without restrictions, the same merger consideration to be paid for non-restricted shares of Business Bank common stock. City National will be entitled to deduct applicable tax withholding.

Proration.   The merger agreement provides that one-half of the total shares of Business Bank common stock outstanding immediately prior to completion of the merger will be converted into cash, with the remaining shares converted into City National common stock. As a result, if more Business Bank stockholders make valid elections to receive either cash or City National common stock than is available as merger consideration under the merger agreement, those Business Bank stockholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. We refer in this document to the number of Business Bank shares to be converted into cash as the “cash conversion number.”

If the total number of shares of Business Bank common stock with respect to which elections to receive the cash merger consideration are made or that dissent from the merger and seek appraisal rights (we refer to these shares as “cash election shares”) exceeds the cash conversion number, then all Business Bank shares with respect to which elections were made to receive City National common stock (we refer to these shares as “stock election shares”), and all shares with respect to which no valid election was made, will be converted into the right to receive the stock merger consideration, and all shares with respect to which cash elections were made will be converted into the right to receive:

•       The cash consideration in respect of that number of shares equal to the product obtained by multiplying

•        The number of cash election shares held by the holder by

•        A fraction, the numerator of which is the cash conversion number and the denominator of which is the total number of cash election shares,

•       With the remainder of the shares converted into the stock consideration.

If the total number of cash election shares is less than the cash conversion number (we refer to the amount by which the cash conversion number exceeds the cash election number as the “shortfall number”), then all cash election shares will be converted into the right to receive the cash consideration and the stock election shares and the shares with respect to which no valid election was made will be treated in the following manner:

•       If the shortfall number is less than or equal to the number of shares with respect to which no valid election was made, then all stock election shares will be converted into the right to receive the stock merger consideration, and each of the holders of non-electing shares will receive the cash consideration in respect of that number of non-electing shares as is equal to the product obtained by multiplying

•        The number of non-electing shares held by such holder by

•        A fraction, the numerator of which is the shortfall number and the denominator of which is the total number of shares with respect to which no valid election was made,

•        With the remaining number of such holder’s non-electing shares being converted into the right to receive the stock consideration; and

•       If the shortfall number exceeds the number of shares with respect to which no valid election was made, then all non-electing shares will be converted into the right to receive the cash merger consideration, and each of the holders of stock election shares will have the right to receive the cash consideration in respect of that number of stock election shares as is equal to the product obtained by multiplying

•        The number of stock election shares held by such holder by

•        A fraction, the numerator of which is the amount by which (1) the shortfall number exceeds (2) the total number of non-electing shares, and the denominator of which is the total number of stock election shares,

•        With the remaining number of such holder’s stock election shares being converted into the right to receive the stock consideration.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•       The merger is approved by Business Bank stockholders;

•       We obtain all required governmental and regulatory consents and approvals without a condition or restriction that would have a material adverse effect on City National, measured on a scale relative to Business Bank; and

•       All other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Secretary of State of the State of Nevada and a certificate of merger is filed with the Secretary of State of the State of Delaware. However, we may agree to a later time for completion of the merger and specify that time in accordance with Nevada and Delaware law. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date. If these conditions are first satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of City National, then City National may postpone the closing until the first full week after the end of that quarter. It currently is anticipated that the effective time of the merger will occur in the first quarter of 2007, but we cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Business Bank common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, the exchange agent will exchange certificates representing shares of Business Bank common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement. Continental Stock Transfer & Trust Company will be the exchange agent in the merger and will receive your form of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Form of Election.   Business Bank stockholders will be mailed a form of election at least 20 business days prior to the election deadline so as to permit each Business Bank stockholder to exercise such holder’s right to make an election prior to the election deadline. Each form of election will allow you to make cash or stock elections or a combination of both. Unless otherwise agreed to in advance by City National and Business Bank, the election deadline will be 5:00 p.m., Eastern time, on the date that is thirty days prior to the date that City National and Business Bank anticipate completing the merger.

If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions that will be set forth in the form of election. Stockholders who hold their shares of Business Bank common stock in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares of Business Bank common stock. Shares of Business Bank common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election. To make a valid election, each Business Bank stockholder must submit a properly completed form of election, together with stock certificates, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. A form of election will be properly completed only if accompanied by certificates (or book-entry transfer of uncertificated shares) representing all shares of Business Bank common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as will be described in the form of election). If you are a Business Bank stockholder and you cannot deliver your stock certificates to the exchange agent by the election deadline, you may deliver a notice of guaranteed delivery promising to deliver your stock certificates, as will be described in the form of election, so long as (1) the guarantee of delivery is from a firm which is a member of any registered national securities exchange or a commercial bank or trust company in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates via first-class mail. Business Bank stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, if you have made an election, you will be unable to revoke your elections or sell your shares of Business Bank common stock during the interval between the election deadline and the date of completion of the merger.

Shares of Business Bank common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal.   Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were Business Bank stockholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Business Bank common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Business Bank common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Business Bank common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

After completion of the merger, there will be no further transfers on the stock transfer books of Business Bank, except as required to settle trades executed prior to completion of the merger.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares payable to any Business Bank stockholder the amounts the exchange agent is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

Until Business Bank common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to City National common stock into which shares of Business Bank common stock may have been converted will accrue but will not be paid. City National will pay to former Business Bank stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Business Bank stock certificates.

Prior to the effective time of the merger, Business Bank and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

•       Dividends paid by any subsidiary of Business Bank to Business Bank or to any of its wholly-owned subsidiaries;

•       The acceptance of shares of Business Bank common stock in payment of the exercise of a stock option or the vesting of restricted shares of Business Bank common stock granted under a Business Bank stock plan, in each case in accordance with past practice; and

•       Dividends on the capital securities and common securities issued by Business Bank Capital Trust I, in accordance with the terms thereof.

Representations and Warranties

The merger agreement contains customary representations and warranties of Business Bank and City National relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization of Business Bank, true and correct except to a de minimis extent), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with the representations and warranties, has had or is reasonably likely to have a material adverse effect on the ability of the company making the representation to consummate the merger, or on the business, results of operations or financial conditions of the company making the representation. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies, generally, (2) changes in laws, rules or regulations of general applicability or their interpretations by courts or governmental entities, (3) changes in global or national or regional political conditions or in general or regional economic or market conditions affecting banks, savings associations or their holding companies generally, except to the extent that such changes in market or economic conditions have a disproportionate adverse effect on such party, or (4) public disclosure of the merger. The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of City National and Business Bank has made representations and warranties to the other regarding, among other things:

•       Corporate matters, including due organization and qualification;

•       Capitalization;

•       Authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•       Required governmental filings and consents;

•       The timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•       Financial statements, internal controls and accounting;

•       Broker’s fees payable in connection with the merger;

•       The absence of material adverse changes and undisclosed liabilities;

•       Legal proceedings;

•       Tax matters;

•       Compliance with applicable laws;

•       Risk management instruments and derivatives;

•       Investment and loan portfolios;

•       Environmental liabilities;

•       Employee matters, including employee benefits;

•       Material contracts;

•       Tax treatment of the merger; and

•       The accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Business Bank has made other representations and warranties about itself to City National as to:

•       Intellectual property;

•       Real property;

•       Insurance;

•       The inapplicability of state takeover laws and the rights agreement; and

•       The receipt of a financial advisor’s opinion.

City National also has made a representation and warranty to Business Bank regarding the availability of cash to pay the cash portion of the merger consideration and the ownership of Business Bank common stock.

The representations and warranties described above and included in the merger agreement were made by each of City National and Business Bank to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by City National and Business Bank in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between City National and Business Bank rather than to establish matters as facts. The merger agreement is described in, and included as an appendix to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Business Bank, City National or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 72.

Covenants and Agreements

Each of Business Bank and City National has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of City National and Business Bank agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay its respective ability to obtain any necessary regulatory approvals, perform its covenants or complete the merger. Business Bank further agrees that, with certain exceptions and except with City National’s prior written consent, Business Bank will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•       Make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “—Conversion of Shares; Exchange of Certificates—Dividends and Distributions”;

•       Purchase, redeem or otherwise acquire any shares of its capital stock or rights to acquire its capital stock;

•       Adjust, split, combine or reclassify any of its capital stock;

•       Issue shares, stock options or other equity-based awards outside the parameters set forth in the merger agreement;

•       Acquire any other business or person or open, close, sell or acquire any branches;

•       Amend its charter or bylaws;

•       Other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties, or cancel, release or assign any material indebtedness;

•       Incur indebtedness or in any way assume the indebtedness of another person, except short term and other indebtedness incurred in the ordinary course of business;

•       Make any material change to its accounting, except as required by applicable law or generally accepted or regulatory accounting principles;

•       Enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, and servicing policies other than as required by applicable law;

•       Make, change, or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

•       Enter into, renew or terminate contracts or agreements other than in the ordinary course of business, or enter into, renew or terminate certain other specified contracts;

•       Incur capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, except for specified projects;

•       Except as contemplated by the merger agreement and except in certain circumstances in the ordinary course of business, (1) increase wages, salaries or incentive compensation, (2) pay or provide, or increase or accelerate the accrual rate, vesting or timing or payment or funding of, any compensation or benefit to employees of Business Bank and its subsidiaries or otherwise pay any amount to which any employee of Business Bank or any of its subsidiaries is not entitled, (3) establish, adopt or become a party to any new employee benefit or compensation plan or agreement or amend, suspend or terminate any Business Bank benefit plan, (4) modify any Business Bank stock option or other equity-based award, (4) make discretionary contributions or payments relating to Business Bank employee benefits and agreements, (5) establish, adopt or enter into any collective bargaining agreement or (6) hire, terminate or change the employment status of any executive officer or director or any employee who is a party to a change of control or severance agreement;

•       Agree or consent to any material agreement or material modifications of existing agreements with governmental entities in respect of its business operations, except as required by law;

•       Pay, discharge or settle any material claim except settlements in the ordinary course of business consistent with past practice that involve solely money damages not in excess of $25,000 individually or $50,000 in the aggregate;

•       Issue any broadly distributed general employee or customer communications other than in the ordinary course of business with respect to matters other than the merger;

•       Make any material investment for its own account, whether by purchase of securities, capital contributions, property transfers or purchase of property or assets, outside the ordinary course of business;

•       Restructure or materially change its investment securities portfolio or its gap position, or the manner in which the portfolio is classified or reported;

•       Take any action, or knowingly fail to take, any action that would reasonably be expected to cause any of the conditions to the merger to fail to be satisfied;

•       Agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the preceding bullets.

City National agrees that, except with Business Bank’s prior written consent, City National will not, among other things, undertake the following extraordinary actions:

•       Amend any organizational documents in a manner that would adversely affect the ability to complete the merger;

•       Take any action, or knowingly fail to take, any action that would reasonably be expected to cause any of the conditions to the merger to fail to be satisfied;

•       Agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the preceding bullets.

The merger agreement also contains mutual covenants relating to the preparation of this document and the holding of the special meeting of Business Bank stockholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Business Bank and City National have also agreed to use their reasonable best efforts to take all actions needed to obtain necessary governmental and third party consents, and to cause the merger of Business Bank of Nevada into City National Bank. Notwithstanding the foregoing, City National is not required to take any action in connection with obtaining the necessary governmental and third party consents that would reasonably be expected to have a material adverse effect, measured relative to Business Bank. Business Bank also agreed to cooperate with City National to prepare for and facilitate the integration of the two companies and their bank subsidiaries following completion of the merger.

Efforts of Business Bank to Obtain the Required Stockholder Vote

Business Bank has agreed to hold a meeting of its stockholders as soon as is reasonably practicable for the purpose of obtaining stockholder approval of the merger. Business Bank has agreed to recommend the approval of the merger agreement, the merger and the related transactions. However, Business Bank’s board of directors may withdraw, modify, condition or refuse to recommend the adoption of the merger agreement if Business Bank’s board of directors determines, in good faith after consultation with its outside legal advisors, that the failure to take such action would cause the board to violate its fiduciary obligations under applicable law. Notwithstanding the foregoing, the merger agreement requires Business Bank to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends approval of the merger agreement, in which event the board may communicate its basis for its lack of a recommendation to stockholders.

Agreement Not to Solicit Other Offers

Business Bank also has agreed that it, its subsidiaries and their officers, directors and employees will not, directly or indirectly:

•       Solicit, initiate, encourage or facilitate any inquiries or proposals for any “Alternative Proposal” (as defined below); or

•       Participate in any discussions or negotiations, or enter into any agreement, regarding any “Alternative Transaction” (as defined below).

However, prior to the special meeting, Business Bank may consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal if (1) it has first entered into a confidentiality agreement with the party proposing the Alternative Proposal on terms comparable to the confidentiality agreement with City National and (2) the Business Bank board of directors determines in good faith (after consultation with outside legal counsel) that failure to take these actions would cause it to violate its fiduciary duties.

Business Bank has agreed:

•       To notify City National promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to Business Bank or any of its subsidiaries, and to provide City National with relevant information regarding the Alternative Proposal or request;

•       To keep City National fully informed, on a current basis, of any material changes in the status and any material changes in the terms of any such Alternative Proposal; and

•       To cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal, and to use reasonable best efforts to cause all persons other than City National who have been furnished with confidential information in connection with an Alternative Proposal within the 12 months prior to the date of the merger agreement to return or destroy such information.

As used in the merger agreement, an “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Business Bank or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of the following:

•       A transaction pursuant to which any person (or group of persons) other than City National or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Business Bank common stock or outstanding voting power or of any new series or new class of Business Bank preferred stock that would be entitled to a class or series vote with respect to the merger, whether from Business Bank or pursuant to a tender offer or exchange offer or otherwise;

•       A merger, share exchange, consolidation or other business combination involving Business Bank (other than the merger being described here);

•       Any transaction pursuant to which any person (or group of persons) other than City National or its affiliates acquires or would acquire control of assets (including, for this purpose, the outstanding equity securities of subsidiaries of Business Bank and securities of the entity surviving any merger or business combination including any of Business Bank’s subsidiaries) of Business Bank, or any of its subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of Business Bank and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•       Any other consolidation, business combination, recapitalization or similar transaction involving Business Bank or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Business Bank common stock immediately prior to the transaction do not, in the aggregate, own at least 75% of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in the transaction immediately after the completion of the transaction in substantially the same proportion as the holders held the shares of Business Bank common stock immediately prior to the completion of the transaction.

Expenses and Fees

Each of City National and Business Bank will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Employee Matters

City National has agreed, with respect to the employees of Business Bank and its subsidiaries at the effective time, that it will or will cause its applicable subsidiaries to offer such employees participation in and coverage under employee benefits that are comparable, on an aggregate basis, to the plans generally in effect for similarly situated City National employees. In recognition of the fact that the transition from Business Bank employee plans to City National plans may not occur upon completion of the merger, and may occur in stages, City National and Business Bank have agreed that continued participation and coverage under the Business Bank employee benefit plans as existing immediately prior to completion of the merger will satisfy this obligation. In addition, City National has agreed that any such employees who are terminated during the six-month period following the merger will be eligible to participate in City National’s Separation Pay Plan, in accordance with its terms, and that such severance, if available under that plan, will provide for a minimum severance of (1) two weeks of base salary plus one week of base salary for each year of service for non-officer employees, (2) three weeks of base salary plus two weeks of base salary for each year of service for officers (except for officers described in the remainder of this sentence), and (3) four weeks of base salary plus two weeks of base salary for each year of service for eligible executive vice presidents and senior vice presidents, with each affected person entitled to two weeks of base salary as the minimum severance and 52 weeks of base salary as the maximum severance.

In addition, City National has agreed, to the extent any Business Bank employee becomes eligible to participate in City National benefit plans following the merger:

•       Generally to recognize each employee’s service with Business Bank prior to the completion of the merger for purposes of eligibility to participate, vesting credits and benefit accruals under the City National plans to the same extent such service was recognized under comparable Business Bank plans prior to completion of the merger; and

•       To waive any exclusion for pre-existing conditions under any City National health, dental or vision plans, to the extent such limitation would have been waived or satisfied under a corresponding Business Bank plan in which such employee participated immediately prior to the effective time, and recognize any medical or health expenses incurred in the year in which the merger closes for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of City National.

However, City National has no obligation to continue the employment of any Business Bank employee or to provide any particular employee benefits for any period following the merger.

Indemnification and Insurance

The merger agreement provides that, upon completion of the merger, City National will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers and directors of Business Bank and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent provided under Business Bank’s and its subsidiaries’ organizational documents and permitted by applicable law.

The merger agreement provides that City National will use its reasonable best efforts to maintain for a period of six years after completion of the merger Business Bank’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount with insurers having equal or superior financial ratings and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that City National is not required to incur annual premium expense greater than 200% of Business Bank’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•       The approval of the merger by Business Bank stockholders;

•       The approval of the listing of City National common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

•       The effectiveness of the registration statement of which this document is a part with respect to the City National common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

•       The absence of any order, injunction, decree, statute, rule or regulation prohibiting or preventing completion of the transactions contemplated by the merger agreement.

Each of City National’s and Business Bank’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•       The receipt by each of City National and Business Bank of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•       The receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to complete the merger (in the case of the conditions to City National’s obligation to complete the merger, without any conditions or restrictions that would have a material adverse effect on City National or Business Bank, measured on a scale relative to Business Bank);

•       The accuracy of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect; and

•       In the case of City National’s obligations only, the completion of the sale of certain limited liability company interests of Business Bank in Charleston Pavilion LLC, a building project 26% owned by Business Bank, on the terms set forth in the merger agreement.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•       If any of the required regulatory approvals are denied (and the denial is final and nonappealable);

•       If the merger has not been completed by October 31, 2007, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•       Iif there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach; or

•       If the stockholders of Business Bank fail to approve the merger at the special meeting.

In addition, City National may terminate the merger agreement if the Business Bank board of directors fails to recommend that Business Bank stockholders approve the merger, withdraws, modifies or qualifies in a manner adverse to City National its recommendation of the merger to stockholders, or recommends or endorses a competing merger proposal. City National may also terminate the merger agreement if Business Bank knowingly breaches its obligation to call and hold a stockholder meeting to consider the merger or its obligation to not solicit competing acquisition proposals.

If the merger agreement is terminated, it will become void, and there will be no liability on the part of City National or Business Bank, except that (1) both City National and Business Bank will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Business Bank must pay City National a termination fee of $5 million if:

•       The merger agreement is terminated by City National as a result of the City National termination rights described under “—Termination of the Merger Agreement” above relating to the Business Bank stockholder recommendation and compliance with the stockholder vote and non-solicit covenants; or

•       (1) A competing takeover proposal is made to Business Bank or its stockholders or has been publicly announced, (2) the merger agreement is terminated by Business Bank or City National because the stockholders of Business Bank do not approve the merger at the special stockholder meeting or by City National because of a willful breach of the merger agreement by Business Bank and (3) within 12 months of termination, Business Bank completes an alternative transaction or enters into any acquisition or similar agreement relating to an alternative transaction.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their boards of directors or by written agreement. However, after any approval of the transactions contemplated by the merger agreement by the Business Bank stockholders, there may not be, without further approval of those stockholders, any amendment of the merger agreement not permitted by Nevada law.

At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective board of directors, to the extent legally allowed, may:

•       Extend the time for the performance of any of the obligations or other acts of the other party;

•       Waive any inaccuracies in the representations and warranties of the other party; or

•       Waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Resales of City National Stock by Affiliates

Shares of City National common stock to be issued to Business Bank stockholders in the merger have been registered under the Securities Act, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Business Bank. Any subsequent transfers of shares, however, by any person who is an affiliate of Business Bank at the time the merger is submitted for a vote of the Business Bank stockholders will, under existing law, require:

•       The further registration under the Securities Act of the City National stock to be transferred;

•       Compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•       The availability of another exemption from registration.

An “affiliate” of Business Bank is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Business Bank. These restrictions are expected to apply to the directors and executive officers of Business Bank and the holders of 10% or more of the outstanding Business Bank common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

City National will give stop transfer instructions to the exchange agent with respect to the shares of City National common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended. City National is not required to further register the sale of City National common stock to be issued to affiliates of Business Bank.

Each of the individuals who are affiliates of Business Bank for purposes of Rule 145 under the Securities Act has delivered to City National a written agreement intended to ensure compliance with the Securities Act.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Business Bank as of the effective time of the merger will be recorded at their respective fair values and added to those of City National. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of City National issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Business Bank.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the anticipated material United States federal income tax consequences to “U.S. holders” (as defined below) of Business Bank common stock of the receipt of shares of City National common stock and cash in exchange for Business Bank common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to in this document as the “Code”), applicable current and proposed United States Treasury Regulations, judicial authorities and administrative rulings and practice, all as in effect as of the date of this registration statement and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Business Bank common stock that is for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

Holders of Business Bank common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under United States and foreign tax laws.

The United States federal income tax consequence to a partner in an entity treated as a partnership, for United States federal income tax purposes, that holds Business Bank common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Business Bank common stock should consult their own tax advisors.

This discussion assumes that a U.S. holder holds Business Bank common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to a U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws (for example, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect mark-to-market accounting, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities (and persons holding Business Bank common stock through a partnership or other pass-through entity), United States expatriates and stockholders subject to alternative minimum tax,

U.S. holders who hold Business Bank common stock as part of a hedging, “straddle,” conversion or other integrated transaction, a person whose functional currency for United States federal income tax purposes is not the U.S. dollar, U.S. holders who acquired their Business Bank common stock through the exercise of employee stock options or other compensation arrangements or U.S. holders who exercise appraisal rights under Nevada law). In addition, the discussion does not address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a U.S. holder.

Holders of Business Bank common stock are strongly urged to consult with their own tax advisors as to the tax consequences of the merger on their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

City National and Business Bank have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to City National’s obligation to complete the merger that City National receive an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Business Bank’s obligation to complete the merger that Business Bank receive an opinion of its counsel, Squire, Sanders & Dempsey L.L.P., dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on facts, representations and assumptions set forth in the opinion and representations set forth in certificates to be received from City National and Business Bank. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service, and neither City National nor Business Bank intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. It is assumed for purposes of the remainder of the discussion that the merger will qualify as a reorganization within the meaning of the Code. Based on this assumption, upon the exchange of Business Bank common stock for a combination of City National common stock and cash, a U.S. holder will generally recognize gain (but not loss) in an amount equal to the lesser of:

•       The amount of gain realized (i.e., the excess, if any, of the sum of the cash and the fair market value of the City National common stock a U.S. holder received over its tax basis in the Business Bank common stock surrendered in the merger); and

•       The amount of cash received in the merger (other than cash received instead of a fractional share of City National common stock).

For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. If a U.S. holder has different bases or holding periods in respect of shares of Business Bank common stock, a U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of City National common stock received in the merger.

Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period with respect to the Business Bank common stock surrendered is more than one year at the effective time of the merger. In some cases, where a U.S. holder actually or constructively owned City National common stock immediately before the merger, such cash received in the merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the shares of City National common stock received in the merger, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal its aggregate adjusted tax basis in the Business Bank common stock surrendered in the merger, increased by the amount of taxable gain, if any, recognized in the merger (including any portion of the gain that is treated as a dividend but excluding any gain or loss resulting from the deemed receipt and redemption of a fractional share interest described below) and decreased by the amount of any cash received in the merger (excluding any cash received instead of a fractional share interest). The holding period for the shares of City National common stock received in the merger (including a fractional share interest deemed received and redeemed as described below) will include the holding period for the shares of Business Bank common stock surrendered in the merger.

Cash Instead of a Fractional Share

A U.S. holder who receives cash instead of a fractional share of City National common stock will be treated as having received the fractional share of City National common stock pursuant to the merger and then as having exchanged the fractional share of City National common stock for cash in a redemption by City National. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of City National. While this determination is based on each U.S. holder’s particular facts and circumstances, the Internal Revenue Service has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a stockholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in even a minor reduction in the stock interest of the stockholder. As a result, the redemption of a fractional share of City National common stock is generally treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of City National common stock as set forth above. This capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements

A U.S. holder who receives shares of City National common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

APPRAISAL RIGHTS

Under Nevada law, Business Bank stockholders have the right to object to the merger and demand payment for the fair value of their shares of Business Bank common stock. For that purpose, “fair value” means the value of the shares as of immediately prior to completion of the merger, excluding any appreciation or depreciation in value relating to the proposed merger unless exclusion would be inequitable. The relevant statutory provisions are attached as Appendix C to this proxy statement and the discussion in this document of those provisions is qualified in its entirety by reference to Appendix C.

Because the right to demand payment of the “fair value” of the common stock of Business Bank depends on strict compliance with Nevada law, if you wish to exercise that right you should review the text of the law included as Appendix C carefully. In addition, if you wish to exercise such appraisal rights you should consider consulting your attorney with respect to compliance with these statutory procedures. If you wish to seek the appraised value of your shares, you must:

•       Deliver to Business Bank, before the vote on the merger is taken at the special meeting, written notice of your intention to object to the merger and demand payment if the merger is completed; and

•       Not vote your shares in favor of the merger.

The address to which your notice should be mailed is:

Business Bank Corporation
6085 W. Twain Ave.
Las Vegas, NV 89103
Attention: Secretary

A vote in favor of the merger, in person or by proxy, will constitute a waiver of your right to exercise dissenters’ rights. Proxies that are properly signed and dated but that do not have voting instructions will be voted for the merger.

The mere delivery of a proxy directing a vote against the merger, or a purported objection to the merger submitted on a proxy, does not constitute, and will not be treated by Business Bank as, written notice of your intention to exercise dissenter’s rights within the meaning of Nevada law.

If the merger is completed, City National will, within ten days afterwards, give all stockholders who validly objected to the merger and did not vote in favor of the merger notice informing them of where the demand for payment must be sent and where and when any Business Bank stock certificates must be sent and providing them with a form for demanding payment specifying the date (not less than thirty nor more than sixty days after completion of the merger) by which demand for payment must be received. City National is generally required to pay the fair value for the properly dissenting shares within thirty days after the expiration of the period during which demand may be made. A dissenter may notify City National of his or her own determination of fair value for the Business Bank shares or reject the offer made by City National in respect of the dissenting shares within thirty days after City National provides information regarding its determination of fair value. If the fair value is not settled within sixty days after the demand for payment, City National will commence a court proceeding to determine the fair value of the shares and the applicable accrued interest. After a hearing, the court will determine the “fair value,” determined as described above, of the stock of those stockholders entitled to the valuation of and payment for their shares. The payment will be made, with interest at a rate to be determined by the court from the date of completion of the merger, upon the transfer by the stockholders to City National of the certificates representing Business Bank shares.

DESCRIPTION OF BUSINESS BANK

General

Business Bank is a bank holding company incorporated under the laws of the State of Nevada. Business Bank conducts its business through Business Bank of Nevada (which we refer to in this document as “BBNV”), a full-service commercial bank headquartered in Las Vegas, Nevada which is a wholly-owned subsidiary of Business Bank. BBNV is a member of the Federal Reserve System and the Federal Home Loan Bank System. BBNV provides a broad range of banking products and services, including credit, cash management and deposit services to its targeted client base of executives, professionals and small to medium-sized businesses within the markets it serves. Those markets include the metropolitan Las Vegas, north Las Vegas, Carson City, Minden, Reno and South Lake Tahoe, Nevada and Scottsdale, Arizona areas. At September 30, 2006, Business Bank had total assets of approximately $490 million, total consolidated deposits of approximately $428 million, and total consolidated stockholders’ equity of approximately $44 million.

Business Bank opened for business on October 18, 1995 under the name of Las Vegas Business Bank. In 1999, Business Bank received the Federal Reserve’s approval to reorganize as a bank holding company. As a result, BBNV became a wholly-owned subsidiary of Business Bank and concurrently therewith changed its name to “Business Bank of Nevada.”

Business Bank’s goal has been to build a locally owned and managed financial institution to identify and profitably provide financial services meeting the banking and customer convenience needs of the businesses and residents in the markets it serves. Part of Business Bank’s operating strategy has been to offer its customers a consistently high level of individualized personal service, employing a marketing plan which emphasizes relationship banking and competitive products.

Business Bank has historically delivered its products and services from a limited number of strategically placed locations as a way of controlling its overhead expenses. Business Bank has utilized branches, courier services, ATM/debit card products, bank-by-mail programs, banking-by-telephone and computer banking; this diversity in delivery systems has enabled Business Bank’s clients to choose the method of banking which is most convenient for them.

Areas Served

Business Bank offers a wide range of commercial and consumer banking services. It does so within metropolitan Las Vegas from branches located at 6085 West Twain Avenue (Business Bank’s current corporate headquarters), 2320 E. Tropicana, 7280 West Lake Mead Boulevard, all in Las Vegas, and 4310 W. Cheyenne Avenue, in north Las Vegas. Business Bank also serves the Carson City area of northern Nevada through a branch located at 1811 E. College Parkway in Carson City, Nevada and a branch located in the surrounding city of Minden, Nevada at 1647 Highway 395. It also serves the Reno and South Lake Tahoe markets through a branch located at 6518 S. McCarron Boulevard in Reno. Business Bank also intends to move its corporate headquarters to a new building currently being developed in the Summerlin area of Las Vegas at 10801 W. Charleston in the second or third quarter of 2007. BBNV will also operate a bank branch at this location. Business Bank also has loan production offices located in Stateline, Nevada and Scottsdale, Arizona.

Business Strategy

Business Bank’s strategy has been to emphasize relationship and “private banking” concepts, competitive products and exceptional personal service. Business Bank also believes that the use of state-of-the-art technology permits each employee to devote more time and attention to personal service, respond more quickly to a client’s requests and deliver services in the most timely manner possible.

Business Bank’s goal is to create a “client-driven” organization focused on providing high value to clients by promptly delivering products and services matched directly to each client’s individual needs. Furthermore, Business Bank has gained and retained market share by developing and maintaining strong civic ties in the communities it serves. In this regard, most of its directors currently hold, and have held in the past, leadership positions in a number of community organizations. Members of the senior management team are also involved in leadership positions in a variety of community organizations. Additionally, all employees are encouraged to be active in civic, charitable or social organizations. Business Bank also sponsors business, professional and charitable programs, as well as participating in local business events and trade shows in order to achieve market community recognition. In 2003, Business Bank received The Governor’s Points of Light Award, which recognizes companies, individuals and nonprofit organizations for community service and volunteer outreach, in the “corporate” category.

Business Bank structures and prices its services to attract and meet the deposit and credit needs of its target customers. It also offers specialized services such as wire transfers, personal and business checking accounts, courier services, cash management services, overdraft protection and merchant services. In addition, Business Bank offers traditional commercial banking services such as accepting time, savings and NOW accounts; money market and regular savings accounts; and large and small time certificates of deposit.

Business Bank also provides a broad range of commercial and retail lending services, which are described below.

Lending Activities

Business Bank provides a broad range of commercial and retail lending services to corporations, partnerships and individuals. Business Bank actively markets its services to qualified borrowers. Lending officers actively solicit the business of new borrowers entering their market areas, as well as established members of the local business community.

Business Bank has established lending policies which include a number of underwriting factors to be considered before making a loan, including:

•       the borrower’s location;

•       the borrower’s industry and past success in that industry;

•       the value of any collateral pledged to secure the loan, if any;

•       the borrower’s cash flow;

•       prevailing interest rates for loans of similar risk; and

•       the borrower’s credit history.

Business Bank has a Senior Loan Committee, composed of six non-employee directors, plus its President/Chief Executive Officer and Chief Credit Officer, which meets at least weekly to review and take action on extensions of credit in excess of management’s lending limits. BBNV’s President and Chief Credit Officer each has individual authority to grant extensions of credit of up to $1,500,000 on real estate secured loans and $1,000,000 on other loans. BBNV’s President/Chief Executive Officer, together with the Chief Credit Officer, have joint authority to grant extensions of credit of up to $3,000,000 for real estate secured loans.

As part of its loan monitoring activity, management meets regularly to review loan portfolio dynamics. Business Bank’s loan review officers present detailed reports on the loan portfolio to the board during monthly board meetings. Management also attempts to identify problem loans at an early stage and aggressively tries to seek early resolutions.

The loan products offered presently include the following:

Commercial Loans.   Business Bank offers a variety of commercial loan products that are customized to fit the needs of the individual business or professional client. Business Bank’s areas of emphasis include, but are not limited to, loans to manufacturers, building contractors, developers and business service companies. Business Bank also provides a wide range of business loans, including lines of credit for working capital and operational purposes, as well as term loans for the acquisition of equipment and other purposes. Collateral for these loans generally includes accounts receivable, inventory, equipment and real estate. Additionally, Business Bank requires personal guarantees to help assure payment when appropriate. Terms of commercial business loans generally range from three to five years. A significant portion of Business Bank’s commercial business loans have floating interest rates or re-price within one year.

Real Estate and Construction Loans.   Business Bank makes commercial real estate loans for a variety of purposes, including loans for land purchase, land development, building construction and permanent term financing. Business Bank’s preference is to make commercial real estate loans for properties that will be primarily owner-occupied. However, it also makes commercial real estate loans for properties that will be owned by investors and leased to tenants. Most of Business Bank’s real estate loans have floating interest rates that reprice with changes in the prime rate. Business Bank performs extensive due diligence on all real estate loans that it underwrites. Although it provides both construction and permanent financing for commercial properties, Business Bank makes commercial construction loans for projects where it does not provide permanent financing. For these projects, the borrower must have a permanent take-out loan already approved from another lender.

Consumer Loans.   Business Bank makes consumer installment loans when necessary to accommodate the owners and principals of its commercial borrowers. Consumer loan products include automobile and recreational vehicle financing, home equity lines of credit and credit card products. These products are generally offered as an accommodation to Business Bank’s commercial customers, and Business Bank does not actively market or seek out these types of loans from the general public.

Small Business Administration Loans.   Business Bank markets Small Business Administration (“SBA”) 504 loans for qualifying businesses to meet their real estate needs. Depending on Business Bank’s needs and the pricing offered for SBA loans, the portion of the loan that is guaranteed may either be sold in the secondary market or retained in its loan portfolio.

Loan Participations.   When loans exceed Business Bank’s lending limit (currently approximately $13 million), Business Bank sells a portion of the loan. Business Bank also sells loan participations to reduce risk and manage credit concentrations in particular businesses and industries. Reciprocally, Business Bank may purchase portions of loans originated by other banks as a means of increasing its fee and interest income. Participating with other banks allows Business Bank to earn additional revenue without the additional overhead associated with originating a loan. Management considers purchasing both in state and out-of-state loan participations in order to diversify Business Bank’s loan products across a wider geographic, demographic and industry range.

Competition

The markets Business Bank serves are highly competitive. Several large, multi-state banks, including Wells Fargo, N.A., Citibank, N.A. and Bank of America, N.A. currently dominate deposits in banks and thrifts in metropolitan Las Vegas and the South Lake Tahoe/Reno markets. These banks primarily emphasize retail consumer banking products. Additionally, decision-making on commercial loans at some of these institutions is located outside the local market area, taking place out of town or, in some cases, out of state. Consequently, their local branch managers may have less latitude than Business Bank in making credit decisions and less discretion than Business Bank in providing services for extraordinary banking transactions. Business Bank also believes that these institutions also do not focus their efforts on offering “private banking” or personalized services to executives, professionals and small business owners to the same degree as Business Bank.

Business Bank also competes with other community banks in the markets it serves, particularly for loans and loan products. These institutions have marketing strategies more similar to Business Bank than the large, multi-state banks with which Business Bank competes. Business Bank also competes for deposit accounts and loans with Internet banks, thrift institutions, securities brokerage houses, money market mutual funds, investment advisors and other businesses that provide financial services in the markets served by Business Bank and, in certain instances, throughout the U.S. and internationally.

Properties

Business Bank currently leases all of the office space utilized for its corporate headquarters and for the branches operated by BBNV, with the exception of the Minden branch and the Cheyenne branch located in north Las Vegas, which are owned facilities. Business Bank and BBNV will also lease the space to be occupied at its new corporate headquarters in the Summerlin area of Las Vegas when construction of such facility is completed; Business Bank and BBNV currently anticipate that their occupancy will commence in the second or third quarter of 2007. See “—Areas Served.” Business Bank believes that such leases contain terms which were at or about market rate when the leases were entered into.

Securities Authorized for Issuance under Equity Plans

The following table sets forth certain information as of October 31, 2006, concerning outstanding options and rights to purchase Business Bank’s common stock granted to participants in all of its equity compensation plans and the number of shares of common stock remaining available for issuance under such equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
1999 Directors’ Stock Option Plan	84,750	$22.60	—
2001 Employee Stock Option Plan	120,635	11.52	—
2005 Incentive Plan	400	37.05	123,761
Equity compensation plans not approved by security holders	—	—	—
Total	205,785		123,761

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Business Bank’s common stock as of October 31, 2006 by (i) each person who is known by Business Bank to be the beneficial owner of more than five percent of the Business Bank’s outstanding common stock, (ii) each director of Business Bank, and (iii) all directors and executive officers as a group.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement/prospectus are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated. Except as indicated below, the address for each stockholder, director or named executive officer is Business Bank of Nevada, 6085 West Twain Avenue, Las Vegas, Nevada 89103.

This table assumes 2,289,915 shares of common stock outstanding as of October 31, 2006, assuming no exercise of outstanding options.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares	Options/ Warrants	Total	Percent
The Banc Funds Company, LLC	188,135	—		8.2%
208 S. La Salle Street, Chicago, IL 60604-1003
Robert Jeffrey Parker	124,269	—		5.4%
653 North Town Center Las Vegas, Nevada 89103
Directors
Peter Eliades	268,047	15,650	283,697	12.4%
Jason A. Awad	241,805	—	241,805	10.5%
Toomas Rebane	186,850	—	186,850	8.2%
Leo Falkensammer	173,286	4,400	177,686	7.8%
Walter Schroeder	87,987	—	87,987	3.8%
Albert H. Capanna	56,975	15,650	72,625	3.2%
Eva Garcia-Mendoza	43,132	12,900	56,032	2.4%
Steven O. Kwon	35,500	8,600	44,100	1.9%
Thomas Johnson	29,070	15,650	44,720	2.0%
John Guedry(1)	17,515	15,985	33,500	1.5%
Steven M. Coffey	19,250	4,400	23,650	1.0%
Executive officers as a group (5 Individuals)	33,315	87,733	121,048	5.3%
All directors and executive officers as a group (16 Individuals)	1,175,217	164,983	1,340,200	58.5%

(1)          Also an executive officer and included in totals for executive officers.

COMPARISON OF STOCKHOLDERS’ RIGHTS

City National is incorporated in Delaware and Business Bank is incorporated in Nevada. Your rights as a Business Bank stockholder are governed by Nevada law, the Business Bank articles of incorporation and the Business Bank bylaws. Upon completion of the merger, you will cease to be a stockholder of Business Bank and, if you receive City National common stock in the merger, you will become a stockholder of City National. Your rights as a City National stockholder will be governed by Delaware law, the City National certificate of incorporation and the City National bylaws.

The following is a summary of the material differences between the rights of holders of City National common stock and the rights of holders of Business Bank common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the Nevada Revised Statues, the Delaware General Corporation Law, the Business Bank articles of incorporation, the City National certificate of incorporation, the Business Bank bylaws and the City

National bylaws. The City National certificate of incorporation and bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 72.

Business Bank	City National
AUTHORIZED CAPITAL STOCK

Authorized Shares.   Business Bank is authorized under its charter to issue 6,000,000 shares of common stock, par value $1.00 per share. Business Bank stockholders are not entitled to preemptive rights or to exercise cumulative voting.

Authorized Shares.   City National is authorized under its articles of incorporation to issue 80,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. City National stockholders are not entitled to preemptive rights or to exercise cumulative voting.

Preferred Stock. Business Bank does not have the ability to issue preferred stock under its current articles of incorporation.

Preferred Stock.   City National’s articles of incorporation authorizes the board, without further stockholder action, to issue up to 5,000,000 shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, voting rights (but not in excess of one vote per share) or special or relative rights of additional series. The rights of preferred stockholders may supersede the rights of common stockholders.

VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION

Nevada law generally requires approval of a consolidation, merger, share exchange or transfer by the affirmative vote of a majority of all votes entitled to be cast on the matter, unless a higher vote is established, including through its articles of incorporation.

Delaware law generally requires approval of a consolidation, merger, share exchange or transfer by the affirmative vote of a majority of all votes entitled to be cast on the matter, unless a higher vote is set forth in the corporation’s certificate of incorporation.

Under the Business Bank articles of incorporation, any consolidation, merger or share exchange, and any sale, exchange or lease of all or substantially all of the assets of the corporation, with or to any person or entity requires the affirmative approval of at least sixty percent of the outstanding shares of Business Bank common stock unless the transaction is recommended by at least a majority of the Business Bank board of directors. In addition, any such transaction with a twenty percent or greater stockholder requires the affirmative approval of at least sixty percent of the outstanding shares of Business Bank common stock unless the transaction

The City National certificate of incorporation requires the approval of holders of at least seventy percent of the outstanding shares of City National common stock for certain consolidations, mergers, share exchanges and sales, purchases, exchanges or leases of all or substantially all of the assets of the corporation with any “Restricted Person” or its affiliates or of a Restricted Person or its affiliates. However, this stockholder approval is not required for any business combination approved by the City National board of directors before the Restricted Person became such or in advance of the transaction by the affirmative votes is recommended by at least a majority of the “continuing directors” or meets certain price and procedural requirements. “Continuing directors” are defined to include members of the Business Bank board of directors who are not affiliated or associated with the twenty percent or greater stockholder and who were directors, or whose nominations were approved by directors who were directors, prior to the time that the twenty percent or greater stockholder became such.

Nevada law provides that (unless required by the certificate of incorporation) no action by the stockholders of a surviving domestic corporation in a merger is necessary for a merger if:

•  The merger does not amend the articles of incorporation of the corporation;

•Each share of stock of the corporation outstanding prior to the merger remains identical after the merger; and

•The number of voting shares and shares entitled to participate without limitation in corporate distributions outstanding immediately after the merger, plus the number of voting shares and participating shares issued as a result of the merger, does not exceed by more than twenty percent the number of voting shares and, as applicable, participating shares of the surviving domestic corporation immediately prior to the merger.

of at least the number of directors that is one less than the entire authorized number of directors of City National, at a meeting called for such purpose.

A “Restricted Person” is any entity or group which, during any period of 12 consecutive months, directly or indirectly acquired more than 5% of the shares of any class of voting security of City National, except if the transaction in which such securities were acquired was approved in advance by two-thirds of the City National board of directors. A party ceases to be a Restricted Person at the end of twenty-four months following the most recent month in which such securities were acquired which, together with all other securities acquired in the immediately preceding eleven months, aggregated more than five percent of the outstanding voting securities.

Delaware law provides that (unless required by the certificate of incorporation) no authorization by stockholders of a surviving or acquiring corporation is necessary for a merger if:

•  The merger does not amend the certificate of incorporation of the corporation;

•  Each share of stock of the corporation outstanding prior to the merger remains identical after the merger; and

•  Either of the following are satisfied—

•   No shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered under the plan of merger,

or

•   The authorized unissued shares or the treasury shares of common stock of the corporation to be issued or delivered under the merger plus shares issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the merger do not exceed 20% of the shares of common stock of the corporation outstanding prior to the merger.

The City National certificate of incorporation does not require stockholder authorizations for mergers of this type.
AMENDMENT TO THE ARTICLES OF INCORPORATION

Under Nevada law, the articles of incorporation may be amended by the affirmative vote of the holders of a majority of the voting power or such greater proportion as may be required in the case of a vote by classes or series or by the articles of incorporation.

The Business Bank articles of incorporation require the vote of the holders of at least sixty percent of the outstanding shares of Business Bank common stock to approve any amendment of the articles relating to the size of the board, the classified board of directors, the removal of directors, the required stockholder approval for certain business combination transactions and the ability of the board to consider various factors in determining whether to accept or reject a business combination transaction proposal.

Under Delaware law, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

AMENDMENT TO THE BYLAWS

The Business Bank bylaws provide that any amendment, alteration or repeal, and any new, bylaws may be made by the Business Bank board of directors or by the stockholders acting with the approval of at least a majority of the outstanding shares of Business Bank common stock.

City National’s bylaws may be altered, amended or repealed by the City National board of directors and by the City National stockholders.
APPRAISAL RIGHTS
Nevada law provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares.	Delaware law provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares.

Unless a corporation’s articles of incorporation provide otherwise, stockholders do not have rights of dissent with respect to a merger or exchange by a corporation, if the shares of any class or series of the corporation, at the appropriate record date, are:

•  Listed on a national securities exchange;

•  Included in the national market system by the National Association of Securities Dealers, Inc.; or

•  Held by at least 2,000 stockholders of record;

unless the stockholders receive in exchange for their shares anything other than cash, owner’s interests or owner’s interests and cash in lieu of fractional shares of the surviving or acquiring entity, or of any other entity that is publicly listed or held by more than 2,000 holders of owner’s interests, or a combination of the foregoing. Stockholders of a corporation surviving a merger do not have dissenters’ rights if no vote of the stockholders of the surviving corporation is required to approve the merger.

Holders of Business Bank common stock have appraisal rights in connection with the merger. See the discussion in the “Appraisal Rights” on page 57.

Unless a corporation’s certificate of incorporation provide otherwise, dissenters do not have rights of appraisal with respect to a merger or consolidation by a corporation, if the shares of the corporation are either:

•  Listed on a national securities exchange;

•  Designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•  Held by at least 2,000 stockholders of record;

unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares of the surviving corporation, shares of any other corporation that are publicly listed or held by more than 2,000 stockholders, or a combination of the foregoing.

Stockholders of a corporation surviving a merger do not have appraisal rights if no vote of the stockholders of the surviving corporation is required to approve the merger.

SPECIAL MEETINGS OF STOCKHOLDERS

Under Nevada law, special meetings of the stockholders may be called by the entire board of directors, any director or the president or as otherwise provided in the bylaws.

Under the Business Bank bylaws, special meetings of stockholders may be called at any time by the chairman of the board, the president or the board of directors, and must be called by the president or secretary of the corporation upon written request by the holders of at least twenty-five percent of the outstanding shares of Business Bank common stock.

Under Delaware law, a special meeting of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws.

City National’s bylaws provide that a special meeting may be called by the president and must be called by the president or secretary at the written request of a majority of the board of directors.

STOCKHOLDER ACTION WITHOUT A MEETING

Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then Nevada law requires that proportion of written consents.

The Business Bank bylaws permit any action required to be taken at a meeting of stockholders to be taken without a meeting if consent in writing setting forth the action to be taken is given by all of the stockholders entitled to vote on the applicable subject matter.

Under Delaware law, any action that is required to be taken or may be taken at a meeting of stockholders, may instead be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, unless otherwise provided in the certificate of incorporation.

The City National certificate of incorporation provides that such action may be taken by written consent of the holders of not less than a majority of the stock entitled to vote upon such action if a meeting were held.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Business Bank’s bylaws provide that any new business to be taken up at the Business Bank annual meeting must be stated in writing and filed with the secretary of the corporation at least five days before the date of the annual meeting.

Nominations for the election of directors must be made by notice in writing to the secretary of the corporation not less than sixty days prior to the first anniversary of the date of the last City National annual stockholder meeting.

BOARD OF DIRECTORS
Number of Directors

Nevada law provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number, and for the manner in which the number of directors may be increased or decreased.

The Business Bank articles of incorporation provide that the board of directors shall consist of not less than five nor more than fifteen directors. Business Bank currently has eleven directors.

Delaware law provides that a corporation must have at least one director and may provide in its certificate of incorporation or in its bylaws for a fixed number of directors or a variable number, and for the manner in which the number of directors may be increased or decreased.

The City National certificate of incorporation provides that the board shall consist of at least five but not more than fourteen directors, as determined by the City National board by resolution.

Classification

Nevada law permits classification of a Nevada corporation’s board of directors if the corporation’s charter or bylaws so provide.

The Business Bank board is classified into three classes. One class of directors is elected at each annual meeting of stockholders to hold office for a term of three years.

Delaware law permits classification of a Delaware corporation’s board of directors if the corporation’s charter, initial bylaws or stockholder-approved bylaws so provide.

The City National board of directors is divided into three classes. One class of directors is elected at each annual meeting of stockholders to hold office for a term of three years.

Removal

Under Nevada law, directors may be removed from office by the vote of stockholders holding not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Business Bank’s articles of incorporation permit the removal of directors only for cause and only with the affirmative vote of at least a majority of the outstanding shares of Business Bank common stock or a majority of the board of directors.

Under Delaware law, the members of a classified board of directors can only be removed for cause.
Vacancies

The Business Bank bylaws provide that any vacancy on the board of directors may be filled for the remainder of the term of the applicable director position by a majority of the directors then in office, even if less than a quorum (unless the vacancy is created by the removal of a director by the stockholders, in which case the vacancy is to be filled by the stockholders at the meeting where the removal is effected).

The City National certificate of incorporation provides that any vacancy on the board of directors may be filled for the remainder of the term of the applicable director position by a majority of the directors then in office, even if less than a quorum.

Special Meetings of the Board
Under the Business Bank bylaws, special meetings of the board of directors may be called by the president or by one-third of the directors.

Under the City National certificate of incorporation, special meetings of the board of directors may be called by the chairman of the board, the president or the vice chairman or upon the written request of three directors

Director Liability and Indemnification

Nevada law permits a Nevada corporation to indemnify any director or officer made, or threatened to be made, a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Nevada law requires a corporation (unless its charter provides otherwise which the Business Bank charter does not) to indemnify reasonable expenses for a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity.

Nevada law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Nevada law.

Nevada law provides that, with certain limited exceptions or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in such capacity unless it is proven that his act or failure to act constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law.

The Business Bank bylaws provide that any director, officer or employee of Business Bank who is made a party to any action, suit or proceeding by reason of his or her service as a director, officer or employee of Business Bank shall be indemnified by Business Bank against reasonable expenses incurred in the defense of any such action, unless the person is adjudged to be liable for misconduct in the performance of his or her duties.

Delaware law authorizes Delaware corporations to indemnify directors and officers against liabilities and expenses incurred while acting in their capacity as directors and officers. However, such indemnification is only available if the director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. To receive indemnification in a criminal proceeding, the director or officer must also have had no reasonable cause to believe his or her conduct was unlawful.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he must be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

Delaware law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Delaware law.

The City National certificate of incorporation provides that a director shall to the maximum extent permitted by Delaware law, have no personal liability for monetary damages for any action taken, or any failure to take any action as a director, and also provides for the indemnification of directors and officers to the maximum extent permitted by Delaware law.

STOCKHOLDER RIGHTS PLAN
Business Bank does not have a stockholder rights plan.

City National has a stockholder rights agreement that could discourage unwanted or hostile takeover attempts that are not approved by City National’s board. The rights plan allows holders of City National common stock to purchase shares in either City National or an acquirer at a discount to market value in response to specified takeover events that are not approved in advance by City National’s board. The rights plan is expected to continue in effect after the merger as the rights plan of the combined company.

STATE ANTI-TAKEOVER STATUTES
Business Combinations

Nevada law provides that if a person is the beneficial owner of ten percent or more of the voting power of a Nevada corporation, such person is an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the date such person first became the beneficial owner of ten percent or more of the corporation’s voting power, unless the business combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder. One other exception to this prohibition is if the transaction by which the person became an interested stockholder is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder proposing the combination, no earlier than three years after the date that the person first became an interested stockholder.

Business Bank has not elected to not be governed by the foregoing provisions.

Delaware law prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (1) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (2) upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent of the voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and certain employee stock ownership plans) or (3) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation’s directors and the holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares.

City National has not opted out of the interested stockholder provision of Delaware law.

COMPARATIVE MARKET PRICES AND DIVIDENDS

City National common stock is listed on the NYSE and Business Bank common stock is listed on the Over-the-Counter Bulletin Board. The following table sets forth the high and low sales prices of shares of City National common stock and Business Bank common stock as reported on the NYSE and the Bulletin Board, respectively, and the quarterly cash dividends declared per share for the periods indicated.

	City National Common Stock			Business Bank Common Stock
	High	Low	Dividend	High	Low	Dividend
2005
First Quarter	71.35	67.49	0.36	40.25	33.25	—
Second Quarter	72.90	66.84	0.36	40.00	34.50	—
Third Quarter	76.10	68.42	0.36	38.50	36.95	—
Fourth Quarter	75.12	66.39	0.36	44.75	37.80	—
2006
First Quarter	78.25	71.95	0.41	55.00	42.00	—
Second Quarter	78.25	62.91	0.41	55.90	52.50	—
Third Quarter	68.55	63.18	0.41	54.25	50.75	—
Fourth Quarter	71.51	64.95	0.41	66.30	49.50	—
2007
First Quarter (through January [ ], 2007)

On October 31, 2006, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of City National common stock as reported on the NYSE were $66.78 and $66.19, respectively. On [     ], the last full trading day before the date of this document, the high and low sale prices of shares of City National common stock as reported on the NYSE were $[     ] and $[     ], respectively.

On October 31, 2006, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of Business Bank common stock as reported on the Over-the-Counter Bulletin Board were $58.00 and $53.00, respectively. On [     ], the last full trading day before the date of this document, the high and low sale prices of shares of Business Bank common stock as reported on the Over-the-Counter Bulletin Board were $[     ] and $[     ], respectively.

As of [     ], the last date prior to printing this document for which it was practicable to obtain this information, there were approximately [     ] registered holders of City National common stock and approximately [     ] registered holders of Business Bank common stock.

City National stockholders and Business Bank stockholders are advised to obtain current market quotations for City National common stock and Business Bank common stock. The market price of City National common stock and Business Bank common stock will fluctuate between the date of this document and the completion of the merger. No assurance can be given concerning the market price of City National common stock or Business Bank common stock before or after the effective date of the merger.

Business Bank has not paid any cash dividends on its common stock since its inception, and does not contemplate paying dividends on its common stock in the future. It is anticipated that the earnings, if any, will be retained for the operation of its business. Regulatory restrictions described above under “Additional Information About Business Bank—Supervision and Regulation” limit the ability of Business Bank of Nevada to pay dividends to Business Bank and of Business Bank to pay dividends to its stockholders, and limitations under the merger agreement described under “The Merger Agreement—Dividends and Distributions” prevent Business Bank from paying any dividends on Business Bank common stock.

LEGAL MATTERS

The validity of the City National common stock to be issued in connection with the merger will be passed upon for City National by Wachtell, Lipton, Rosen & Katz. Certain United States federal income tax consequences relating to the merger will also be passed upon for City National by Wachtell, Lipton, Rosen & Katz, and for Business Bank by Squire, Sanders & Dempsey L.L.P.

EXPERTS

The consolidated financial statements of City National Corporation as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the joint proxy statement-prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

Under the Business Bank bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to a notice of meeting. Accordingly, no matters other than the matters described in this document will be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Business Bank will hold a 2007 annual meeting of stockholders only if the merger is not completed before the time it is required to hold its 2007 annual meeting under its bylaws. For a stockholder proposal, including a nomination for election as a director, to be brought before an annual meeting of stockholders, notice must be given at least five days before the meeting to the Secretary of Business Bank.

WHERE YOU CAN FIND MORE INFORMATION

City National has filed with the SEC a registration statement under the Securities Act that registers the distribution to Business Bank stockholders of the shares of City National common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about City National and City National common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like City National, who files electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by City National with the SEC are also available at City National’s internet website. The address of the site is  www.cnb.com. We have included the web addresses of the SEC and City National as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

The SEC allows City National to incorporate by reference certain information in this document. This means that City National can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that City National previously filed with the SEC. They contain important information about the companies and their financial condition.

City National SEC Filings (SEC File No. 001-10521)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006
Current Reports on Form 8-K	Filed on March 7, March 24, July 7, October 27 and November 1, 2006 (other than any portions of those documents not deemed to be filed)

The description of City National common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

In addition, City National also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the Business Bank special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

City National has supplied all information contained or incorporated by reference in this document relating to City National, as well as all pro forma financial information, and Business Bank has supplied all information relating to Business Bank.

Documents incorporated by reference are available from City National without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

City National Corporation
400 North Roxbury Drive
Beverly Hills, California 90210
Attention:  Investor Relations
Telephone:  (213) 673-7615

Business Bank stockholders requesting documents should do so by [     ], 2007 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from City National, they will be mailed to you by first class mail, or another equally prompt means after receipt of your request.

Neither City National nor Business Bank has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This document contains a description of the representations and warranties that each of City National and Business Bank made to the other in the merger agreement. Representations and warranties made by City National, Business Bank and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Business Bank, City National or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CITY NATIONAL CORPORATION

AND

BUSINESS BANK CORPORATION

DATED AS OF OCTOBER 31, 2006

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.11(a)
Adjusted Option	1.6(a)
Affiliate(s)	6.5
Agency(cies)	3.21(e)
Agreement	Preamble
Alternative Transaction	6.11(a)
Articles of Merger	1.2
Assumed Employees	6.7(a)
Bank Merger	6.12
BHC Act	3.1(b)
Business Bank	Preamble
Business Bank Acquisition Agreement	8.3(a)
Business Bank Articles	3.1(b)
Business Bank Benefit Plan	3.11
Business Bank Bylaws	3.1(b)
Business Bank Common Stock	1.4(b)
Business Bank Disclosure Schedule	Art. III
Business Bank DRIP	1.6(f)
Business Bank ERISA Affiliate	3.11
Business Bank Material Contracts	3.14(a)
Business Bank Plan	6.7(e)
Business Bank Recommendation	6.3
Business Bank Regulatory Agreement	3.15
Business Bank Reports	3.12
Business Bank Restricted Shares	1.6(b)
Business Bank Stockholder Meeting	6.3
Business Bank Stock Plans	1.6(a)
Business Bank Stock Purchase Plans	1.6(f)
Business Bank Options	1.6(a)
Business Bank Subsidiary	3.1(c)
Business Bank	Preamble
Business Day	1.6(b)
Cash Consideration	1.4(c)
Cash Conversion Number	1.5(a)
Cash Election	1.4(c)
Cash Election Shares	1.4(c)
Cash Election Number	1.5(b)
Cash Per Share Amount	1.4(c)
Certificate	1.4(d)
Certificate of Merger	1.2
Charleston	7.2(d)
City National	Preamble
City National Benefit Plan	4.22
City National Closing Price	1.4(c)
City National Bylaws	4.1(b)
City National Certificate	4.1(b)
City National Common Stock	1.4(a)

v

City National Contract	4.23
City National Disclosure Schedule	Art. IV
City National ERISA Affiliate	4.22
City National Plan	4.22
City National Preferred Stock	4.2(a)
City National Regulatory Agreement	4.13
City National Reports	4.11
City National Stock Plans	4.2(a)
City National Subsidiary	3.1(c)
City National 10-K	4.6
City National 10-Q	4.6
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11
Credit Facilities	5.2(f)
Criticized Assets	3.21(a)
DGCL	1.1(a)
Dissenting Shares	1.4(f)
DPC Common Shares	1.4(b)
Effective Time	1.2
Effective Date	1.2
Election	2.1(a)
Election Deadline	2.1(d)
Employment Agreement	3.11
ERISA	3.11
Exchange Act	4.6
Exchange Agent	2.1(d)
Exchange Agent Agreement	2.1(d)
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.1(e)
Federal Reserve Board	3.4
Form of Election	2.1(b)
GAAP	3.1(c)
Governmental Entity	3.4
Holder	2.1
HSR Act	3.4
Indebtedness	3.14(b)
Indemnified Parties	6.8(a)
Injunction	7.1(d)
Instruments of Indebtedness	3.14(a)
Intellectual Property	3.27
IRS	3.10(a)
Leased Properties	3.19(c)
Leases	3.19(b)
Letter of Transmittal	2.3(a)
Liens	3.2(b)

Loans	3.21(a)
Material Adverse Effect	3.3(b)
Materially Burdensome Regulatory Condition	6.1(b)
Maximum Amount	6.8(b)
Merger	Recitals
Merger Consideration	1.4(c)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
Nevada Bank	3.1(c)
Non-Election Shares	1.4(c)
NRS	1.1(a)
NYSE	1.4(c)
OCC	3.4
Other Regulatory Approvals	3.4
Owned Properties	3.19(a)
Person	3.9(a)
Plan	3.11
Pre-Termination Takeover Proposal Event	8.3(c)
Proxy Statement	6.1(a)
Qualified Plans	3.11(d)
Registration Statement	6.1(a)
Regulatory Agencies	3.5
Rights Agreement	1.4(a)
SEC	3.4
Securities Act	4.11
Shortfall Number	1.5(b)
Stock Consideration	1.4(c)
Stock Election	1.4(c)
Stock Election Shares	1.4(c)
Subsidiary	3.1(c)
Surviving Bank	6.12
Surviving Corporation	Recitals
Takeover Statutes	3.22
Tax(es)	3.10(b)
Tax Return	3.10(c)
Third Party Leases	3.19(d)
Trust Account Common Shares	1.4(b)
Withdrawal Liability	3.11

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2006 (this “Agreement”), by and between Business Bank Corporation, a Nevada corporation (“Business Bank”), and City National Corporation, a Delaware corporation (“City National”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Business Bank and City National have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Business Bank will, on the terms and subject to the conditions set forth in this Agreement, merge with and into City National (the “Merger”), so that City National is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of City National to enter into this Agreement, City National and certain stockholders of Business Bank are entering into support agreements, pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, certain officers of Business Bank each have entered into employment agreements with City National, each dated as of the date hereof and effective as of the Closing; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1        The Merger.   (a) Subject to the terms and conditions of this Agreement, in accordance with the NRS and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Business Bank shall merge with and into City National. City National shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Business Bank shall cease. The term “NRS” means Chapters 78 and 92A of Title 7 of the Nevada Revised Statutes.

(b)        City National may at any time change the method of effecting the combination (including by providing for the merger of Business Bank and a wholly owned subsidiary of City National), and Business Bank shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Business Bank as provided for in this Agreement, (ii) adversely affect the Tax treatment of Business Bank’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, including by (x) causing the delay of receipt of any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or (y) otherwise causing any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

1.2        Effective Time.   The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of Nevada and the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger and the Certificate of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3        Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in Section 92A.250 of the NRS and Section 259 of the DGCL.

1.4        Conversion of Business Bank Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of City National, Business Bank or the holder of any of the following securities:

(a)        Each share of common stock, par value $1.00 per share, of City National (together with the related preferred stock purchase rights issued pursuant to the Rights Agreement dated as of February 26, 1997 between City National and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), the “City National Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)        All shares of common stock, par value $0.01 per share, of Business Bank issued and outstanding immediately prior to the Effective Time (the “Business Bank Common Stock”) that are owned by Business Bank or City National (other than shares of Business Bank Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Business Bank Common Stock held, directly or indirectly, by Business Bank or City National in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of City National or other consideration shall be delivered in exchange therefor.

(c)        Subject to Sections 1.4(e) and 1.5, each share of Business Bank Common Stock, except for shares of Business Bank Common Stock owned by Business Bank or City National (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i)         for each share of Business Bank Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), the right to receive in cash from City National an amount (the “Cash Consideration”) equal to the Cash Per Share Amount (collectively, the “Cash Election Shares”);

(ii)       for each share of Business Bank Common Stock with respect to which an election to receive City National Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), the right to receive from City National the fraction of a share of City National Common Stock (the “Stock Consideration”) as is equal to the Exchange Ratio (collectively, the “Stock Election Shares”); and

(iii)      for each share of Business Bank Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from City National such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.5(b).

“Cash Per Share Amount” shall mean $66.50.

“City National Closing Price” shall mean the average, rounded to the nearest cent, of the closing sale prices of City National Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the ten trading days immediately preceding the date of the Effective Time.

“Exchange Ratio” shall mean 0.9852; provided, that if the City National Closing Price is (i) more than $67.50, but not more than $69.50, the Exchange Ratio shall be $66.50 divided by the City National Closing Price (rounded to the nearest ten-thousandth of a share), (ii) more than $69.50, but not more than $74.25, the Exchange Ratio shall be 0.9568, (iii) more than $74.25, the Exchange Ratio shall be $71.04 divided by the City National Closing Price (rounded to the nearest ten-thousandth of a share), or (iv) less than $60.75, the Exchange Ratio shall be $59.85 divided by the City National Closing Price (rounded to the nearest ten-thousandth of a share).

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d)        All of the shares of Business Bank Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Business Bank Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Business Bank Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Business Bank Common Stock become entitled in accordance with Section 2.3(c).

(e)        If, between the date of this Agreement and the Effective Time, the outstanding shares of City National Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or a record date with respect to any of the foregoing shall occur during such period, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide to the holders of Business Bank Common Stock the same economic effect as contemplated by this Agreement prior to the consummation of such event.

(f)         Notwithstanding any other provision contained in this Agreement, no shares of Business Bank Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under the NRS shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Section 92A.300 et seq. of the NRS (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the NRS) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the NRS. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder’s shares of Business Bank Common Stock shall thereupon be deemed to be

Non-Election Shares for all purposes of this Agreement, unless such stockholder shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such stockholder’s right to dissent from the Merger after the Election Deadline, each of such holder’s shares of Business Bank Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by City National in its sole discretion. Business Bank shall give City National (i) prompt notice of any notice or demand for appraisal or payment for shares of Business Bank Common Stock received by Business Bank and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. Business Bank shall not, without the prior written consent of City National, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands.

1.5        Proration.

(a)        Notwithstanding any other provision contained in this Agreement, one-half of the number of shares of Business Bank Common Stock outstanding immediately prior to the Closing (the “Cash Conversion Number”) will be converted into Cash Consideration pursuant to Section 1.4 (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time). All other shares of Business Bank Common Stock shall be converted into Stock Consideration (other than shares of Business Bank Common Stock to be cancelled as provided in Section 1.4(b)).

(b)        Within five business days (for purposes of this Agreement, any day other than a Saturday, Sunday or other day on which banking institutions in Las Vegas, Nevada or Los Angeles, California are authorized or required by law to close is a “Business Day”) after the Effective Time, City National shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Business Bank Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)         If the aggregate number of shares of Business Bank Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)       If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)       If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)       If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

1.6        Stock Options and Other Stock-Based Awards.

(a)        As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Business Bank Common Stock granted to employees or directors of Business Bank or any of its Subsidiaries under the Business Bank 1999 Directors’ Stock Option Plan, the Business Bank 2001 Employee Stock Option Plan and the Business Bank 2005 Incentive Plan and the award agreements thereunder (collectively, the “Business Bank Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “Business Bank Options”):

(i)         and held by any person who is then an employee of Business Bank, shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such Business Bank Option immediately prior to the Effective Time (taking into account any accelerated vesting of such Business Bank Options in accordance with the terms thereof), the number of whole shares of City National Common Stock that is equal to the number of shares of Business Bank Common Stock subject to such Business Bank Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of City National Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each such share of Business Bank Common Stock subject to such Business Bank Option immediately prior to the Effective Time divided by the Exchange Ratio; or

(ii)       held by any other person, including any non-employee director of Business Bank or any former director or employee of Business Bank, shall be cancelled and shall only entitle the holder thereof the right to receive, as soon as reasonably practicable following the Effective Time, a lump sum cash payment, without interest, equal to the product of (x) the number of shares subject to such Business Bank Option and (y) the excess, if any, of (i) the Cash Per Share Amount over (ii) the exercise price per share of such Business Bank Option;

provided, however, that in each such case City National shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state, local or foreign Tax law.

(b)        As of the Effective Time, each restricted share of Business Bank Common Stock granted to any employee or director of Business Bank or any of its Subsidiaries under a Business Bank Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Business Bank Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration determined in accordance with Sections 1.4 and 1.5 of this Agreement based on the holder’s election in accordance with Section 2.1 of this Agreement, and treating such Business Bank Restricted Shares in the same manner as all other shares of Business Bank Common Stock for such purposes; provided, however, that City National shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state, local or foreign Tax law with respect to the lapsing of the restrictions on the Business Bank Restricted Shares.

(c)        As of the Effective Time, City National shall assume the obligations and succeed to the rights of Business Bank under the Business Bank Stock Plans with respect to the Adjusted Options. Business Bank and City National agree that prior to the Effective Time each of the Business Bank Stock Plans shall be amended, to the extent possible without requiring stockholder approval of such amendments, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of Business Bank Options granted to any employee or director of Business Bank or any of its Subsidiaries under a Business Bank Stock Plan that is outstanding immediately prior to the Effective Time pursuant to paragraphs (a) and (b) above and the substitution of City National for Business Bank thereunder to the extent appropriate to effectuate the assumption of such Business Bank Stock Plans by City National and (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof. From and after the Effective Time, all references to Business Bank (other than any references relating to a “change in control” of Business Bank) in each Business Bank Stock Plan and in each agreement evidencing any award of Business Bank Options or Business Bank Restricted Shares shall be deemed to refer to City National, unless City National determines otherwise.

(d)        City National shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of City National Common Stock for delivery upon exercise of the Adjusted Options. Promptly after the Effective Time, City National shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of City National Common Stock necessary to fulfill City National’s obligations under this paragraph (d).

1.7        Certificate of Incorporation of City National.   At the Effective Time, the City National Certificate (as defined in Section 4.1) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8        Bylaws of City National.   At the Effective Time, the City National Bylaws (as defined in Section 4.1) shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9        Tax Consequences.   It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1        Election Procedures.   Each holder of record of shares of Business Bank Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)        Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an “Election”) (i) the number of shares of Business Bank Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Business Bank Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)        City National shall prepare a form reasonably acceptable to Business Bank (the “Form of Election”) which shall be mailed to record holders of Business Bank Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c)        City National shall make the Form of Election initially available to Holders not less than twenty (20) Business Days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of Business Bank who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d)        Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by City National and reasonably acceptable to Business Bank (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Business Bank stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Business Bank Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by City National, in its sole discretion. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the day that is thirty (30) days prior to the date that the parties reasonably anticipate will be the Closing Date. Business Bank and City National shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(e)        Any Business Bank stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if City National shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Business Bank Common Stock (neither City National nor Business Bank nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Business Bank Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)         Any Business Bank stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from City National or Business Bank that this Agreement has been terminated in accordance with Article VIII.

(g)        Subject to the terms of the Exchange Agent Agreement, City National, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Business Bank stockholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5, (iii) the issuance and delivery of certificates representing the whole number of shares of City National Common Stock into which shares of Business Bank Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Business Bank Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of City National Common Stock.

2.2        Deposit of Merger Consideration.   At or prior to the Effective Time, City National shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the number of shares of City National Common Stock sufficient to deliver, and City National shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and City National shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.3        Delivery of Merger Consideration.

(a)        As soon as reasonably practicable after the Effective Time, but in any event prior to the tenth Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Business Bank Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of City National Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of City National Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)        Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of Business Bank Common Stock will be entitled to receive, as promptly as practicable after the Effective Time, but in any event within five (5) Business Days of such surrender, the Merger Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 1.4 and 1.5) and any cash in lieu of fractional shares of City National Common Stock to be issued or paid in consideration therefor in respect of the shares of Business Bank Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of City National Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)        No dividends or other distributions with respect to City National Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of City National Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of City National Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of City National Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the City National Common Stock issuable with respect to such Certificate.

(d)        In the event of a transfer of ownership of a Certificate representing Business Bank Common Stock that is not registered in the stock transfer records of Business Bank, the proper amount of cash and/or shares of City National Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Business Bank Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of City National that the Tax has been paid or is not applicable.

(e)        After the Effective Time, there shall be no transfers on the stock transfer books of Business Bank of any shares of Business Bank Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Business Bank Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of City National Common Stock to be issued or paid in consideration therefor in accordance with Section 1.5 and the procedures set forth in this Article II.

(f)         Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of City National Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to City National Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of City National. In lieu of the issuance of any such fractional share, City National shall pay to each former stockholder of Business Bank who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the City National Closing Price by (ii) the fraction of a share (after taking into account all shares of Business Bank Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of City National Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g)        Any portion of the Exchange Fund that remains unclaimed by the stockholders of Business Bank as of the first anniversary of the Effective Time shall be paid to City National. Any former stockholders of Business Bank who have not theretofore complied with this Article II shall thereafter look only to City National with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the City National Common Stock deliverable in respect of each share of Business Bank Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of City National, Business Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Business Bank Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)        In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by City National or the Exchange Agent, the posting by such person of a bond in such amount as City National may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.4        Withholding Rights.   The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, City National) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of City National Common Stock, cash dividends or distributions payable pursuant to Section 2.3(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Business Bank Common Stock or Business Bank Options such amounts as the Exchange Agent or City National, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or City National, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Business Bank Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or City National, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUSINESS BANK

Except as disclosed in a correspondingly labeled section of the disclosure schedule (the “Business Bank Disclosure Schedule”) delivered by Business Bank to City National prior to the execution of this Agreement, Business Bank hereby represents and warrants to City National as follows:

3.1        Corporate Organization.

(a)        Business Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Business Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)        Business Bank is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Amended and Restated Articles of Incorporation of Business Bank (the “Business Bank Articles”) and the Amended By-Laws of Business Bank (the “Business Bank Bylaws”), as in effect as of the date of this Agreement, have previously been made available to City National.

(c)        Business Bank’s only Subsidiaries (as hereinafter defined) are Business Bank of Nevada (“Nevada Bank”) and Business Bank Capital Trust I. Nevada Bank is a Nevada chartered bank and a member of the Federal Reserve System. Each of Business Bank’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Business Bank Subsidiary” and “City National Subsidiary” shall mean any direct or indirect Subsidiary of Business Bank or City National, respectively (provided that “Subsidiary” shall also include any statutory trust created by or on behalf of the applicable party if the applicable party owns at least a majority of the common securities thereof, regardless of whether such entity is consolidated for financial reporting purposes).

(d)        Nevada Bank is and, there has not been any event or occurrence since January 1, 2004 that could reasonably be expected to result in a determination that Nevada Bank is not, “well capitalized” and

“well managed” as a matter of U.S. federal banking law. Nevada Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(e)        The deposit accounts of Nevada Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(f)         The minute books of Business Bank and Nevada Bank were previously made available to City National and contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2        Capitalization.   (a) The authorized capital stock of Business Bank consists of 10,000,000 shares of Business Bank Common Stock, of which, as of the date hereof, 2,297,977 shares were issued and outstanding. As of the date hereof, 8,062 shares of Business Bank Common Stock were held in Business Bank’s treasury. As of the date hereof, no shares of Business Bank Common Stock were reserved for issuance except for 205,785 shares of Business Bank Common Stock reserved for issuance upon the exercise of Business Bank Options issued pursuant to the Business Bank Stock Plans. All of the issued and outstanding shares of Business Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, except pursuant to this Agreement and the Business Bank Stock Plans, Business Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Business Bank Common Stock or any other equity securities of Business Bank or any securities representing the right to purchase or otherwise receive any shares of Business Bank Common Stock. Section 3.2(a) of the Business Bank Disclosure Schedule sets forth a true and complete list of all of the Business Bank Options outstanding as of the date hereof, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Business Bank Option, (iii) the grant date of each such Business Bank Option, (iv) the vesting schedule of each such Business Bank Option and (v) the exercise price for each such Business Bank Option.

(b)        All of the issued and outstanding shares of capital stock or other equity ownership interests of Nevada Bank are owned directly by Business Bank, and all issued and outstanding common securities of Business Bank Capital Trust I are owned directly by Business Bank, in each case free and clear of all liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3        Authority; No Violation.   (a) Business Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Business Bank. The Board of Directors of Business Bank has determined that this Agreement and the transactions contemplated hereby are in the best interests of Business Bank and its stockholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to Business Bank’s stockholders for approval and adoption at a duly held meeting of such stockholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Business Bank Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Business Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

This Agreement has been duly and validly executed and delivered by Business Bank and (assuming due authorization, execution and delivery by City National) constitutes the valid and binding obligation of Business Bank, enforceable against Business Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(b)        Neither the execution and delivery of this Agreement by Business Bank nor the consummation by Business Bank of the transactions contemplated hereby, nor compliance by Business Bank with any of the terms or provisions of this Agreement, will (i) violate any provision of the Business Bank Articles or the Business Bank Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined in Section 7.1(e)) applicable to Business Bank, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Business Bank or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Business Bank or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank. As used in this Agreement, the term “Material Adverse Effect” means, with respect to City National, Business Bank or the Surviving Corporation, as the case may be, a material adverse effect on (A) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (2) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (3) changes, after the date hereof, in global or national or regional political conditions (including the outbreak of war or acts of terrorism) or in general or regional economic or market conditions affecting banks, savings associations or their holding companies generally except to the extent that any such changes in general or regional economic or market conditions have a disproportionate adverse effect on such party, or (4) public disclosure of the transactions contemplated hereby), or (B) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.4        Consents and Approvals.   Except for (i) the filing of applications, notices and requests for waivers, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, waivers and notices, and, in connection with the merger of Nevada Bank and City National Bank, the filing of applications, notices and requests for waivers, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), and approval of such applications, waivers and notice, (ii) the filing of any required applications, requests for waivers or notices with any foreign or state banking, insurance or other regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and the Registration Statement, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NRS and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) any consents, authorizations, approvals, filings or exemptions required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of City National Common Stock pursuant to this Agreement and approval of listing of such City National Common Stock on the NYSE, and (viii) the approval of this Agreement by the requisite vote of stockholders of Business Bank, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Business Bank of this Agreement and (B) the consummation by Business Bank of the Merger and the other transactions contemplated by this Agreement.

3.5        Reports.   Business Bank and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state regulatory authority and (iv) any industry self-regulatory agency (collectively, “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to so file or pay such fees would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Business Bank and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Business Bank, investigation into the business or operations of Business Bank or any of its Subsidiaries since January 1, 2004. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Business Bank or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Business Bank since January 1, 2004.

3.6        Financial Statements.   Attached as Exhibit B hereto are the consolidated balance sheets of Business Bank and its Subsidiary as of December 31, 2003, 2004 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, accompanied by a true and complete copies of the audit reports of the independent public accountants of Business Bank (the audit report of McGladrey & Pullen, LLP relating to the audit of the 2005 consolidated financial statements and the audit report of Vavrinek, Trine, Day & Co., LLP relating to the audits of the 2004 and 2003 consolidated financial statements). Attached as Exhibit C hereto are the unaudited consolidated balance sheets of Business Bank and its Subsidiary as of September 30, 2006 and 2005, and the related consolidated statements of income for the nine-months then ended. The financial statements of Business Bank and Subsidiary contained in Exhibits B and C hereto (i) have been prepared from, and are in accordance with, the books and records of Business Bank and its Subsidiary, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Business Bank and its Subsidiary for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount, the absence of statements of cash flows and changes in stockholders’ equity, and the absence of footnote disclosures) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and except further for the absence of footnote disclosures with respect to the unaudited statements. The books and records of Business Bank and its Subsidiary have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

3.7        Broker’s Fees.   Neither Business Bank nor any Business Bank Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Ryan Beck & Co.; and a true and complete copy of the agreement with respect to such engagement is included in Section 3.7 of the Business Bank Disclosure Schedule.

3.8        Absence of Certain Changes or Events.   Since December 31, 2005, Business Bank and its Subsidiaries have conducted their respective businesses, in all material respects, only in the ordinary course and there has not been:

(a)        any Material Adverse Effect with respect to Business Bank;

(b)        any issuance or awards of Business Bank Options, restricted shares or other equity-based awards in respect of Business Bank Common Stock to any director, officer or employee of Business Bank or any of its Subsidiaries;

(c)        any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Business Bank’s capital stock;

(d)        (i) other than as listed on Schedule 3.8(d)(i) of the Business Bank Disclosure Schedule, any granting by Business Bank or any of its Subsidiaries to any current or former director, executive officer or employee of any increase in compensation, bonus or other benefits, except for (x) normal annual increases in base salary to employees who are not current or former directors or executive officers that were made in the ordinary course of business consistent with past practice, (y) as required from time to time by governmental legislation affecting wages and (z) as required by the terms of plans or arrangements existing prior to such date and described in Section 3.11 of the Business Bank Disclosure Schedule, (ii) any granting by Business Bank or any of its Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, or (iii) any entry by Business Bank or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee;

(e)        any (i) change in any material respect in accounting methods, principles or practices by Business Bank affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles, or (ii) Tax election or change in or revocation of any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by Business Bank or its Subsidiaries;

(f)         any material change in its investment or risk management or other similar policies; or

(g)        any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9        Legal Proceedings.   (a) Except as set forth in Section 3.9 of the Business Bank Disclosure Schedule, which contains a true and current summary description of any pending and, to Business Bank’s knowledge, threatened litigation, action, suit, proceeding, investigation or arbitration material to Business Bank and its Subsidiaries, taken as a whole, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies requested as of the date hereof, no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization or other entity (collectively, “Person”) or Governmental Entity that is material to Business Bank and its Subsidiaries, taken as a whole, in each case with respect to Business Bank or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations, is pending or, to the knowledge of Business Bank, threatened.

(b)        There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their

Subsidiaries) imposed upon Business Bank, any of its Subsidiaries or the assets of Business Bank or any of its Subsidiaries.

3.10     Taxes and Tax Returns.   (a) Each of Business Bank and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Business Bank’s most recent consolidated financial statements. Neither Business Bank nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. The statute of limitations for the assessment or collection of Tax by the Internal Revenue Service (“IRS”) has expired for all income Tax Returns for Business Bank and its Subsidiaries for all taxable years ending on or before December 31, 2002. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes or assessments upon Business Bank or any of its Subsidiaries. No deficiencies for any material Taxes have been proposed, asserted or assessed in writing against Business Bank or any of its Subsidiaries that have not been finally resolved and paid in full. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Business Bank or any of its Subsidiaries. No claim has been made in writing by any Governmental Entity in a jurisdiction in which Business Bank or any of its Subsidiaries does not file a Tax Return that Business Bank or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. Neither Business Bank nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Business Bank and its Subsidiaries). Neither Business Bank nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Business Bank) or (B) has any liability for the Taxes of any person (other than Business Bank or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Business Bank nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Business Bank nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b)        As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)        As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

3.11     Employee Benefits.   For purposes hereof, the following terms shall have the following meaning:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

A “Business Bank Benefit Plan” means any compensation or employee benefit plan, program, policy, practice, agreement or other arrangement providing compensation or benefits to any current or former employee, officer or director of Business Bank or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Business Bank or any of its Subsidiaries or to which Business Bank or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“Business Bank ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Employment Agreement” means a contract, offer letter or agreement of Business Bank or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Business Bank or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, which in the case of an offer letter that does not provide either annual compensation in excess of $250,000 or change of control or severance benefits is dated on or after January 1, 2005.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Plan” means any Business Bank Benefit Plan other than a Multiemployer Plan.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a)        Section 3.11(a) of the Business Bank Disclosure Schedule includes a complete list and description of all material Business Bank Benefit Plans and all Employment Agreements.

(b)        With respect to each Plan, Business Bank has delivered to City National a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Business Bank has delivered or made available to City National a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered to City National, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has Business Bank or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Employment Agreement.

(c)        All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements, and each Business Bank Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d)        With respect to each Business Bank Benefit Plan, Business Bank and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Business Bank Benefit Plans. Each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Business Bank or any of its Subsidiaries under ERISA or the Code. Section 3.11(d) of the Business Bank Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9). None of Business Bank and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Business Bank Benefit Plans or their related trusts, Business Bank, any of its Subsidiaries or any person that Business Bank or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e)        With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Business Bank or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to Business Bank’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

(f)         No Business Bank Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). None of Business Bank and its Subsidiaries nor any of their respective Business Bank ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and none of Business Bank and its Subsidiaries nor any Business Bank ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Business Bank or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Business Bank nor any of its Subsidiaries, nor any of their respective Business Bank ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g)        Except for any such benefits described in Section 3.11(g) of the Business Bank Disclosure Schedule with respect to the individuals listed thereon, Business Bank and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Business Bank and its Subsidiaries. Except as otherwise disclosed in Section 3.11(g) of the Business Bank Disclosure Schedule, Business Bank and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(h)        Section 3.11(h) of the Business Bank Disclosure Schedule sets forth (i) an accurate and complete description of each provision of any Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either along or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Business Bank or any of its Subsidiaries, or could limit the right of Business Bank or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Business Bank Benefit Plan or related trust or any Employment Agreement or related trust, and (ii) the maximum amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable by Business Bank or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(i)         No labor organization or group of employees of Business Bank or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of Business Bank and its Subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health except for any non-compliance which would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank.

(j)         Each individual who renders services to Business Bank or any of its Subsidiaries who is classified by Business Bank or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Business Bank Benefit Plans) is properly so characterized. Business Bank and its Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws in all material respects.

(k)        All Business Bank Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable material requirements, (ii) if they are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.12     Stockholder Reports.   Business Bank has previously made available to City National an accurate and complete copy of each (i) private placement memorandum, securities offering document, report, schedule and proxy statement that Business Bank has provided to its stockholders or prospective stockholders since January 1, 2002 (the “Business Bank Reports”), and prior to the date of this Agreement and (ii) any other communication provided by Business Bank to its stockholders since January 1, 2002 and prior to the date of this Agreement, and no such Business Bank Report or communication, as of the date of such Business Bank Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading (except that information as of a later date, but before the date of this Agreement, shall be deemed to modify information as of an earlier date). A true and complete list of each Business Bank Report, specifying the type of Business Bank Report and the date thereof, is included in Section 3.12 of the Business Bank Disclosure Schedule.

3.13     Compliance with Applicable Law.   (a) Business Bank and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Business Bank or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank.

(b)        Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank, Business Bank and each Business Bank Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Business Bank, any Business Bank Subsidiary, or any director, officer or employee of Business Bank or of any Business Bank Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.14     Certain Contracts.   (a) Except as set forth on Section 3.14 of Business Bank Disclosure Schedule, neither Business Bank nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness (as defined below) by Business Bank or any of its Subsidiaries in an amount in excess in the aggregate of $100,000 (collectively, “Instruments of Indebtedness”), (ii) any agreement that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if Business Bank were an SEC reporting company and which is to be performed, in whole or in part, after the date of this Agreement, (iii) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of Business Bank or its Subsidiaries or their businesses or, following consummation of the Merger, City National or its Subsidiaries, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Business Bank or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, City National or its Subsidiaries, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Business Bank or any of its Subsidiaries or, following consummation of the Merger, City National or its Subsidiaries, to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (iv) any agreement providing for the indemnification by Business Bank or a Subsidiary of Business Bank of any Person other than customary agreements with directors or officers of Business Bank or its Subsidiaries or with vendors providing goods or services to Business Bank or its Subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to Business Bank, (v) any joint venture, alliance or partnership agreement, (vi) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of Business Bank or any of its Subsidiaries, (vii) any collective bargaining agreement, (viii) any employment agreement (other than agreements terminable by Business Bank or any Subsidiary of Business Bank on not more than 30 days’ notice without penalty and which will not in any respect be affected by a change of control of Business Bank) with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by law) to, any current or former director, officer or employee of Business Bank or its Subsidiaries, (ix) any agreement regarding any agent bank or other similar relationships with respect to lines of business, (x) any agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, (xi) any agreement material to Business Bank and its Subsidiaries, taken as a whole, pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether Business Bank is the licensee or licensor thereunder, (xii) any agreements pursuant to which Business Bank or any of its Subsidiaries leases any real property, (xiii) any contract or agreement material to Business Bank and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of Business Bank or its Subsidiaries, and (xiv) any contract or other agreement not made in the ordinary course of business which (A) is material to Business Bank and its Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (i) through (xiv) being referred to herein as “Business Bank Material Contracts”). Section 3.14(a) of the Business Bank Disclosure Schedule accurately categorizes each of the Business Bank Material Contracts according to the subsections contained in the preceding sentence.

(b)        Each Business Bank Material Contract is valid and binding on Business Bank (or, to the extent a Subsidiary of Business Bank is a party, such Subsidiary) and, to the knowledge of Business Bank, any other party thereto and is in full force and effect. Neither Business Bank nor any of its Subsidiaries is in material breach or default under any Business Bank Material Contract. Neither Business Bank nor any Subsidiary of Business Bank knows of, or has received written notice of, any material violation or default under (nor, to the knowledge of Business Bank, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Business Bank Material Contract by any other party thereto. Prior to the date hereof, Business Bank has made available to City National true and complete copies of all Business Bank Material Contracts. There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. For purposes of this Section 3.14 and elsewhere through this Agreement, “Indebtedness” of a person shall mean (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such person capitalized pursuant to GAAP, and (iv) all obligations of such person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

3.15     Agreements with Regulatory Agencies.   Neither Business Bank nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004, a recipient of any supervisory letter from, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Business Bank Disclosure Schedule, a “Business Bank

Regulatory Agreement”), nor has Business Bank or any of its Subsidiaries been advised in writing since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Business Bank Regulatory Agreement.

3.16     Interest Rate Risk Management Instruments.   Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Business Bank or for the account of a customer of Business Bank or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Business Bank or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect, (ii) its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and, (iii) to Business Bank’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17     Undisclosed Liabilities.   Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Business Bank as of September 30, 2006, included in Exhibit B, and for liabilities incurred in the ordinary course of business consistent in nature and amount with past practice in prior periods, since September 30, 2006, neither Business Bank nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that , either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Business Bank.

3.18     Environmental Liability.   There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Business Bank of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Business Bank, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank. To the knowledge of Business Bank, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Business Bank. Business Bank is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Business Bank.

3.19     Real Property.

(a)        Section 3.19(a) of the Business Bank Disclosure Schedule sets forth a true and complete list of all real property owned by Business Bank or its Subsidiaries, identifying the owner and address of each such property (“Owned Properties”). Each of Business Bank and its Subsidiaries has good, valid and marketable title, free and clear of all Liens, to all Owned Real Property, except for Liens that do not detract in any material respect from the present use or value of such real property, and is in exclusive possession thereof. There are no condemnation proceedings or eminent domain proceedings or sales or other disposition in lieu of condemnation of any kind pending or, to the knowledge of Business Bank, threatened with respect to any Owned Real Property.

(b)        A true and complete copy of each agreement pursuant to which Business Bank or any of its Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to City National. Each Lease is valid, binding and enforceable against Business Bank or its applicable Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). There are no material defaults by Business Bank or any of its Subsidiaries, as applicable, under any of the Leases. Except as set forth in Section 3.19(b) of the Business Bank Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases or require any consent of the applicable lessor.

(c)        The Owned Properties and the properties (the “Leased Properties”) leased pursuant to the Leases constitute all of the real estate on which Business Bank and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement.

(d)        A true and complete copy of each agreement pursuant to which Business Bank or any of its Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to City National. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). To the knowledge of Business Bank, there are no existing defaults by the tenant under any Third Party Lease which, in the aggregate, would result in the termination of such Third Party Leases except for any such default which would not reasonably be expected to result in a Material Adverse Effect on Business Bank.

3.20     Investment Securities.   (a) Each of Business Bank and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Business Bank or its Subsidiaries. Such securities are valued on the books of Business Bank in accordance with GAAP in all material respects.

(b)        Business Bank and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Business Bank believes are prudent and reasonable in the context of such businesses.

3.21     Loan Portfolio.

(a)        Section 3.21(a) of the Business Bank Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of September 30, 2006, of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Business Bank or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of September 30, 2006, of all “non-accrual” Loans. As of September 30, 2006, Business Bank and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.21(a) of the Business Bank Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by Business Bank as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Criticized Assets”). Section 3.21(a) of the Business Bank Disclosure Schedule sets forth (A) a summary of Criticized Assets as of September 30, 2006, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (B) each asset of Business Bank or any of its Subsidiaries that, as of September 30, 2006, is classified as “Other Real Estate Owned” and the book value thereof.

(b)        Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Business Bank or its Subsidiaries, and all such Loans purchased by Business Bank or its Subsidiaries, were made or purchased in accordance with customary lending standards of Business Bank or its Subsidiaries, as applicable. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Business Bank or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)        None of the agreements pursuant to which Business Bank or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)        None of Business Bank or any of its Subsidiaries is now nor has it ever been since January 1, 2005 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither Business Bank nor any of its Subsidiaries has received any notice that any Agency proposes to limit or terminate the underwriting authority of Business Bank or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

(e)        Each of Business Bank and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

3.22     State Takeover Laws.   The Board of Directors of Business Bank has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions the provisions of Sections 78.378 – 78.3793, inclusive, and Section 78.411 – 78.444, inclusive, of the NRS and all other similar “takeover,” “moratorium,” “control share,” “fair price,” or “interested stockholder” laws (any such laws, “Takeover Statutes”), as well as any similar provisions under the Business Bank Articles and Bylaws, including Sections 9 and 10 of the Business Bank Articles.

3.23     Reorganization; Approvals.   As of the date of this Agreement, Business Bank (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24     Opinions.   Prior to the execution of this Agreement, Business Bank has received an opinion from Ryan Beck & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of Business Bank from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25     Internal Controls.   The records, systems, controls, data and information of Business Bank and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Business Bank or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Business Bank. Business Bank maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and Business Bank has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

3.26     Insurance.   Business Bank and its Subsidiaries have all primary, excess and umbrella policies of general liability, fire, workers’ compensation, products liability, completed operations, employers, liability, health, bonds, earthquake and other forms of insurance providing insurance coverage that is customary in amount and scope for other companies in the industry in which they operate. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacements or substitutions therefor) be kept in full force and effect by Business Bank through the Effective Time. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance with all requirements of law and of all requirements under contracts or leases to which Business Bank or any of its Subsidiaries is a party in all material respects. All premiums currently payable or previously due and payable with respect to all periods up to and including the Effective Time have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, subject to Section 4.1 of this Agreement, all premiums due and payable prior to the Effective Time, will have been paid prior to the Effective Time and no notice of cancellation or termination has been received with respect to any such policy material to Business Bank and its Subsidiaries, taken as a whole.

3.27     Intellectual Property.   Business Bank and each of its Subsidiaries owns, or is licensed or otherwise entitled to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Business Bank and its Subsidiaries does not, to the knowledge of Business Bank, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Business Bank or any Subsidiary acquired the right to use any Intellectual Property. To Business Bank’s knowledge, no person is challenging, infringing on or otherwise violating any right of Business Bank or any of its Subsidiaries with respect to any material Intellectual Property owned by and/or licensed to Business Bank or its Subsidiaries. Neither Business Bank nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Business Bank and its Subsidiaries and no Intellectual Property owned and/or licensed by Business Bank or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.28     Business Bank Information.   The information relating to Business Bank and its Subsidiaries contained in the Proxy Statement and the Registration Statement, or that is provided by Business Bank or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CITY NATIONAL

Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “City National Disclosure Schedule”) delivered by City National to Business Bank prior to the execution of this Agreement, City National hereby represents and warrants to Business Bank as follows:

4.1        Corporate Organization.   (a) City National is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. City National has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)        City National is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True and complete copies of the Restated Certificate of Incorporation of City National (the “City National Certificate”) and Bylaws of City National (the “City National Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Business Bank.

(c)        Each City National Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National.

(d)        City National Bank is and, there has not been any event or occurrence since January 1, 2004 that could reasonably be expected to result in a determination that City National Bank is not, “well capitalized” and “well managed” as a matter of U.S. federal banking law. City National Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(e)        The deposit accounts of City National Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2        Capitalization.   (a) The authorized capital stock of City National consists of 75,000,000 shares of City National Common Stock, of which, as of the date hereof, 50,728,705 shares were issued and outstanding, and 5,000,00 shares of preferred stock, par value $1.00 per share (the “City National Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of the date hereof, no more than 2,690,196 shares of City National Common Stock were held in City National’s treasury. As the date hereof, no shares of City National Common Stock or City National Preferred Stock were reserved for issuance, except for 3,188,663 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of City National (the “City National Stock Plans”) and 52,354,450 shares of City National Preferred Stock reserved for issuance in connection with the Rights Agreement. All of the issued and outstanding shares of City National Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, except pursuant to this Agreement, the Rights Agreement and the City National Stock Plans, City National does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of City National Common Stock or any other equity securities of City National or any securities representing the right to purchase or otherwise receive any shares of City National Common Stock. The shares of City National Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)        All of the issued and outstanding shares of capital stock or other equity ownership interests of each subsidiary of City National are owned by City National, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. §§ 55) and free of preemptive rights. No such subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

4.3        Authority; No Violation.   (a) City National has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of City National. The Board of Directors of City National has determined that this Agreement and the transactions contemplated hereby are in the best interests of City National and its stockholders and no other corporate proceedings on the part of City National are necessary to approve this Agreement to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by City National and (assuming due authorization, execution and delivery by Business Bank) constitutes the valid and binding obligation of City National, enforceable against City National in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(b)        Neither the execution and delivery of this Agreement by City National, nor the consummation by City National of the transactions contemplated hereby, nor compliance by City National with any of the terms or provisions of this Agreement, will (i) violate any provision of the City National Certificate or the City National Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to City National, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of City National or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which City National or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National.

4.4        Consents and Approvals.   Except for (i) the filing of applications, notices and requests for waivers, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, notices and waivers, and, in connection with the merger of Nevada Bank and City National Bank, the filing of applications, notices and requests for waivers, as applicable, with the OCC, and approval of such applications, notices and waivers, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NRS and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices or filings under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions required under consumer finance, mortgage banking and other similar laws, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of City National Common Stock pursuant to this Agreement and approval of listing of such City National Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by City National of this Agreement and (B) the consummation by City National of the Merger and the other transactions contemplated by this Agreement.

4.5        Reports.   City National and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to so file or pay such fees would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of City National and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of City National, investigation into the business or operations of City National or any of its Subsidiaries since January 1, 2004. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of City National or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of City National since January 1, 2004.

4.6        Financial Statements.   City National has previously made available to Business Bank copies of (i) the consolidated balance sheet of City National and its Subsidiaries as of December 31, 2003, 2004 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended as reported in City National’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (as amended prior to the date hereof, the “City National 10-K”) filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), accompanied by the audit report of KPMG LLP, independent public accountants with respect to City National, and (ii) the unaudited consolidated balance sheet of City National and its Subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the three and nine month periods then ended, as reported in City National’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (the “City National 10-Q”). The financial statements of City National and Subsidiaries contained in the City National 10-K and the City National 10-Q (i) have been prepared from, and are in accordance with, the books and records of City National and Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of City National and Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of footnote disclosures), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and except further for the absence of footnote disclosures with respect to the unaudited statements. The books and records of City National and Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7        Broker’s Fees.   Neither City National nor any City National Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Credit Suisse First Boston LLC, all of the fees and expenses of which shall be the sole responsibility of City National.

4.8        Absence of Certain Changes or Events.   Except as publicly disclosed in City National Reports (as defined in Section 4.11), from December 31, 2005 through and including the date of this Agreement, (a) there has not been any Material Adverse Effect with respect to City National, and (b) City National and the City National Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9        Legal Proceedings.   (a) Except as set forth in Section 4.9 of the City National Disclosure Schedule, there is no, and there is, to City National’s knowledge, no threatened, litigation, action, suit, proceeding, investigation or arbitration material to City National and its Subsidiaries, taken as a whole, and no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that is material to City National and its Subsidiaries, taken as a whole, in each case with respect to City National or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations, is pending or, to the knowledge of City National, threatened.

(b)        There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon City National, any of its Subsidiaries or the assets of City National or any of its Subsidiaries.

4.10     Taxes and Tax Returns.   Each of City National and its Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on City National’s most recent consolidated financial statements. There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon City National or any of its Subsidiaries, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National.

4.11     SEC Reports.   City National has previously made available to Business Bank an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive Proxy Statement filed since January 1, 2002 by City National with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “City National Reports”) and prior to the date of this Agreement and (ii) communication mailed by City National to its stockholders since January 1, 2002 and prior to the date of this Agreement, and no such City National Report or communication, as of the date of such City National Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2002, as of their respective dates, all City National Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.12     Compliance with Applicable Law.   (a) City National and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to City National or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on City National.

(b)        Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National, City National and each City National Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of City National, any City National Subsidiary, or any director, officer or employee of City National or of any City National Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.13     Agreements with Regulatory Agencies.   Neither City National nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, whether or not set forth in the City National Disclosure Schedule, a “City National Regulatory Agreement”), nor has City National or any of its Subsidiaries been advised in writing since January 1, 2004, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such City National Regulatory Agreement.

4.14     Interest Rate Risk Management Instruments.   Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of City National or for the account of a customer of City National or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of City National or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (ii) each of its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to City National’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15     Undisclosed Liabilities.   Except for those liabilities that are reflected or reserved against on the consolidated balance sheet of City National included in the City National 10-Q (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, since such date, neither City National nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on City National.

4.16     Environmental Liability.   There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on City National of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against City National, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National. To the knowledge of City National, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on City National. City National is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on City National.

4.17     Reorganization; Approvals.   As of the date of this Agreement, City National (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.18     Internal Controls.   (a) The records, systems, controls, data and information of City National and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of City National or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on City National. City National (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to City National, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of City National by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to City National’s outside auditors and the audit committee of City National’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect City National’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in City National’s internal controls over financial reporting. These disclosures were made in writing by management to City National’s auditors and audit committee and a copy has previously been made available to Business Bank. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(b)        Since December 31, 2005, (x) through the date hereof, neither City National nor any of its Subsidiaries nor, to the knowledge of the executive officers of City National, any director, executive officer or independent accountant of City National has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of City National or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that City National or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing City National or any of its Subsidiaries, whether or not employed by City National or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by City National or any of its officers, directors, employees or agents to the Board of Directors of City National or any committee thereof or to any director or officer of City National.

4.19     Aggregate Cash Consideration.   City National has or will prior to the Closing have available to it sufficient funds to deliver the Cash Consideration.

4.20     City National Information.   The information relating to City National and its Subsidiaries that is provided by City National for inclusion in the Proxy Statement and the Registration Statement, or the information relating to City National and its Subsidiaries that is provided by City National or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply with the provisions of the Securities Act and the rules and regulations thereunder in all material respects.

4.21     Intentionally Omitted.

4.22     Employee Benefits.   For purposes of this Agreement, the following terms shall have the following meaning:

A “City National Benefit Plan” means any compensation or employee benefit plan, program, policy, practice, agreement or other arrangement providing compensation or benefits to any current or former employee, officer or director of City National or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by City National or any of its Subsidiaries or to which City National or any of its Subsidiaries contributes or its obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employee, change of control or fringe benefit plan, program or policy.

“City National ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“CN Plan” means any City National Benefit Plan other than a Multiemployer Plan.

(a)        Except as, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on City National: (i) all contributions required to be made to any CN Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any CN Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the financial statements as required by GAAP; (ii) with respect to each City National Benefit Plan, City National and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such City National Benefit Plan; (iii) each CN Plan has been administered in all material respects in accordance with its terms; (iv) the IRS has issued a favorable determination letter with respect to each CN Plan that is intended to be qualified that has not been revoked, and there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such CN Plan or the related trust; (v) none of City National and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the City National Benefit Plans or their related trusts, City National Bank, any of its Subsidiaries or any person that City National or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (vi) no City National Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (vii) none of City National and its Subsidiaries nor any of their respective City National ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (viii) none of City National and its Subsidiaries nor any City National ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ix) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of City National or any of its Subsidiaries following the Closing.

4.23     Contracts.   (a) As of the date of this Agreement, neither City National nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the City National Reports. Each contract, arrangement, commitment or understanding of the type described in this Section 4.23(a) is referred to herein as a “City National Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a City National Contract).

(b)        (i) Each City National Contract is valid and binding on City National and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (ii) City National and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each City National Contract, except where such noncompliance, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on City National, and (iii) neither City National nor any of its Subsidiaries has knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of City National or any of its Subsidiaries under any such City National Contract, except where such default, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on City National.

4.24     Ownership of Business Bank Capital Stock.   As of the date of this Agreement, City National does not beneficially own any shares of Business Bank capital stock.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1        Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the other party, Business Bank shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2        Business Bank Forbearances.   During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Business Bank Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Business Bank shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of City National:

(a)        (i) other than dividends and distributions by a direct or indirect Subsidiary of Business Bank to Business Bank or to any direct or indirect wholly owned Subsidiary of Business Bank, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly distributions on the preferred capital securities of Business Bank Capital Trust I in accordance with the Amended and Restated Declaration of Trust of Business Bank Capital Trust I dated November 8, 2004), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Business Bank Options that are disclosed in Section 3.2 as outstanding on the date hereof and in accordance with their present terms, or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of Business Bank or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Business Bank Common Stock upon the exercise of Business Bank Options that are disclosed in Section 3.2 as outstanding on the date hereof and in accordance with their present terms);

(b)        issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of Business Bank Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any Business Bank Options (other than the issuance of Business Bank Common Stock upon the exercise of Business Bank Options that are disclosed in Section 3.2 as outstanding on the date hereof and in accordance with their present terms);

(c)        amend its certificate of incorporation, by-laws or other comparable organizational documents;

(d)        (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except in the ordinary course of business or (ii) open, close, sell or acquire any branches (other than Business Bank’s ongoing activities to open the planned Summerlin branch as described in more detail in Section 5.2(d) of the Business Bank Disclosure Schedule);

(e)        sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity or cancel, release or assign any amount of material indebtedness to any such person or any claims held by any such person in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement and specifically identified in Section 3.14 of the Business Bank Disclosure Schedule;

(f)         except for borrowings having a maturity of not more than 30 days under existing credit facilities (or renewals, extensions or replacements therefor that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of Business Bank or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced, (“Credit Facilities”)) that are incurred in the ordinary course of business consistent with past practice and with respect to which Business Bank consults with City National on a basis not less frequently than weekly, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in additional amounts not to exceed $1,000,000, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than Business Bank or any wholly owned Subsidiary thereof), or, other than in the ordinary course of business, make any loans or advances to any Person;

(g)        change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;

(h)        enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(i)         make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j)         enter into, renew or terminate, or make any material payment not then required or waive any material provision under, any agreement, contract or obligation, other than in the ordinary course of business, consistent with past practice (other than any agreement, contract or obligation (i) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of Business Bank or its Subsidiaries or their businesses to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Business Bank or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent or its Subsidiaries, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Business Bank or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (ii) that calls for aggregate annual payments of $25,000 or more and which is not terminable on 60 days or less notice without payment of any termination fee or penalty, (iii) that involves the lease of real property (other than lease renewals in the ordinary course of business) or (iv) relating to any joint venture, alliance or partnership arrangement);

(k)        (i) incur any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate or (ii) enter into any agreement obligating Business Bank to spend more than $25,000 individually or $100,000 in the aggregate;

(l)         except as required by applicable law or as set forth on Schedule 5.2(l), (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director or employee of Business Bank or any of its Subsidiaries other than normal increases in annual base salary in the ordinary course of business consistent with past practice for employees who are not (x) executive officers (y) directors, or (z) employees of Business Bank or its Subsidiaries who are party to change of control or severance agreements, increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any director or employee of Business Bank or any of its Subsidiaries or otherwise pay any amount to which any director or employee of Business Bank or any of its Subsidiaries is not entitled, (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, suspend or terminate any Business Bank Benefit Plan other than amendments required to be made to comply with Section 409A of the Code, (iii) modify any Business Bank Option or other equity-based award, (iv) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Business Bank Benefit Plan or Employment Agreement, (v) establish, adopt or enter into any collective bargaining agreement or (vi) hire, terminate the employment or otherwise change the status of employment of any executive officer or director or employee of Business Bank or its Subsidiaries who are party to change of control or severance agreements;

(m)      agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except as required by law;

(n)        pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(o)        issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) or customers without the prior approval of City National (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

(p)        except for transactions in the ordinary course of business consistent with past practice, make any material investment for its own account either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(q)        restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(r)        take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(s)        take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby;

(t)         take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(u)        agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3        City National Forbearances.   During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, City National shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Business Bank, (i) amend, repeal or otherwise modify any provision of the City National Certificate or the City National Bylaws (other than those that would not be adverse to Business Bank or City National’s ability to consummate the transactions contemplated hereby), (ii) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (iii) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, (iv) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law or (v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1        Regulatory Matters.   (a) City National and Business Bank shall promptly prepare a proxy statement/prospectus (the “Proxy Statement”) to be mailed to the holders of Business Bank Common Stock in connection with the transactions contemplated hereby and to be filed by City National in a registration statement on Form S-4 (the “Registration Statement”) with the SEC. City National shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Business Bank shall thereafter mail or deliver the Proxy Statement to its stockholders. City National shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Business Bank shall furnish all information concerning Business Bank and the holders of Business Bank Common Stock as may be reasonably requested in connection with any such action.

(b)        Subject to the terms and conditions of this Agreement and as promptly as practicable following the execution and delivery of this Agreement, the parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Bank Merger and the matters set forth in Section 7.2(d)). Business Bank and City National shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Business Bank or City National, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require City National to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Business Bank and its Subsidiaries, taken as a whole) on either City National or Business Bank (a “Materially Burdensome Regulatory Condition”).

(c)        Each of City National and Business Bank shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of City National, Business Bank or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)        Each of City National and Business Bank shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, that causes such party to believe that there is a reasonable likelihood that any regulatory approval required in connection with the transactions contemplated by this Agreement will not be obtained or that the receipt of any such approval may be materially delayed.

6.2        Access to Information.   (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Business Bank and City National shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by Business Bank, information concerning City National that is reasonably related to the prospective value of City National Common Stock or to City National’s ability to consummate the transactions contemplated hereby). Neither Business Bank nor City National, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)        All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of September 29, 2006 (the “Confidentiality Agreement”).

(c)        No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3        Stockholder Approval.   Business Bank shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger (the “Business Bank Stockholder Meeting”), and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Business Bank shall recommend to Business Bank’s stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Business Bank

Recommendation”); provided, however, that Business Bank’s Board of Directors shall not be required to make such Business Bank Recommendation to the extent provided in Section 6.11. Notwithstanding any change in Business Bank Recommendation, unless otherwise directed in writing by City National, this Agreement and the Merger shall be submitted to the stockholders of Business Bank at the Business Bank Stockholders Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve Business Bank of such obligation; provided, however, that if the Board of Directors of Business Bank shall have effected a change in Business Bank Recommendation in accordance with this Agreement, then in submitting this Agreement to Business Bank’s stockholders, the Board of Directors of Business Bank may submit this Agreement to Business Bank’s stockholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Business Bank may communicate the basis for its lack of a recommendation to Business Bank’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

6.4        Legal Conditions to Merger.   Each of City National and Business Bank shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Business Bank or City National or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5        Affiliates.   Business Bank shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) (“Affiliate”) of Business Bank to deliver to City National, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Business Bank stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.6        NYSE Approval.   City National shall cause the shares of City National Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.7        Employee Matters.   (a) From and after the Effective Time, the employees of Business Bank who are employed by the Surviving Corporation as of the Effective Time (the “Assumed Employees”) and who remain employed with the Surviving Corporation during such period will be offered participation and coverage under employee benefit plans that are comparable, on an aggregate basis, to the plans generally in effect for similarly situated employees of City National and its Subsidiaries (“City National Benefit Plans”); provided, that continued participation and coverage following the Effective Time under the Business Bank Benefit Plans as of immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence, it being understood that the Assumed Employees may commence participating in the City National Benefit Plans on different dates following the Effective Time with respect to different City National Benefit Plans. Notwithstanding any provision of this Section 6.7(a) to the contrary, from and after the Effective Time, each Assumed Employee (other than those with individual agreements providing for severance or “change of control” benefits) who is terminated prior to the six-month anniversary of the Closing Date shall be eligible for participation in City National’s Separation Pay Plan in accordance with the terms thereof, as such terms may be amended from time to time (provided that no amendment shall exclude Assumed Employees from participation in City National’s Separation Pay Plan), which shall (i) be the exclusive source of severance benefits in connection with the Merger (other than as provided under individual agreements providing for severance or “change of control” benefits, which agreements are listed in Section 6.7 of the Business Bank Disclosure Schedule), and (ii) include, at a minimum, (A) two weeks of base salary plus one week of base salary as severance for each year of service for non-officer employees, (B) three weeks of base salary plus two weeks of base salary as severance for each year of service for officers (except for officers described in clause (C) below), and (C) four weeks of base salary plus two weeks of base salary as severance for each year of service for eligible executive vice presidents and senior vice presidents; provided that each person shall be entitled to two weeks minimum of base salary as severance and fifty-two weeks maximum of base salary as severance.

(b)        To the extent permitted by applicable law or the terms of any applicable insurance policies, City National shall cause each City National Benefit Plan in which Assumed Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the City National Benefit Plans the service of such employees with Business Bank and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited for such purpose by Business Bank and its Subsidiaries; provided, however, that such service shall not be recognized for purposes of benefit accruals under any defined benefit pension plan, to the extent that such recognition would result in a duplication of benefits with respect to the same period of service, or with respect to newly implemented plans for which prior service is not taken into account. Nothing herein shall limit the ability of City National or the Surviving Corporation to amend or terminate any of the Business Bank Benefit Plans or City National Benefits Plans in accordance with their terms at any time.

(c)        At and following the Effective Time, City National will cause the Surviving Corporation to honor the obligations of Business Bank or any of its Subsidiaries as of the Effective Time under the provisions of the Employment Agreements that are set forth on Section 6.7(c) of the Business Bank Disclosure Schedule between and among Business Bank or any of its Subsidiaries, on the one hand, and any current or former officer, director, consultant or employee of Business Bank or any of its Subsidiaries, on the other hand, provided that this provision shall not prevent the Surviving Corporation from amending, suspending or terminating any such agreements to the extent permitted by the respective terms of such agreement.

(d)        If Assumed Employees become eligible to participate in a medical, dental or health plan of City National or its Subsidiaries, City National shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of City National, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical dental or health plan of Business Bank prior to the Effective Time for the year in which the Effective Time or participation in such medical, dental or health plan of City National, as applicable, occurs, and subject to City National’s reasonable efforts to obtain carrier approval. Notwithstanding the foregoing, no such action will cause the plans to violate applicable legal requirements.

(e)        Prior to the Effective Time, subject to applicable Law, Business Bank shall adopt the relevant resolutions of its board of directors necessary to terminate the Business Bank of Nevada 401(k) Plan (Plan #001) (the “Business Bank Plan”) and to ensure that each participant is fully vested in his or her account balance under the Business Bank Plan upon such plan termination and shall take such other actions with respect to the Business Bank Plan, including any amendments as may be reasonably requested by City National, in each case, effective as of the day prior to the Effective Time and subject to the consummation of the transactions contemplated by this Agreement. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Business Bank Plan, the assets thereof shall be distributed to the participants.

(f)         Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.7, express or implied is intended to or shall confer upon any other person including without limitation any Assumed Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 6.7 shall constitute an amendment of any compensation or benefit plan, program, policy, agreement or other arrangement.

6.8        Indemnification; Directors’ and Officers’ Insurance.   (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Business Bank or any of its Subsidiaries or who is or was serving at the request of Business Bank or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Business Bank or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, City National shall indemnify, defend and hold harmless, and provide advancement of expenses (upon receipt of any undertaking required by applicable law) to, as and to the extent currently provided under the Business Bank Articles and the Business Bank Bylaws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation to the extent based on or arising out of the fact that such person is or was a director, officer or employee of Business Bank or any Subsidiary of Business Bank, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby or taken at the request of City National pursuant to the terms hereof).

(b)        City National shall use its reasonable best efforts to cause the individuals serving as officers and directors of Business Bank or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Business Bank (provided that City National may substitute therefor policies of at least the same coverage and amounts with an insurer having an equal or superior financial rating and containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that (i) in no event shall City National be required to expend more than 200% per year of coverage of the amount currently expended by Business Bank per year of coverage (which current amount is set forth in Section 6.8(b) of the Business Bank Disclosure Schedule) as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, (ii) if notwithstanding the use of reasonable best efforts to do so, City National is unable to maintain or obtain the insurance called for by this Section 6.8, City National shall obtain as much comparable insurance as available for the Maximum Amount, and (iii) such Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to City National’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of City National as of the date hereof.

(c)        The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9        Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger or the Bank Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, City National.

6.10     Advice of Changes.   Each of City National and Business Bank shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VI to be satisfied.

6.11     No Solicitation.

(a)        None of Business Bank, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Business Bank or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving Business Bank or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Business Bank shall be permitted, prior to the meeting of Business Bank stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to Business Bank than, those contained in the Confidentiality Agreement, to (A) consider and participate in discussions and negotiations with respect to a bona fide Acquisition Proposal received by Business Bank, and (B) withdraw, modify or qualify the Business Bank Recommendation, in each case if and only to the extent that the Board of Directors of Business Bank reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than City National or its Affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Business Bank Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Business Bank or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Business Bank (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than City National or its Affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Business Bank and securities of the entity surviving any merger or business combination including any of Business Bank’s Subsidiaries) of Business Bank, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of Business Bank and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Business Bank or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Business Bank immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Business Bank Common Stock immediately prior to the consummation thereof.

(b)        Business Bank shall notify City National promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Business Bank or any of its Subsidiaries or for access to the properties, books or records of Business Bank or any Subsidiary by any Person or entity that informs the Board of Directors of Business Bank or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to City National shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Business Bank or any Subsidiary, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Business Bank shall keep City National fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Business Bank shall also promptly, and in any event within 24 hours, notify City National, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.11(a).

(c)        Business Bank and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than City National and its Affiliates) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than City National who have been furnished confidential information regarding Business Bank in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Business Bank agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Business Bank or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal. Business Bank shall not take any action to except any Person (other than City National and its Affiliates) from the restrictions of any Takeover Statutes or any similar provisions under the Business Bank Articles and Bylaws, including Sections 9 and 10 of the Business Bank Articles.

(d)        Business Bank shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Business Bank or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Business Bank or its Subsidiaries, at the direction or with the consent of Business Bank or its Subsidiaries, shall be deemed to be a breach of this Section 6.11 by Business Bank.

6.12     Bank Merger.   City National and Business Bank shall take all actions reasonably necessary and appropriate to cause the merger of Nevada Bank with and into City National Bank (the “Bank Merger”), with City National Bank as the surviving institution (the “Surviving Bank”), immediately following the Merger, including by executing and delivering a bank merger agreement in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of Nevada Bank with respect to the Bank Merger reasonably deemed necessary or appropriate by City National.

6.13     Transition.   Commencing following the date hereof, and in all cases subject to applicable law and regulation, Business Bank shall, and shall cause its Subsidiaries to, cooperate with City National and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by City National. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Business Bank and its Subsidiaries in the ordinary course of business, Business Bank shall cause the employees and officers of Business Bank and its Subsidiaries to use their reasonable best efforts to provide support, including support from its outside contractors and vendors, and to assist City National in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by City National. In addition, Business Bank shall cooperate with City National (i) in seeking to amend certain lease arrangements of Business Bank and its Subsidiaries as specified by City National, such amendments to be effective only upon consummation of the Merger, and (ii) to ensure that the tenant improvements of the planned Summerlin branch are completed in consultation with City National and are consistent with the “look and feel” of the City National Bank branches. Business Bank further agrees that (i) it shall not sell its equity interest in Charleston without giving City National at least ten (10) Business Days’ advance written notice of the results of the appraisal of such interest currently being undertaken, in accordance with the terms of the limited liability company agreement of Charleston (a true and complete copy of which agreement has been previously provided to City National), on behalf of Business Bank, and, if City National disagrees with the results of such appraisal, City National may cause a second appraisal to be undertaken at City National’s expense to determine the fair market value of such interest, and the average of such two appraised values will be the fair market value for purposes of such sale, (ii) the terms of any such sale must be consistent with the conditions set forth in Section 7.2(d), and (iii) the sale price will not be less than the unamortized investment by Business Bank in Charleston.

ARTICLE VII

CONDITIONS PRECEDENT

7.1        Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        Stockholder Approval.   This Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of Business Bank Common Stock entitled to vote thereon.

(b)        NYSE Listing.   The shares of City National Common Stock to be issued to the holders of Business Bank Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)        Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)        No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2        Conditions to Obligations of City National.   The obligation of City National to effect the Merger is also subject to the satisfaction, or waiver by City National, at or prior to the Effective Time, of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Business Bank set forth in this Agreement (disregarding for all purposes of this Section 7.2(a) (i) any qualification or exception for, or reference to, materiality in such representations or warranties and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another specific date shall be true and correct as of such date); provided, however, that no representation or warranty of Business Bank contained herein shall be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III has had or would be reasonably likely to have a Material Adverse Effect with respect to Business Bank; provided, further, that the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.24 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a) shall be deemed untrue and incorrect if not true and correct in all respects; and City National shall have received a certificate signed on behalf of Business Bank by the Chief Executive Officer or the Chief Financial Officer of Business Bank to the foregoing effect.

(b)        Performance of Obligations of Business Bank.   Business Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and City National shall have received a certificate signed on behalf of Business Bank by the Chief Executive Officer or the Chief Financial Officer of Business Bank to such effect.

(c)        Regulatory Approvals.   All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such approvals shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)        Matters Relating to Charleston Pavilion LLC.   Business Bank shall have sold all of its equity interest in Charleston Pavilion LLC (“Charleston”) at the fair market value thereof as determined as described in Section 6.13, and Business Bank and its Affiliates and its and their successors shall not have any, and shall have been released from any and all, obligations and liabilities with respect to Charleston (other than under the lease dated as of November 21, 2005 by and between Business Bank, as tenant, and Charleston, as landlord, as amended as of October 31, 2006) and the actions and omissions of Charleston.

(e)        Federal Tax Opinion.   City National shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to City National, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Business Bank and City National, reasonably satisfactory in form and substance to it.

7.3        Conditions to Obligations of Business Bank.   The obligation of Business Bank to effect the Merger is also subject to the satisfaction or waiver by Business Bank at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of City National set forth in this Agreement (disregarding for all purposes of this Section 7.3(a) (i) any qualification or exception for, or reference to, materiality in such representations or warranties and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another specific date shall be true and correct as of such date); provided, however, that no representation or warranty of City National contained herein shall be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III has had or would be reasonably likely to have a Material Adverse Effect with respect to City National; provided, further, that the representations and warranties contained in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.8(a) shall be deemed untrue and incorrect if not true and correct in all respects; and Business Bank shall have received a certificate signed on behalf of City National by the Chief Executive Officer or the Chief Financial Officer of City National to the foregoing effect.

(b)        Performance of Obligations of City National.   City National shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Business Bank shall have received a certificate signed on behalf of City National by the Chief Executive Officer or the Chief Financial Officer of City National to such effect.

(c)        Regulatory Approvals.   All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d)        Federal Tax Opinion.   Business Bank shall have received the opinion of its counsel, Squire, Sanders & Dempsey L.L.P., in form and substance reasonably satisfactory to Business Bank, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Business Bank and City National, reasonably satisfactory in form and substance to it.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1        Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Business Bank:

(a)        by mutual consent of Business Bank and City National in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b)        by either Business Bank or City National if any Governmental Entity that must grant a regulatory approval required in connection with the transactions contemplated hereby has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)        by either Business Bank or City National if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)        by either City National or Business Bank (provided that the terminating party is not then in material breach of this Agreement) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Business Bank, in the case of a termination by City National, or City National, in the case of a termination by Business Bank, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)        by either the Board of Directors of City National or the Board of Directors of Business Bank if Business Bank shall have failed to obtain the requisite affirmative vote in favor of approving and adopting this Agreement from the holders of Business Bank Common Stock entitled to vote thereon at the Business Bank Stockholder Meeting or at any adjournment or postponement thereof; provided that the right of Business Bank to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.3 or 6.11; or

(f)         by City National, if the Board of Directors of Business Bank shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, (ii) in a manner adverse to City National, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors of this Agreement and/or the Merger to Business Bank’s stockholders, or (y) recommended or endorsed any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof or (iii) knowingly breached its obligations under Section 6.3 or 6.11 in any material respect.

8.2        Effect of Termination.   In the event of termination of this Agreement by either Business Bank or City National as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Business Bank, City National, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.8 and 9.9 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Business Bank nor City National shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3        Termination Fee.

(a)        In the event that (A) a Business Bank Pre-Termination Takeover Proposal Event (as hereinafter defined) shall occur after the date of this Agreement, (B) thereafter this Agreement is terminated by City National pursuant to Section 8.1(d) as a result of a willful breach by Business Bank or by City National or Business Bank pursuant to Section 8.1(e), and (C) following any such termination but prior to the date that is twelve (12) months after the date of such termination, Business Bank enters into any acquisition or other similar agreement, including any letter of intent, related to any Acquisition Proposal (each, a “Business Bank Acquisition Agreement”), or consummates an Alternative Transaction, then on the date on which the first of such events occurs, Business Bank shall pay City National a fee equal to $5,000,000 by wire transfer of same day funds.

(b)        In the event that this Agreement is terminated by City National pursuant to Section 8.1(f), then Business Bank shall pay City National a fee equal to $5,000,000 by wire transfer of same day funds on the date of termination.

(c)        For purposes of this Section 8.3, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Alternative Proposal shall have been made to Business Bank or any of its Subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Alternative Proposal (the term Alternative Transaction, as used in the definition of Alternative Proposal for purposes of this Section 8.3, shall have the same meaning set forth in Section 6.11 except that the references to “more than 25%” and “at least 75%” shall be deemed to be references to “50% or more” and “a majority,” respectively).

(d)        Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable under this Section 8.3 shall be 5,000,000.

(e)        Business Bank acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, City National would not enter into this Agreement; accordingly, if Business Bank fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, City National commences a suit which results in a judgment against Business Bank for the fee set forth in this Section 8.3, Business Bank shall pay to City National its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

8.4        Amendment.   Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Business Bank or City National; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Business Bank, there may not be, without further approval of such stockholders, any amendment of this Agreement prohibited by Section 92A.120 of the NRS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5        Extension; Waiver.   At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1        Closing.   On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are first satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of City National, then City National may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2        Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.8 and 6.9.

9.3        Expenses.   All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense.

9.4        Notices.   All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to Business Bank, to:

Business Bank Corporation
6085 West Twain Avenue
Las Vegas, Nevada 89103
Telecopy:
Attention: John Guedry, Chief Executive Officer, and Jason Awad,

Chairman of the Board of Directors

with a copy (which shall not constitute notice) to

Squire, Sanders & Dempsey L.L.P.
40 N. Central Ave., Suite 2700,
Phoenix, Arizona 85004-4498
Telecopy: 602-253-8129
Attention: John M. Welch and Christopher J. Miner

and

(b)        if to City National, to:

City National Corporation
555 S. Flower Street, 18th Floor
Los Angeles, CA 90071
Telecopy: 213-673-9518
Attention: Michael B. Cahill

with a copy (which shall not constitute notice) to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY
Telecopy: 212-403-2000
Attention: Nicholas G. Demmo

9.5        Interpretation.   When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Business Bank Disclosure Schedule and the City National Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6        Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7        Entire Agreement.   This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement (it being agreed that the eighth paragraph of the Confidentiality Agreement shall cease to apply as of the date hereof), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8        Governing Law.   This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the application of the NRS or federal securities laws are mandatory.

9.9        Publicity.   Neither Business Bank nor City National shall, and neither Business Bank nor City National shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of City National, in the case of a proposed announcement or statement by Business Bank, or Business Bank, in the case of a proposed announcement or statement by City National; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.10     Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or Nevada (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any California or Nevada state court located in Los Angeles County or Clark County, respectively), in addition to any other remedy to which they are entitled at law or in equity.

9.11     Assignment; Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Business Bank and City National have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUSINESS BANK CORPORATION
By:	/s/ JOHN GUEDRY
Name: John Guedry
Title: President and Chief Executive Officer
CITY NATIONAL CORPORATION
By:	/s/ MICHAEL B. CAHILL
Name: Michael B. Cahill
Title: Executive Vice President—General Counsel

Signature Page to Agreement and Plan of Merger

Appendix B

October 31, 2006

Board of Directors
Business Bank Corporation
6085 West Twain Avenue
Las Vegas, NV 89103

Members of the Board:

You have requested our opinion that the consideration offered pursuant to the Agreement and Plan of Merger dated as of October 31, 2006, by and among City National Corporation (“City National”) and Business Bank Corporation (“Business Bank”) (the “Agreement”), is fair to the holders of Business Bank common stock (the “Business Bank Common Stock”) from a financial point of view. Under terms of the Agreement, Business Bank will be merged with and into City National (the “Merger”), and Business Bank shareholders may elect to receive cash or stock or a combination of the two. Subject to adjustments related to the final closing price of City National stock and prorated limits on the amounts of total cash and stock to be issued, Business Bank shareholders electing to receive City National common stock are expected to receive 0.9852 shares of City National common stock for each share of Business Bank Common Stock, and shareholders electing to receive only cash would receive $66.50 per share. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement. For the purposes of this Opinion, we have assumed that all parties to the transaction have received all necessary regulatory approvals.

Ryan Beck & Co. (“Ryan Beck”) as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have spoken with members of senior management of both City National and Business Bank to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) City National’s Annual Reports, including audited financial statements, on Form 10-K for the years ended December 31, 2005, 2004 and 2003; (iii) City National’s quarterly earnings release for the quarter ended September 30, 2006 and City National’s quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and March 31, 2006; (iv) Business Bank’s annual reports to shareholders, including audited financial statements, for the years ended December 31, 2005, 2004 and 2003; (v) Business Bank’s quarterly earnings releases for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006; (vi) certain other public and non-public information, primarily financial in nature, related to the respective businesses, earnings, assets and prospects of Business Bank and City National provided to Ryan Beck by management of the respective companies or obtained by Ryan Beck from other sources; (vii) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Business Bank and City National; (viii) the historical stock prices and trading volumes of City National’s common stock; and (ix) the terms of acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to Business Bank. Additionally, we conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate; analyzed the impact of the Merger on City National; considered the future prospects of Business Bank in the event it remained independent; and participated in meetings and telephone conferences with certain members of Business Bank’s and City National’s senior management to discuss Business Bank’s and City National’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies that may arise from the Merger.

B-1

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Business Bank and City National that was publicly available or provided to Ryan Beck by Business Bank and City National. Ryan Beck is not an expert in the evaluation of loan portfolios or the allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Business Bank or City National as of September 30, 2006, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefore) with the management of Business Bank and City National. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Business Bank or City National nor did Ryan Beck review any loan files of Business Bank or City National. Ryan Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Business Bank and City National.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of Business Bank as an independent contractor to determine whether the consideration offered to Business Bank shareholders in the Merger as provided and described in the Agreement is fair, from a financial point of view, as of this date. Ryan Beck will receive a fee for its services, a substantial portion of which is due upon consummation of the Merger.

Prior to this transaction, Ryan Beck did not have an investment banking relationship with Business Bank or City National. Ryan Beck may solicit investment banking business from City National in the future. Ryan Beck does not act as a market maker in the common stock or other securities of Business Bank or City National. In the ordinary course of its business as a broker dealer, however, Ryan Beck may actively trade equity or other securities of Business Bank or City National for its own account and the account of its customers and, accordingly, may at any time hold long or short positions in such securities. Ryan Beck publishes research reports regarding City National. All research reports prepared by Ryan Beck are done solely on the merits or judgment of analysts of Ryan Beck, and members of the Ryan Beck investment banking department do not participate in the preparation of any such research reports.

Our opinion is directed to the Board of Directors of Business Bank and does not constitute a recommendation to any shareholder of Business Bank as to how such shareholder should vote at any shareholder meeting held in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing it is our opinion that, as of this date, the consideration offered to Business Bank shareholders in the Merger, as provided and described in the Agreement, is fair to the holders of Business Bank Common Stock from a financial point of view.

Very truly yours,
/s/ RYAN BECK & CO., INC.
Ryan Beck & Co., Inc.

B-2

Appendix C

Nevada Revised Statutes: Rights of Dissenting Owners

92A.300.   Definitions

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

92A.305.   “Beneficial stockholder” defined

“Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

92A.310.   “Corporate action” defined

“Corporate action” means the action of a domestic corporation.

92A.315.   “Dissenter” defined

“Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

92A.320.   “Fair value” defined

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

92A.325.   “Stockholder” defined

“Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

92A.330.   “Stockholder of record” defined

“Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

92A.335.   “Subject corporation” defined

“Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

92A.340.   Computation of interest

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

92A.350.   Rights of dissenting partner of domestic limited partnership

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

92A.360.   Rights of dissenting member of domestic limited-liability company

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

92A.370.   Rights of dissenting member of domestic nonprofit corporation

1.          Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.          Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

92A.380.   Right of stockholder to dissent from certain corporate actions and to obtain payment for shares

1.          Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)        Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1)        If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2)        If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)        Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c)        Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d)        Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

2.          A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

92A.390.   Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger

1.          There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a)        The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b)        The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1)        Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(i)         The surviving or acquiring entity; or

(ii)       Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2)        A combination of cash and owner’s interests of the kind described in sub-subparagraphs (i) and (ii) of subparagraph (1) of paragraph (b).

2.          There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

92A.400.   Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder

1.          A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.          A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a)        He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b)        He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

92A.410.   Notification of stockholders regarding right of dissent

1.          If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.          If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

92A.420.   Prerequisites to demand for payment for shares

1.          If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a)        Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)        Must not vote his shares in favor of the proposed action.

2.          If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3.          A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

92A.430.   Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents

1.          The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.          The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a)        State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)        Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)        Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)        Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e)        Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

92A.440.   Demand for payment and deposit of certificates; retention of rights of stockholder

1.          A stockholder to whom a dissenter’s notice is sent must:

(a)        Demand payment;

(b)        Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)        Deposit his certificates, if any, in accordance with the terms of the notice.

2.          The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3.          The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

92A.450.   Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder

1.          The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.          The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

92A.460.   Payment for shares: General requirements

1.          Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)        Of the county where the corporation’s registered office is located; or

(b)        At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2.          The payment must be accompanied by:

(a)        The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b)        A statement of the subject corporation’s estimate of the fair value of the shares;

(c)        An explanation of how the interest was calculated;

(d)        A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e)        A copy of NRS 92A.300 to 92A.500, inclusive.

92A.470.   Payment for shares: Shares acquired on or after date of dissenter’s notice

1.          A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.          To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

92A.480.   Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate

1.          A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.          A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or Soffered payment for his shares.

92A.490.   Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter

1.          If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.          A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3.          The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.          The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.          Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)        For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)        For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

92A.500.   Legal proceeding to determine fair value: Assessment of costs and fees

1.          The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.          The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)        Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)        Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.          In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.          This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

Appendix D

FORM OF VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of October 31, 2006 (this “Agreement”), by and between City National Corporation, a Delaware corporation (“City National”), and [                           ], solely in his individual capacity as the beneficial owner of Shares (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, Business Bank Corporation, a Nevada corporation (“Business Bank”), and City National are, immediately after the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which Business Bank will merge with and into City National (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholder is [an officer and] a director of Business Bank and is the beneficial owner of the shares of Business Bank Common Stock listed on Schedule A hereto (the “Existing Shares” and, together with any shares of Business Bank Common Stock or other voting capital stock of Business Bank acquired by the Stockholder after the date hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1        Agreement to Vote.   The Stockholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Business Bank Stockholder Meeting or any other meeting of the stockholders of Business Bank, however called, or in connection with any written consent of the stockholders of Business Bank, relating to any proposed action by the stockholders of Business Bank with respect to the matters set forth in Section 1.1(b) below, the Stockholder shall:

(a)        appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b)        vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares owned by the Stockholder, and any other voting securities of Business Bank (whenever acquired), that are owned beneficially or of record by the Stockholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of Business Bank’s stockholders requested in furtherance thereof and (ii) against any action or agreement submitted for approval of the stockholders of Business Bank that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Business Bank contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against any Alternative Transaction and any action, agreement or transaction submitted for approval to the stockholders of Business Bank that the Stockholder is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement; provided, however, that the parties acknowledge that this Agreement is entered into by the Stockholder solely in his capacity as beneficial owner of the Shares and that nothing in this Agreement, including without limitation Section 3.4, shall prevent the Stockholder from discharging his fiduciary duties as a director of Business Bank.

1.2        Proxy.   The Stockholder hereby (a) revokes any and all previous proxies granted with respect to the Existing Shares and (b) grants to City National a proxy to vote the Shares owned beneficially and of record by the Stockholder as indicated in Section 1.1 above (which proxy shall be limited to the matters set forth in Section 1.1). The Stockholder intends that such proxy will be irrevocable and coupled with an interest and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1        Representations and Warranties of the Stockholder.   The Stockholder hereby represents and warrants to City National as follows:

(a)        Authorization; Validity of Agreement; Necessary Action.   This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of City National, constitutes a valid and binding obligation of the Stockholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b)        Ownership.   As of the date hereof, the number of shares of Business Bank Common Stock beneficially owned by the Stockholder is listed on Schedule A hereof. The Existing Shares listed on Schedule A hereof are, and any additional shares of Business Bank Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Stockholder. As of the date hereof, the Existing Shares listed on Schedule A hereof constitute all of the shares of Business Bank Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Stockholder or any of the Stockholder’s affiliates. The Stockholder has and, except with respect to Existing Shares transferred in accordance with Section 3.1 hereof, will have at all times through the Effective Time, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Article III hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good title to the Existing Shares listed on Schedule A hereof, free and clear of any Liens and, except with respect to Existing Shares transferred in accordance with Section 3.1 hereof, the Stockholder will have good title to such Existing Shares and any additional shares of Business Bank Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c)        No Violation.   The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his obligations under this Agreement will not, (i) to his knowledge, conflict with or violate any law, ordinance or regulation of any Governmental or Regulatory Authority applicable to the Stockholder or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the

Stockholder or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1        Restrictions on Transfer.   The Stockholder hereby agrees, while this Agreement is in effect, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”), or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Business Bank or any other person with respect to the Shares or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Business Bank Common Stock or rights to acquire Business Bank Common Stock acquired beneficially or of record by the Stockholder after the date hereof, or any interest therein.

3.2        Stock Dividends, Etc.   In case of a stock dividend or distribution, or any change in Business Bank Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

3.3        Advice of Changes.   The Stockholder agrees, while this Agreement is in effect, to notify City National promptly in writing of (a) the number of any additional shares of Business Bank Common Stock or other securities of Business Bank acquired by the Stockholder, if any, after the date hereof and (b) with respect to the subject matter contemplated by Section 3.4, any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Stockholder.

3.4        Non-Solicitation.   The Stockholder agrees, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal to acquire, whether through a purchase, merger or other transaction, the Shares or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any proposal to acquire the Shares, or otherwise facilitate any efforts or attempt to make or implement any proposal to acquire the Shares, whether through a purchase, merger or other transaction.

3.5        No Inconsistent Agreements.   The Stockholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder.

3.6        No Inconsistent Actions.   The Stockholder agrees, while this Agreement is in effect, not to (a) take, agree or commit to take any action that would make any representation and warranty of the Stockholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (b) agree or commit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

ARTICLE IV

MISCELLANEOUS

4.1        Termination.   This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date and time of termination of the Merger Agreement by either or both of City National and Business Bank in accordance with Section 8.1 of the Merger Agreement, other than a termination by City National pursuant to Section 8.1(d) or 8.1(f) of the Merger Agreement or a termination by either City National or Business Bank pursuant to Section 8.1(e) of the Merger Agreement, and (c) one year from the date of termination of the Merger Agreement by either or both of City National and Business Bank in accordance with Section 8.1 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

4.2        Further Assurances.   From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3        No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in City National any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and City National shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Business Bank or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

4.4        Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to City National to:
City National Corporation
555 S. Flower Street, 18th Floor
Los Angeles, CA 90071
Telecopy: 213-673-9518
Attention: General Counsel
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY
Telecopy: 212-403-2000
Attention: Nicholas G. Demmo
(b) if to the Stockholder to the address listed next to his name on Schedule A hereto.

4.5        Interpretation.   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge of the Stockholder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6        Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.7        Entire Agreement.   This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.8        Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

4.9        Amendment.   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.10     Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.11     Severability.   Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.12     Assignment; Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

CITY NATIONAL CORPORATION
By:
Name:
Title:

Signature Page for Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Stockholder has executed this Agreement as of the date first written above. Schedule A of this Agreement, which contains details of the number of Shares owned beneficially and of record by the Stockholder and the Stockholder’s address for notices, is hereby incorporated in this signature page by reference.

By:
Name:
Title:

SCHEDULE A

Number of Shares owned	Directly:	[__________]

beneficially and of record:	Indirectly:	[__________]

Shares subject
to Business
	Bank Options:	[__________]

Address for notices:

Fax:
with a copy to:

Fax:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes City National Corporation to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The City National Corporation Bylaws provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, the City National Corporation Certificate of Incorporation provides that City National Corporation will eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law, and City National Corporation has entered into indemnification agreements with certain of its directors and officers providing for additional indemnification.

City National Corporation has policies of directors’ and officers’ liability insurance which insure directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

Item 21.                 Exhibits and Financial Statement Schedules.

(a)           Exhibits.  The following is a list of Exhibits to this Registration Statement

Exhibit No.	Description
2(a)

Agreement and Plan of Merger, dated as of October 31, 2006, by and between Business Bank Corporation and City National Corporation (included in Part I as Appendix A to the document included in this Registration Statement)

3(a)	Restated Certificate of Incorporation (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).
3(b)

Form of Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

3(c)	Bylaws, as amended to date (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).
4(a)	Specimen Common Stock Certificate for Registrant (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).
4(b)

Rights Agreement dated as of February 26, 1997 between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

5(a)	Opinion of Wachtell, Lipton, Rosen & Katz, as to the validity of the shares of City National common stock
8(a)	Opinion of Squire, Sanders & Dempsey, L.L.P. as to tax matters
8(b)	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters
23(a)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5(a) to this Registration Statement)
23(b)	Consent of KPMG LLP
23(c)	Consent of Squire, Sanders & Dempsey, L.L.P. (included in Exhibit 8(a) to this Registration Statement)
23(d)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b) to this Registration Statement)
99(a)	Notice of Special Meeting of Stockholders of Business Bank Corporation (included in the document included in this Registration Statement)
99(b)	Form of Proxy Card for Special Meeting of Stockholders of Business Bank Corporation
99(c)	Consent of Ryan Beck & Co., L.P.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)        That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)        That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)        To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, City National Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on January 3, 2007.

CITY NATIONAL CORPORATION
By:	/s/ RUSSELL D. GOLDSMITH
Name: Russell D. Goldsmith
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 3, 2007.

Signature	Title
* BRAM GOLDSMITH	Chairman of the Board of Directors
Bram Goldsmith
/s/ RUSSELL D. GOLDSMITH	Chief Executive Officer, President and Director
Russell D. Goldsmith	(Principal Executive Officer)
/s/ CHRISTOPHER J. CAREY	Executive Vice President and Chief Financial Officer
Christopher J. Carey	(Principal Financial Officer)
/s/ NANCY GILSON	Controller (Principal Accounting Officer)
Nancy Gilson
* RICHARD L. BLOCH	Director
Richard L. Bloch
* KENNETH L. COLEMAN	Director
Kenneth L. Coleman
* LINDA GRIEGO	Director
Linda Griego
* MICHAEL L. MEYER	Director
Michael L. Meyer

* RONALD L. OLSON	Director
Ronald L. Olson
* PETER M. THOMAS	Director
Peter M. Thomas
* CHRISTOPHER J. WARMUTH	Director
Christopher J. Warmuth
* KENNETH ZIFFREN	Director
Kenneth Ziffren

By:	/s/ MICHAEL B. CAHILL
Michael B. Cahill, attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2(a)

Agreement and Plan of Merger, dated as of October 31, 2006, by and between Business Bank Corporation and City National Corporation (included in Part I as Appendix A to the document included in this Registration Statement)

3(a)	Restated Certificate of Incorporation (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).
3(b)

Form of Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

3(c)	Bylaws, as amended to date (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).
4(a)	Specimen Common Stock Certificate for Registrant (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).
4(b)

Rights Agreement dated as of February 26, 1997 between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent (This Exhibit is incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

5(a)	Opinion of Wachtell, Lipton, Rosen & Katz, as to the validity of the shares of City National common stock
8(a)	Opinion of Squire, Sanders & Dempsey, L.L.P as to tax matters
8(b)	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters
23(a)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5(a) to this Registration Statement)
23(b)	Consent of KPMG LLP
23(c)	Consent of Squire, Sanders & Dempsey, L.L.P. (included in Exhibit 8(a) to this Registration Statement)
23(d)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b) to this Registration Statement)
99(a)	Notice of Special Meeting of Stockholders of Business Bank Corporation (included in the document included in this Registration Statement)
99(b)	Form of Proxy Card for Special Meeting of Stockholders of Business Bank Corporation
99(c)	Consent of Ryan Beck & Co., L.P.